UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CARNIVAL CORPORATION

CARNIVAL plc

(Name of Registrants as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2013 ANNUAL MEETINGS OF SHAREHOLDERS AND PROXY STATEMENT

Meeting Date:

Wednesday, April 17, 2013

At 3:00 p.m. (BST)

Meeting Place:

Royal Academy of Engineering

Prince Philip House

3 Carlton House Terrace

London SW1Y 5DG

United Kingdom

February 21, 2013

MICKY ARISON

Chairman of the Boards

Chief Executive Officer

To our Shareholders:

It is my pleasure to invite you to attend our joint annual meetings of shareholders at the Royal Academy of Engineering, Prince Philip House, 3 Carlton House Terrace, London SW1Y 5DG, United Kingdom on Wednesday, April 17, 2013. The meetings will commence at 3:00 p.m. (BST), and although there are technically two separate meetings (the Carnival plc meeting will begin first), shareholders of Carnival Corporation may attend the Carnival plc meeting and vice-versa. We plan to continue to rotate the location of the annual meetings between the United Kingdom and the United States each year in order to accommodate shareholders on both sides of the Atlantic.

We are also pleased to offer an audio webcast of the annual meetings at www.carnivalcorp.com or www.carnivalplc.com.

Details regarding the matters to be voted on are contained in the attached notices of annual meetings of shareholders and proxy statement. Because of the DLC arrangement, all voting will take place on a poll (or ballot).

Your vote is important. We encourage you to vote by proxy, even if you plan to attend the meeting.

The boards of directors consider voting in favor of Proposals 1 through 19 to be in the best interests of Carnival Corporation & plc. Accordingly, the boards of directors unanimously recommend that you cast your vote “FOR” Proposals 1 through 19.

Thank you for your ongoing interest in, and continued support of, Carnival Corporation & plc.

Sincerely,

Micky Arison

NOTICE OF ANNUAL MEETING OF CARNIVAL CORPORATION SHAREHOLDERS	1

NOTICE OF ANNUAL GENERAL MEETING OF CARNIVAL PLC SHAREHOLDERS	4

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETINGS	10

QUESTIONS SPECIFIC TO SHAREHOLDERS OF CARNIVAL CORPORATION	15

QUESTIONS SPECIFIC TO SHAREHOLDERS OF CARNIVAL PLC	18

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	23

PROPOSALS 1-11 RE-ELECTION OF DIRECTORS	24

PROPOSALS 12 & 13 RE-APPOINTMENT AND REMUNERATION OF INDEPENDENT AUDITORS FOR CARNIVAL PLC AND RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR CARNIVAL CORPORATION	27

PROPOSAL 14 RECEIPT OF ACCOUNTS AND REPORTS OF CARNIVAL PLC	27

PROPOSAL 15 AN ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION	28

PROPOSAL 16 APPROVAL OF DIRECTORS’ REMUNERATION REPORT	29

PROPOSALS 17 & 18 APPROVAL OF THE GRANT OF AUTHORITY TO ALLOT NEW CARNIVAL PLC SHARES AND THE DISAPPLICATION OF PRE-EMPTION RIGHTS APPLICABLE TO THE ALLOTMENT OF NEW CARNIVAL PLC SHARES	29

PROPOSAL 19 GENERAL AUTHORITY TO BUY BACK CARNIVAL PLC ORDINARY SHARES	31

BOARD STRUCTURE AND COMMITTEE MEETINGS	33

DIRECTOR COMPENSATION	40

COMPENSATION DISCUSSION AND ANALYSIS and CARNIVAL PLC DIRECTORS’ REMUNERATION REPORT—PART I	43

REPORT OF THE COMPENSATION COMMITTEES	61

EXECUTIVE COMPENSATION	62

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM	76

REPORT OF THE AUDIT COMMITTEES	77

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	78

Annex A Carnival plc Directors’ Report
Annex B Carnival plc Directors’ Remuneration Report—Part II
Annex C Carnival plc Corporate Governance Report

3655 N.W. 87th Avenue

Miami, Florida 33178

NOTICE OF ANNUAL MEETING OF CARNIVAL CORPORATION SHAREHOLDERS

DATE	Wednesday, April 17, 2013

TIME	3:00 p.m. (BST), being 10:00 a.m. (EDT)

The Carnival Corporation annual meeting will start directly following the annual general meeting of Carnival plc.

PLACE	Royal Academy of Engineering

Prince Philip House

3 Carlton House Terrace

London SW1Y 5DG

United Kingdom

WEBCAST	www.carnivalcorp.com or www.carnivalplc.com

ITEMS OF BUSINESS	1.	To re-elect Micky Arison as a director of Carnival Corporation and as a director of Carnival plc.

2.	To re-elect Sir Jonathon Band as a director of Carnival Corporation and as a director of Carnival plc.

3.	To re-elect Arnold W. Donald as a director of Carnival Corporation and as a director of Carnival plc.

4.	To re-elect Pier Luigi Foschi as a director of Carnival Corporation and as a director of Carnival plc.

5.	To re-elect Howard S. Frank as a director of Carnival Corporation and as a director of Carnival plc.

6.	To re-elect Richard J. Glasier as a director of Carnival Corporation and as a director of Carnival plc.

7.	To re-elect Debra Kelly-Ennis as a director of Carnival Corporation and as a director of Carnival plc.

8.	To re-elect Sir John Parker as a director of Carnival Corporation and as a director of Carnival plc.

9.	To re-elect Stuart Subotnick as a director of Carnival Corporation and as a director of Carnival plc.

10.	To re-elect Laura Weil as a director of Carnival Corporation and as a director of Carnival plc.

11.	To re-elect Randall J. Weisenburger as a director of Carnival Corporation and as a director of Carnival plc.

12.

To re-appoint the UK firm of PricewaterhouseCoopers LLP as independent auditors for Carnival plc and to ratify the selection of the U.S. firm of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for Carnival Corporation;

13.	To authorize the Audit Committee of Carnival plc to agree the remuneration of the independent auditors of Carnival plc;

14.	To receive the UK accounts and reports of the directors and auditors of Carnival plc for the year ended November 30, 2012 (in accordance with legal requirements applicable to UK companies);

15.	To approve the fiscal 2012 compensation of the named executive officers of Carnival Corporation & plc (in accordance with legal requirements applicable to U.S. companies);

16.	To approve the Carnival plc Directors’ Remuneration Report for the year ended November 30, 2012 (in accordance with legal requirements applicable to UK companies);

17.	To approve the giving of authority for the allotment of new shares by Carnival plc (in accordance with customary practice for UK companies);

18.	To approve the disapplication of pre-emption rights in relation to the allotment of new shares by Carnival plc (in accordance with customary practice for UK companies);

19.

To approve a general authority for Carnival plc to buy back Carnival plc ordinary shares in the open market (in accordance with legal requirements applicable to UK companies desiring to implement share buy back programs); and

20.	To transact such other business as may properly come before the meeting.

RECORD DATE	You are entitled to vote your Carnival Corporation shares if you were a shareholder at the close of business on February 19, 2013.

MEETING ADMISSION

Attendance at the meeting is limited to shareholders. Each Carnival Corporation shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding shares in brokerage accounts (“under a street name”) will need to bring a copy of a brokerage statement reflecting share ownership as of the record date. Due to security measures, all bags will be subject to search, and all persons who attend the meeting will be subject to a metal detector and/or a hand wand search. We will be unable to admit anyone who does not comply with these security procedures.

VOTING BY PROXY

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions, please refer to the Questions and Answers beginning on page 10 of this proxy statement and the instructions on your proxy card.

On behalf of the Board of Directors

ARNALDO PEREZ

Senior Vice President,

General Counsel & Secretary

Carnival Corporation is continuing to take advantage of U.S. Securities and Exchange Commission (“SEC”) rules that allow it to deliver proxy materials over the Internet. Under these rules, Carnival Corporation is sending its shareholders a one-page notice regarding the Internet availability of proxy materials instead of a full set of proxy materials, unless they previously requested to receive printed copies. If you receive this one-page notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, this notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of the proxy materials. All Carnival Corporation shareholders are urged to follow the instructions in the notice and submit their proxy promptly. If you receive a printed copy of the proxy materials, the accompanying envelope for return of the proxy card requires no postage. Any shareholder attending the meeting in London, United Kingdom may personally vote on all matters that are considered, in which event the previously submitted proxy will be revoked.

Notice and electronic delivery of this proxy statement and accompanying proxy card are being provided on or about March 7, 2013.

THIS NOTICE OF ANNUAL GENERAL MEETING IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO ANY ASPECT OF THE PROPOSALS REFERRED TO IN THIS DOCUMENT OR AS TO THE ACTION YOU SHOULD TAKE, YOU SHOULD IMMEDIATELY CONSULT YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER AUTHORIZED UNDER THE UK FINANCIAL SERVICES AND MARKETS ACT 2000.

IF YOU HAVE SOLD OR OTHERWISE TRANSFERRED ALL YOUR SHARES IN CARNIVAL PLC, PLEASE SEND THIS DOCUMENT AND THE ACCOMPANYING DOCUMENTS TO THE PURCHASER OR TRANSFEREE OR TO THE STOCKBROKER, BANK OR OTHER AGENT THROUGH WHOM THE SALE OR TRANSFER WAS EFFECTED FOR TRANSMISSION TO THE PURCHASER OR TRANSFEREE.

(incorporated and registered in England and Wales under number 4039524)

Carnival House

5 Gainsford Street

London SE1 2NE

United Kingdom

NOTICE OF ANNUAL GENERAL MEETING OF CARNIVAL PLC SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an ANNUAL GENERAL MEETING of Carnival plc will be held at the Royal Academy of Engineering, Prince Philip House, 3 Carlton House Terrace, London SW1Y 5DG , United Kingdom on Wednesday, April 17, 2013 at 3:00 p.m. (BST), being 10:00 a.m. (EDT), for the purpose of considering and, if thought fit, passing the resolutions described below:

•

Proposals 1 through 17 will be proposed as ordinary resolutions. For ordinary resolutions, the required majority is more than 50% of the combined votes cast at this meeting and Carnival Corporation’s annual meeting.

•

Proposals 18 and 19 will be proposed as special resolutions. For special resolutions, the required majority is not less than 75% of the combined votes cast at this meeting and Carnival Corporation’s annual meeting.

Election or re-election of directors

1.	To re-elect Micky Arison as a director of Carnival Corporation and as a director of Carnival plc.

2.	To re-elect Sir Jonathon Band as a director of Carnival Corporation and as a director of Carnival plc.

3.	To re-elect Arnold W. Donald as a director of Carnival Corporation and as a director of Carnival plc.

4.	To re-elect Pier Luigi Foschi as a director of Carnival Corporation and as a director of Carnival plc.

5.	To re-elect Howard S. Frank as a director of Carnival Corporation and as a director of Carnival plc.

6.	To re-elect Richard J. Glasier as a director of Carnival Corporation and as a director of Carnival plc.

7.	To re-elect Debra Kelly-Ennis as a director of Carnival Corporation and as a director of Carnival plc.

8.	To re-elect Sir John Parker as a director of Carnival Corporation and as a director of Carnival plc.

9.	To re-elect Stuart Subotnick as a director of Carnival Corporation and as a director of Carnival plc.

10.	To re-elect Laura Weil as a director of Carnival Corporation and as a director of Carnival plc.

11.	To re-elect Randall J. Weisenburger as a director of Carnival Corporation and as a director of Carnival plc.

Re-appointment and remuneration of Carnival plc auditors and ratification of Carnival Corporation auditors

12.

To re-appoint the UK firm of PricewaterhouseCoopers LLP as independent auditors of Carnival plc and to ratify the selection of the U.S. firm of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm of Carnival Corporation.

13.	To authorize the Audit Committee of the board of directors of Carnival plc to agree the remuneration of the independent auditors of Carnival plc.

Accounts and Reports

14.	To receive the UK accounts and the reports of the directors and auditors of Carnival plc for the year ended November 30, 2012.

Executive Compensation

15.	To approve the fiscal 2012 compensation of the named executive officers of Carnival Corporation & plc (in accordance with legal requirements applicable to U.S. companies).

Directors’ Remuneration Report

16.	To approve the Carnival plc Directors’ Remuneration Report as set out in the annual report for the year ended November 30, 2012.

Allotment of shares

17.	THAT the directors of Carnival plc be and they are hereby authorized to allot shares in Carnival plc and to grant rights to subscribe for or convert any security into shares in Carnival plc:

(a)	up to a nominal amount of $119,222,153 (such amount to be reduced by the nominal amount allotted or granted under paragraph (b) below in excess of such sum); and

(b)	up to a nominal amount of $238,444,307 (such amount to be reduced by any allotments or grants made under paragraph (a) above) in connection with an offer by way of a rights issue:

(i)	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

(ii)	to holders of other equity securities as required by the rights of those securities or as the directors of Carnival plc otherwise consider necessary,

and so that the directors of Carnival plc may impose any limits or restrictions and make any arrangements which they consider necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter, such authorities to apply until the end of next year’s Carnival plc annual general meeting (or, if earlier, until the close of business on July 16, 2014) but, in each case, during this period Carnival plc may make offers and enter into agreements which would, or might, require shares to be allotted or rights to subscribe for or convert securities into shares to be granted after the authority ends and the directors of Carnival plc may allot shares or grant rights to subscribe for or convert securities into shares under any such offer or agreement as if the authority had not ended.

Disapplication of pre-emption rights

18.

THAT, subject to Proposal 17 passing, the directors of Carnival plc be given power to allot equity securities (as defined in the Companies Act 2006) for cash under the authority given by that resolution and/or to sell ordinary shares held by Carnival plc as treasury shares for cash as if section 561 of the Companies Act 2006 did not apply to any such allotment or sale, such power to be limited:

(a)

to the allotment of equity securities and sale of treasury shares for cash in connection with an offer of, or invitation to apply for, equity securities (but in the case of the authority granted under paragraph (b) of Proposal 17, by way of a rights issue only):

(i)	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

(ii)	to holders of other equity securities, as required by the rights of those securities, or as the directors of Carnival plc otherwise consider necessary,

and so that the directors of Carnival plc may impose any limits or restrictions and make any arrangements which they consider necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter; and

(b)

in the case of the authority granted under paragraph (a) of Proposal 17 and/or in the case of any sale of treasury shares for cash, to the allotment (otherwise than under paragraph (a) above) of equity securities or sale of treasury shares up to a nominal amount of $17,883,323, such power to apply until the end of next year’s annual general meeting (or, if earlier, until the close of business on July 16, 2014) but, in each case, during this period Carnival plc may make offers, and enter into agreements, which would, or might, require equity securities to be allotted (and treasury shares to be sold) after the power ends and the directors of Carnival plc may allot equity securities (and sell treasury shares) under any such offer or agreement as if the power had not ended.

General authority to buy back Carnival plc ordinary shares

19.

THAT Carnival plc be and is generally and unconditionally authorized to make market purchases (within the meaning of Section 693(4) of the UK Companies Act 2006 (the “Companies Act 2006”)) of ordinary shares of $1.66 each in the capital of Carnival plc provided that:

(a)	the maximum number of ordinary shares authorized to be acquired is 21,546,172;

(b)	the minimum price (exclusive of expenses) which may be paid for an ordinary share is $1.66;

(c)

the maximum price which may be paid for an ordinary share is an amount (exclusive of expenses) equal to the higher of (1) 105% of the average middle market quotation for an ordinary share, as derived from the London Stock Exchange Daily Official List, for the five business days immediately preceding the day on which such ordinary share is contracted to be purchased and (2) the higher of the last independent trade and the highest current independent bid on the London Stock Exchange at the time the purchase is carried out; and

(d)

unless previously revoked or renewed, this authority shall expire on the earlier of (i) the conclusion of the annual general meeting of Carnival plc to be held in 2014 and (ii) 18 months from the date of this resolution (except in relation to the purchase of ordinary shares, the contract of which was entered into before the expiry of such authority).

By Order of the Board	Registered Office:

Carnival House 5 Gainsford Street London SE1 2NE United Kingdom
Arnaldo Perez Company Secretary February 21, 2013

Voting Arrangements for Carnival plc Shareholders

Carnival plc shareholders can vote in either of two ways:

•	by attending the meeting and voting in person or, in the case of corporate shareholders, by corporate representatives; or

•	by appointing a proxy to attend and vote on their behalf, using the proxy form enclosed with this notice of annual general meeting.

Voting in person

If you come to the annual general meeting, please bring the attendance card (attached to the enclosed proxy form) with you. This will mean you can register more quickly.

In order to attend and vote at the annual general meeting, a corporate shareholder may appoint one or more individuals to act as its representative. The appointment must comply with the requirements of Section 323 of the Companies Act 2006. Each representative should bring evidence of their appointment, including any authority under which it is signed, to the meeting. If you are a corporation and are considering appointing a corporate representative to represent you and vote your shareholding in Carnival plc at the annual general meeting you are strongly encouraged to pre-register your corporate representative to make registration on the day of the meeting more efficient. In order to pre-register, please fax your Letter of Representation to Carnival plc’s registrars, Equiniti Limited, on 01903 833168 from within the United Kingdom or +44 1903 833168 from elsewhere. Please note that this fax facility should be used only for pre-registration of corporate representatives and not for any other purpose.

Voting by proxy

A shareholder entitled to attend and vote at the meeting is entitled to appoint one or more proxies to exercise all or any of their rights to attend, speak and vote in his or her stead. A proxy need not be a shareholder of Carnival plc. A shareholder who appoints more than one proxy must appoint each proxy to exercise the votes attaching to specified shares held by that shareholder. A person who is nominated to enjoy information rights in accordance with Section 146 of the Companies Act 2006, but is not a shareholder, is not entitled to appoint a proxy.

If you are a person nominated to enjoy information rights in accordance with Section 146 of the Companies Act 2006 you may have a right under an agreement between you and the member by whom you were nominated to be appointed, or to have someone else appointed, as a proxy for the meeting. If you have no such right, or you have such a right but do not wish to exercise it, you may have a right under such an agreement to give instructions to the member as to the exercise of voting rights.

To be effective, a duly completed proxy form and the authority (if any) under which it is signed, or a notarially certified copy of such authority, must be deposited (whether delivered personally or by post) at the offices of Carnival plc’s registrars, Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, United Kingdom as soon as possible and in any event no later than 3:00 p.m. (BST) on April 15, 2013. Alternatively, a proxy vote may be submitted via the internet in accordance with the instructions set out on the proxy form.

In the case of joint registered holders, the signature of one holder on a proxy card will be accepted and the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which names stand on the register of shareholders of Carnival plc in respect of the relevant joint holding.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instructions, as described in the CREST Manual, which can be viewed at www.euroclear.com/CREST. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by the issuer’s agent (ID RA19) by the latest time(s) for receipt of proxy appointments specified in the notice of meeting. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Carnival plc may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

Shareholders who are entitled to vote

Carnival plc, pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, specifies that only those shareholders registered in the register of members of Carnival plc at 6:00 p.m. (BST) on April 15, 2013 shall be entitled to attend or vote at the meeting in respect of the number of shares registered in their name at that time. Changes to the entries on the register of members after 6:00 p.m. (BST) on April 15, 2013 shall be disregarded in determining the rights of any person to attend or vote at the meeting.

Any shareholder attending the meeting has the right to ask questions. Carnival plc must cause to be answered any such question relating to the business being dealt with at the meeting but no such answer need be given if (a) to do so would interfere unduly with the preparation for the meeting or involve the disclosure of confidential information, (b) the answer has already been given on a website in the form of an answer to a question, or (c) it is undesirable in the interests of Carnival plc or the good order of the meeting that the question be answered.

Documents available for inspection

Copies of all service agreements (including letters of appointment) between each director and Carnival plc will be available for inspection during normal business hours on any weekday (public holidays excluded) at the registered office of Carnival plc from the date of this notice until and including the date of the meeting and at the place of the meeting for at least 15 minutes prior to and during the meeting.

*    *    *

There are 19 Proposals that require shareholder approval at the annual meeting this year. The directors unanimously recommend that you vote in favor of Proposals 1 through 19 (inclusive) and encourage you to submit your vote using one of the voting methods described herein. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting in person should you so choose.

Website materials

This proxy statement and other information required by Section 311A of the Companies Act 2006 have been posted on our website at www.carnivalcorp.com and www.carnivalplc.com.

Under Section 527 of the Companies Act 2006, shareholders meeting the threshold requirements set out in that section have the right to require Carnival plc to publish on a website a statement setting out any matter relating to: (i) the audit of Carnival plc’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the annual general meeting; or (ii) any circumstance connected with an auditor of Carnival plc ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with Section 437 of the Companies Act 2006. Carnival plc may not require the shareholders requesting any such website publication to pay its expenses in complying with Sections 527 or 528 of the Companies Act 2006. Where Carnival plc is required to place a statement on a website under Section 527 of the Companies Act, it must forward the statement to Carnival plc’s auditor not later than the time when it makes the statement available on the website. The business which may be dealt with at the annual general meeting includes any statement that Carnival plc has been required under Section 527 of the Companies Act 2006 to publish on a website.

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETINGS

Q:	Why am I receiving these materials?

A:

The board of directors of each of Carnival Corporation and Carnival plc (together, “Carnival Corporation & plc,” “we,” “our” or “us”) is providing these proxy materials to you in connection with our joint annual meetings of shareholders on Wednesday, April 17, 2013. The annual meetings will be held at the Royal Academy of Engineering, Prince Philip House, 3 Carlton House Terrace, London SW1Y 5DG, United Kingdom. The meetings will commence at 3:00 p.m. (BST), and although technically two separate meetings (the Carnival plc meeting will begin first), shareholders of Carnival Corporation may attend the Carnival plc meeting and vice-versa.

Q:	What information is contained in these materials?

A:

The information included in this proxy statement relates to the proposals to be voted on at the meetings, the voting process, the compensation of directors and certain executive officers and certain other information required by SEC rules applicable to both companies. We have attached as Annexes A, B and C to this proxy statement information that Carnival plc is required to provide to its shareholders under applicable UK rules.

Q:	What proposals will be voted on at each of the meetings?

A:	The proposals to be voted on at each of the meetings are set out in the notices of meetings starting on pages 1 and 4 of this proxy statement.

Q:	What is the voting recommendation of the boards of directors?

A:	Your boards of directors recommend that you vote your shares “FOR” Proposals 1 through 19.
Q:	How does the dual listed company (“DLC”) arrangement affect my voting rights?

A:

On most matters that affect all of the shareholders of Carnival Corporation and Carnival plc, the shareholders of both companies effectively vote together as a single decision-making body. These matters are called “joint electorate actions.” Combined voting is accomplished through the special voting shares that have been issued by each company. Certain matters specified in the organizational documents of Carnival Corporation and Carnival plc where the interests of the two shareholder bodies may diverge are called “class rights actions.” These class rights actions are voted on separately by the shareholders of each company. If either group of shareholders does not approve a class rights action, that action generally cannot be taken by either company. All of the proposals to be voted on at these annual meetings are joint electorate actions, and there are no class rights actions.

Q:	Generally, what actions are joint electorate actions?

A:

Any resolution to approve an action other than a class rights action or a procedural resolution (described below) is designated as a joint electorate action. The actions designated as joint electorate actions include:

•	the appointment, removal, election or re-election of any director of either or both companies;

•	if required by law, the receipt or adoption of the annual accounts of both companies;

•	the appointment or removal of the independent auditors of either company;

•	a change of name by either or both companies; or

•	the implementation of a mandatory exchange of Carnival plc shares for Carnival Corporation shares based on a change in tax laws, rules or regulations.

The relative voting rights of Carnival plc shares and Carnival Corporation shares are equalized based on a ratio which we refer to as the “equalization ratio.” Based on the current equalization ratio of 1:1, each Carnival Corporation share has the same voting rights as one Carnival plc share on joint electorate actions.

Q:	How are joint electorate actions voted on?

A:	Joint electorate actions are voted on as follows:

•

Carnival plc shareholders vote at the annual general meeting of Carnival plc (whether in person or by proxy). Voting is on a poll (or ballot), which remains open for sufficient time to allow the vote at the Carnival Corporation meeting to be held and reflected in the Carnival plc meeting through the mechanism of the special voting share. An equivalent vote is cast at the subsequent Carnival Corporation meeting on each of the corresponding resolutions through a special voting share issued by Carnival Corporation; and

•

Carnival Corporation shareholders vote at the Carnival Corporation annual meeting (whether in person or by proxy). Voting is by ballot (or on a poll), which remains open for sufficient time to allow the vote at the Carnival plc meeting to be held and reflected in the Carnival Corporation meeting through the mechanism of the special voting share. An equivalent vote is cast on the corresponding resolutions at the Carnival plc meeting through a special voting share issued by Carnival plc.

A joint electorate action is approved if it is approved by:

•

a simple majority of the votes cast in the case of an ordinary resolution (or not less than 75% of the votes cast in the case of a special resolution, if required by applicable law and regulations or Carnival plc’s articles) by the holders of Carnival plc’s shares and the holder of the Carnival plc special voting share as a single class at a meeting at which a quorum was present and acting;

•

a simple majority of the votes cast (or other majority if required by applicable law and regulations or the Carnival Corporation articles and by-laws) by the holders of Carnival Corporation shares and the holder of the Carnival Corporation special voting share, voting as a single class at a meeting which a quorum was present and acting; and

•

a minimum of one-third of the total votes available to be voted by the combined shareholders must be cast on each resolution for it to be effective. Formal abstentions (or votes withheld) by a shareholder on a resolution will be counted as having been “cast” for this purpose.

Q:	How are the directors of each company re-elected?

A:

Resolutions relating to the re-election of directors are considered as joint electorate actions. No person may be a member of the board of directors of Carnival Corporation or Carnival plc without also being a member of the board of directors of the other company. There are 11 nominees for re-election to the board of directors of each company this year. Each nominee currently serves as a director of Carnival Corporation and Carnival plc. All nominees for director are to be re-elected to serve until the next annual meetings and until their successors are elected.

Q:	What votes are required to approve the proposals?

A:

Carnival Corporation Proposals 18 and 19 are required to be approved by 75% of the combined votes cast at both meetings. Each of the other proposals, including the re-election of directors, requires the approval of a majority of the combined votes cast at both meetings. Abstentions and broker non-votes are not deemed votes cast for purposes of calculating the vote, but do count for the purpose of determining whether a quorum is present.

If you are a beneficial owner of Carnival Corporation shares and do not provide the shareholder of record with a signed voting instruction card, your shares may constitute broker non-votes, as described in “How is the quorum determined?” In tabulating the voting result for any particular proposal, shares which constitute broker non-votes are not deemed cast for purposes of calculating the vote.

Q:	Generally, what are procedural resolutions?

A:

Procedural resolutions are resolutions of a procedural or technical nature that do not adversely affect the shareholders of the other company in any material respect and are put to the shareholders at a meeting. The special voting shares do not represent any votes on “procedural resolutions.” The chairman of each of the meetings will determine whether a resolution is a procedural resolution.

To the extent that such matters require the approval of the shareholders of either company, any of the following will be procedural resolutions:

•	that certain people be allowed to attend or be excluded from attending the meeting;

•	that discussion be closed and the question put to the vote (provided no amendments have been raised);

•

that the question under discussion not be put to the vote (where a shareholder feels the original motion should not be put to the meeting at all, if such original motion was brought during the course of that meeting);

•	to proceed with matters in an order other than that set out in the notice of the meeting;

•	to adjourn the debate (for example, to a subsequent meeting); and

•	to adjourn the meeting.

Q:	Where can I find the voting results of the meeting?

A:

The voting results will be announced to the media and the relevant stock exchanges and posted on our website at www.carnivalcorp.com and www.carnivalplc.com, after both shareholder meetings have closed. The results will also be published in a joint current report on Form 8-K within 4 business days after the date the shareholders meetings have closed.

Q:	What is the quorum requirement for the meetings?

A:

The quorum requirement for holding the meetings and transacting business as joint electorate actions at the meetings is one-third of the total votes capable of being cast by all shareholders of both companies. Shareholders may be present in person or represented by proxy or corporate representative at the meetings.

Q:	How is the quorum determined?

A:

For purposes of determining a quorum with respect to joint electorate actions, the special voting shares have the maximum number of votes attached to them as were cast on such joint electorate actions, either for, against or abstained, at the parallel shareholder meeting of the other company, and such maximum number of votes (including abstentions) constitutes shares entitled to vote and present for purposes of determining whether a quorum exists at such meeting.

In order for a quorum to be validly constituted with respect to meetings of shareholders convened to consider a joint electorate action or class rights action, the special voting entities must be present.

Abstentions (including votes withheld) and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our boards of directors. Occasionally, shareholders provide written comments on their proxy card which are then forwarded to management.

Q:	Who will bear the cost of soliciting votes for the meetings?

A:

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes for the meetings. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to shareholders.

Q:	Can I view the proxy materials electronically?

A:

Yes. This proxy statement and any other proxy materials have been posted on our website at www.carnivalcorp.com and www.carnivalplc.com. Carnival Corporation shareholders can also access proxy-related materials at www.investoreconnect.com as described under “Questions Specific to Shareholders of Carnival Corporation” beginning on page 15.

Q:	What reports are filed by Carnival Corporation and Carnival plc with the SEC and how can I obtain copies?

A:	We file this proxy statement, joint annual reports on Form 10-K, joint quarterly reports on Form 10-Q and joint current reports on Form 8-K with the SEC. Copies of this proxy statement,

the Carnival Corporation & plc joint annual report on Form 10-K for the year ended November 30, 2012, as well as any joint quarterly reports on Form 10-Q or joint current reports on Form 8-K, as filed with the SEC can be viewed or obtained without charge through the SEC’s website at www.sec.gov (under Carnival Corporation or Carnival plc) or at www.carnivalcorp.com or www.carnivalplc.com. Copies will also be provided to shareholders without charge upon written request to Investor Relations, Carnival Corporation, 3655 N.W. 87th Avenue, Miami, Florida 33178 or Carnival plc, Carnival House, 5 Gainsford Street, London SE1 2NE, United Kingdom. We encourage you to take advantage of the convenience of accessing these materials through the internet as it is simple and fast to use, saves time and money, and is environmentally friendly.

Q:	May I propose actions for consideration at next year’s annual meetings?

A:

Carnival Corporation shareholders and Carnival plc shareholders (to the extent permitted under Carnival plc’s governing documents and UK law) may submit proposals for consideration at future shareholder meetings, including director nominations. In order for shareholder proposals to be considered for inclusion in our proxy statement for next year’s annual meetings, the written proposals must be received by our Secretary no later than November 4, 2013. Such proposals also will need to comply with SEC regulations and UK corporate law requirements regarding the inclusion of shareholder proposals in company sponsored proxy materials. Any proposal of shareholders to be considered at next year’s meetings, but not included in our proxy statement, must be submitted no later than six weeks prior to the annual shareholders meeting or, if later, the time at which the notice of such meeting is publicly disclosed.

Q:	May I nominate individuals to serve as directors?

A:

You may propose director candidates for consideration by our board’s Nominating & Governance Committees. In order to have a nominee considered by the Nominating & Governance Committees for election at the 2014 annual meetings you must submit your recommendation in writing to the attention of our Secretary at our headquarters not later than November 4, 2013. Any such recommendation must include:

•	the name and address of the candidate;
•	a brief biographical description, including his or her occupation and service on boards of any public company or registered investment company for at least the last five years;

•

a statement of the particular experience, qualifications, attributes or skills of the candidate, taking into account the factors referred to below in “Board Structure and Committee Meetings — Nominations of Directors”; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement.

QUESTIONS SPECIFIC TO SHAREHOLDERS OF CARNIVAL CORPORATION

Carnival plc shareholders should refer to the “Questions Specific to Shareholders of Carnival plc” beginning on page 18.

Q:	What Carnival Corporation shares owned by me can be voted?

A:

All Carnival Corporation shares owned by you as of February 19, 2013, the record date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record, including shares purchased through Carnival Corporation’s Dividend Reinvestment Plan and its Employee Stock Purchase Plan and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	Will I be asked to vote at the Carnival plc annual meeting?

A:

No. Your vote at the Carnival Corporation annual meeting, for purposes of determining the outcome of combined voting, is automatically reflected as appropriate at the parallel annual meeting of Carnival plc through the mechanism of the special voting share issued by Carnival plc.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

Carnival Corporation is taking advantage of SEC rules that allow it to deliver proxy materials over the Internet. Under these rules, Carnival Corporation is sending its shareholders a one-page notice regarding the Internet availability of proxy materials instead of a full set of proxy materials unless they previously requested to receive printed copies. You will not receive printed copies of the proxy materials unless you specifically request them. Instead, this notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of the proxy materials.

Q	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Most of the shareholders of Carnival Corporation hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Carnival Corporation’s transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, the shareholder of record, and the notice of Internet availability of proxy materials or set of printed proxy materials, as applicable, is being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to the persons named in the proxy or to vote in person at the meeting. If you request a paper copy of the proxy materials as indicated in the notice, Carnival Corporation will provide a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the notice of Internet availability of proxy materials or set of printed proxy materials, as applicable, is being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting. If you request a paper copy of the proxy materials as indicated in the notice, your broker or nominee will provide a voting instruction card for you to use.

Q:	How can I vote my Carnival Corporation shares in person at the meeting?

A:

Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting in London, United Kingdom. If you choose to do so, please bring your proxy card and proof of identification.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Please refer to the voting instructions provided by your broker or nominee.

Q:	How can I vote my Carnival Corporation shares without attending the meeting?

A:

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. For shareholders of record, you may do this by voting on the Internet or by telephone by following the instructions in the notice you received in the mail. If you received a full printed set of proxy materials in the mail, you can also vote by signing your proxy card and mailing it in the enclosed envelope. If you provided specific voting instructions, your shares will be voted as you instruct. If you submit a proxy but do not provide instructions, your shares will be voted as described below in “How are votes counted?” Where your shares are held in street name, in most instances you will be able to do this over the Internet or by telephone by following the instructions in the notice you received in the mail. If you received a full printed set of proxy materials in the mail, you can also vote by mail. Please refer to the voting instruction card included by your broker or nominee.

Q:	Can I change my vote?

A:

Yes. You may change your proxy instruction at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares owned beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	What does it mean if I receive more than one notice of Internet availability of proxy materials or set of printed proxy materials, as applicable?

A:	It means your shares are registered differently or are in more than one account. Please follow the instructions in each notice to ensure all of your shares are voted.

Q:

Only one notice of Internet availability of proxy materials or set of printed proxy materials was delivered to my address, but there are two or more shareholders at this address. How do I request additional copies of the proxy materials?

A:

Broadridge Financial Solutions, Inc., the entity we have retained to mail the notice of Internet availability of proxy materials or printed proxy materials to Carnival Corporation’s registered owners and the entity retained by the brokerage community to mail the notice of Internet availability of proxy materials or printed proxy materials to Carnival Corporation’s beneficial owners, has been instructed to deliver only one notice or set of printed proxy materials to multiple security holders sharing an address unless we have received contrary instructions from you or one of the other shareholders. We will promptly deliver a separate copy of the notice or set of printed proxy materials for this year’s annual meeting or for any future meetings to any shareholder upon written or oral request. To make such request, please contact

Broadridge Financial Solutions at 1-800-542-1061, or write to Broadridge Financial Solutions, Attention: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Similarly, you may contact us through any of these methods if you receive multiple notices or sets of printed proxy materials and would prefer to receive a single copy in the future.

Q:	Who can attend the Carnival Corporation meeting?

A:

All Carnival Corporation shareholders of record as of February 19, 2013, or their duly appointed proxies, may attend and vote at the meeting. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport.

If you hold your shares through a stockbroker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of February 19, 2013 together with proof of identification. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

We are also offering an audio webcast of the annual meetings. If you choose to listen to the webcast, go to our website at www.carnivalcorp.com or www.carnivalplc.com shortly before the start of the meetings and follow the instructions provided.

Q:	What class of shares are entitled to be voted at the Carnival Corporation meeting?

A:

Carnival Corporation has only one class of common stock outstanding. Each share of Carnival Corporation common stock outstanding as of the close of business on February 19, 2013, the record date, is entitled to one vote at the annual meeting. As of January 18, 2013, Carnival Corporation had 592,306,260 shares of common stock issued and outstanding. The trust shares of beneficial interest in the P&O Princess Special Voting Trust that are paired with your shares of common stock do not give you separate voting rights.

Q:	How are votes counted?

A:

You may vote “FOR,” “AGAINST” or “ABSTAIN” for each of the proposals. If you “ABSTAIN,” it has no effect on the outcome of the votes, although abstentions will be counted for purposes of determining if a quorum is present for joint electorate actions. If you submit a proxy or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the boards of directors.

Q:	What happens if additional proposals are presented at the meeting?

A:

Other than the proposals described in this proxy statement, Carnival Corporation does not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Micky Arison, Carnival Corporation’s Chairman of the Board and Chief Executive Officer, and Arnaldo Perez, Carnival Corporation’s Senior Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is unable to accept nomination or election (which is not anticipated), the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the boards of directors.

Q:	Who will count the vote?

A:	A representative of Computershare Investor Services LLC, our transfer agent, will tabulate the votes and act as the inspector of elections.

QUESTIONS SPECIFIC TO SHAREHOLDERS OF CARNIVAL PLC

Carnival Corporation shareholders should refer to “Questions Specific to Shareholders of Carnival Corporation” beginning on page 15.

Q:	Who is entitled to attend and vote at the annual general meeting of Carnival plc?

A:

If you are a Carnival plc shareholder registered in the register of members of Carnival plc at 6:00 p.m. (BST) on April 15, 2013, you will be entitled to attend in person and vote at the annual general meeting to be held in the United Kingdom in respect of the number of Carnival plc shares registered in your name at that time. You may also appoint one or more proxies to attend, speak and vote instead of you. If you are a corporation you may appoint one or more corporate representatives to represent you and vote your shareholding in Carnival plc at the annual general meeting to be held in the United Kingdom. For further details regarding appointing a proxy or corporate representative please see below.

We are also offering an audio webcast of the annual meetings. If you choose to listen to the webcast, go to our website at www.carnivalcorp.com or www.carnivalplc.com shortly before the start of the meetings and follow the instructions provided.

Q:	Will I be asked to vote at the Carnival Corporation annual meeting?

A:

No. Your vote at the Carnival plc annual general meeting, for purposes of determining the outcome of combined voting, will automatically be reflected as appropriate at the parallel annual meeting of Carnival Corporation through the mechanism of a special voting share issued by Carnival Corporation.

Q:	How do I vote my Carnival plc shares without attending the annual general meeting?

A:

You may vote your Carnival plc shares at the annual general meeting by completing and signing the enclosed form of proxy in accordance with the instructions set out on the form and returning it as soon as possible, but in any event so as to be received by Carnival plc’s registrars, Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, by not later than 3:00 p.m. (BST) on April 15, 2013. Alternatively, a proxy vote may be submitted via the internet in accordance with the instructions set out in the proxy form. It is also possible to appoint a proxy via the CREST system, please see the Carnival plc Notice of Annual General Meeting for further details. Voting by proxy does not preclude you from attending the annual general meeting and voting in person should you wish to do so.

If you are a corporation you can vote your Carnival plc shares at the annual general meeting by appointing one or more corporate representatives. You are strongly encouraged to pre-register your corporate representative to make registration on the day of the annual general meeting more efficient. In order to pre-register you would need to fax your Letter of Representation to Carnival plc’s registrars, Equiniti Limited, on 01903 833168 from within the United Kingdom or +44 1903 833168 from elsewhere.

Corporate representatives themselves are urged to arrive at least two hours before commencement of the annual general meeting to assist Carnival plc’s registrars with the appropriate registration formalities. Whether or not you intend to appoint a corporate representative, you are strongly encouraged to return the enclosed form of proxy to Carnival plc’s registrars.

Q:	Can I change my vote given by proxy or by my corporate representative?

A:

Yes. You may change your proxy vote by either (1) completing, signing and dating a new form of proxy in accordance with its instructions and returning it to Carnival plc’s registrars by no later than the start of the annual general meeting, or (2) by attending and voting in person at the annual general meeting. If you do not attend and vote in person at the annual general meeting and wish to revoke the appointment of your proxy or corporate representative you must do so by delivering a notice of such revocation to Carnival plc’s registrars at least three hours before the start of the annual general meeting.

Q:	What class of shares are entitled to be voted at the Carnival plc meeting?

A:

Carnival plc has only one class of ordinary shares in issue. Each Carnival plc ordinary share in issue as of the close of business on April 15, 2013, is entitled to one vote at the annual general meeting. As of January 18, 2013, Carnival plc had 215,461,723 ordinary shares in issue. However, the 32,829,184 Carnival plc ordinary shares directly or indirectly held by Carnival Corporation have no voting rights (in accordance with the Articles of Association of Carnival plc).

Q:	How are votes counted?

A:

You may vote “FOR,” “AGAINST” or “ABSTAIN” your vote for each of the resolutions. If you “ABSTAIN,” it has no effect on the outcome of the votes, although abstentions will be counted for purposes of determining if a quorum is present for joint electorate actions.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information concerning the share ownership of (1) all persons known by us to be the beneficial owners of 5% or more of the 592,306,260 shares of Carnival Corporation common stock and trust shares of beneficial interest in the P&O Princess Special Voting Trust outstanding as of January 18, 2013, (2) all persons known by us to be the beneficial owners of 5% or more of the 215,461,723 ordinary shares of Carnival plc outstanding as of January 18, 2013, 32,829,184 of which are directly or indirectly owned by Carnival Corporation and have no voting rights, (3) each of our executive officers named in the “Summary Compensation Table” which appears elsewhere in this proxy statement, (4) each of our directors and (5) all directors and executive officers as a group.

Micky Arison, Chairman of the board and Chief Executive Officer of each of Carnival Corporation and Carnival plc, certain other members of the Arison family and trusts for their benefit (collectively, the “Principal Shareholders”), beneficially own shares representing approximately 34.7% of the voting power of Carnival Corporation and approximately 26.6% of the combined voting power of Carnival Corporation & plc and have informed us that they intend to cause all such shares to be voted in favor of Proposals 1 through 19. The table below begins with ownership of the Principal Shareholders.

The number of shares beneficially owned by each entity, person, director, nominee or executive officer is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual would have the right to acquire as of March 19, 2013 (being 60 days after January 18, 2013) through the exercise of any stock option (“Vested Options”) and the vesting of restricted share units (“RSUs”).

Beneficial Ownership Table

Name and Address Beneficial Owners or Identity of Group(1)	Amount and Nature of Beneficial Ownership of Carnival Corporation Shares and Trust Shares*		Percentage of Carnival Corporation Common Stock	Amount and Nature of Beneficial Ownership of Carnival plc Ordinary Shares	Percentage of Carnival plc Ordinary Shares		Percentage of Combined Voting Power**
Micky Arison	173,816,055	(2)(3)	29.3%	0	*	**	22.4%
MA 1994 B Shares, L.P.	100,638,843	(2)(4)	17.0%	0	*	**	13.0%
MA 1994 B Shares, Inc.	100,638,843	(2)(4)	17.0%	0	*	**	13.0%
Artsfare 2005 Trust No. 2	37,580,930	(2)(5)(12)	6.3%	0	*	**	4.8%
c/o SunTrust Delaware Trust Company 1011 Centre Road, Suite 108 Wilmington, DE 19805
J.P. Morgan Trust Company of Delaware	483,204	(2)(6)	* **	0	*	**	* **
Verus Protector, LLC	37,580,930	(2)(5)	6.3%	0	*	**	4.8%
Two Alhambra Plaza, Suite 1040 Coral Gables, FL 33134
Richard L. Kohan	37,582,930	(2)(7)	6.3%	0	*	**	4.8%
Two Alhambra Plaza, Suite 1040 Coral Gables, FL 33134
Eternity Two Trust	483,204	(2)(6)(14)	* **	0	*	**	* **
MBA I, L.P.	900,000	(2)(8)	* **	0	*	**	* **
Artsfare 2003 Trust	932,439	(2)(8)(9)(15)	* **	0	*	**	* **
TAMMS Management Corporation	32,439	(2)(9)(15)	* **	0	*	**	* **
James M. Dubin	62,055,741	(2)(10)	10.5%	0	*	**	8.0%
c/o Madison Place Partners, LLC One Madison Place Harrison, NY 10528
John J. O’Neil.	55,578,209	(2)(11)(14)	9.4%	0	*	**	7.2%

Name and Address Beneficial Owners or Identity of Group(1)	Amount and Nature of Beneficial Ownership of Carnival Corporation Shares and Trust Shares*		Percentage of Carnival Corporation Common Stock		Amount and Nature of Beneficial Ownership of Carnival plc Ordinary Shares		Percentage of Carnival plc Ordinary Shares		Percentage of Combined Voting Power**
c/o Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019
SunTrust Delaware Trust Company	38,230,930	(2)(12)	6.5%		0		*	**	4.9%
1011 Centre Road, Suite 108 Wilmington, DE 19805
JMD Delaware, Inc.	6,547,275	(2)(4)(13)	1.1%		0		*	**	*	**
Knight Protector, Inc.	55,578,209	(2)(14)	9.4%		0		*	**	7.2%
Northern Trust Company of Delaware	60,367,099	(16)	10.2%		0		*	**	7.8%
David Bernstein	85,802	(17)	*	**	0		*	**	*	**
Gerald R. Cahill	259,730	(18)	*	**	0		*	**	*	**
Pier Luigi Foschi	0		*	**	328,751	(19)	*	**	*	**
Piazza Piccapietra, 48
16121 Genoa Italy
Howard S. Frank	375,051	(20)	*	**	0		*	**	*	**
Sir Jonathon Band	10,116		*	**	0		*	**	*	**
33 Auckland Road East Southsea, Hampshire PO5 2HB United Kingdom
Robert H. Dickinson	417,737	(21)	*	**	0		*	**	*	**
Arnold W. Donald	46,166	(22)	*	**	0		*	**	*	**
7701 Forsyth Blvd. Suite 1025 St. Louis, MO 63105
Richard J. Glasier	48,414	(23)	*	**	0		*	**	*	**
122 Crystal Canyon Drive Carbondale, CO 81623
Debra Kelly-Ennis	0		*	**	0		*	**	*	**
6231 PGA Blvd, Suite 104-389 Palm Beach Gardens, FL 33418
Modesto A. Maidique	51,366	(24)	*	**	0		*	**	*	**
c/o Florida International University 11200 SW 8th Street, CBC 223 Miami, FL 33199
Sir John Parker	22,358		*	**	10,004	(25)	*	**	*	**
c/o Anglo American plc 20 Carlton House Terrace London SW1Y 5AN United Kingdom
Peter G. Ratcliffe	217,336	(26)	*	**	0		*	**	*	**
c/o Princess Cruise Lines 24305 Town Center Drive Santa Clarita, CA 91355
Stuart Subotnick	31,958	(27)	*	**	0		*	**	*	**
c/o Metromedia Company 810 7th Avenue, 29th Floor New York, NY 10019
Laura Weil	22,719		*	**	0		*	**	*	**
450 West 33rd Street New York, NY 10001
Randall J. Weisenburger	34,831		*	**	0		*	**	*	**
437 Madison Avenue, 9th Floor New York, NY 10022

Name and Address Beneficial Owners or Identity of Group(1)	Amount and Nature of Beneficial Ownership of Carnival Corporation Shares and Trust Shares*		Percentage of Carnival Corporation Common Stock		Amount and Nature of Beneficial Ownership of Carnival plc Ordinary Shares		Percentage of Carnival plc Ordinary Shares	Percentage of Combined Voting Power**
T. Rowe Price Associates, Inc.	31,932,921	(28)	5.4%		0		* **	4.1%
100 E. Pratt Street Baltimore, MD 21202
AXA S.A.	0		*	**	10,627,443	(29)	5.8%	1.3%
25 Avenue Matignon 75008 Paris France
Schroders plc	0		*	**	9,758,601	(29)	5.3%	1.2%
c/o Schroders Investment Management Ltd. 31 Gresham Street London EC2V 7QA United Kingdom
Thornburg Investment Management, Inc.	0		*	**	20,151,333	(29)	11.0%	2.6%
2300 North Ridgetop Road Santa Fe, NM 87506
All directors and executive officers as a group (21 persons)	176,044,995	(30)	29.8%		392,522	(31)	* **	22.8%

*

As part of the establishment of the DLC arrangement, Carnival plc issued a special voting share to Carnival Corporation, which transferred such share to the trustee of the P&O Princess Special Voting Trust (the “Trust”), a trust established under the laws of the Cayman Islands. Trust shares of beneficial interest in the Trust were transferred to Carnival Corporation. The trust shares represent a beneficial interest in the Carnival plc special voting share. Immediately following the transfer, Carnival Corporation distributed such trust shares by way of a dividend to holders of shares of Carnival Corporation common stock. Under a pairing agreement, the trust shares of beneficial interest in the Trust are paired with, and evidenced by, certificates representing shares of Carnival Corporation common stock on a one-for-one basis. In addition, under the pairing agreement, when a share of Carnival Corporation common stock is issued to a person after the implementation of the DLC arrangement, a paired trust share will be issued at the same time to such person. Each share of Carnival Corporation common stock and the paired trust share may not be transferred separately. The Carnival Corporation common stock and the trust shares (including the beneficial interest in the Carnival plc special voting share) are listed and trade together on the New York Stock Exchange under the ticker symbol “CCL.” Accordingly, each holder of Carnival Corporation common stock is also deemed to be the beneficial owner of an equivalent number of trust shares.

**

As a result of the DLC arrangement, on most matters that affect all of the shareholders of Carnival Corporation and Carnival plc, the shareholders of both companies effectively vote together as a single decision-making body. Combined voting is accomplished through the special voting shares that have been issued by each company.

***	Less than one percent.
(1)

The address of each natural person named, unless otherwise noted, is 3655 N.W. 87 Avenue, Miami, Florida 33178. The address of all entities, unless otherwise noted, is 1201 North Market Street, Wilmington, Delaware 19899.

(2)

The Principal Shareholders and others have filed a joint statement on Schedule 13D with respect to the shares of Carnival Corporation common stock held by such persons. Each Principal Shareholder may be deemed to own the shares of common stock held by all other Principal Shareholders.

(3)

Includes (i) 360,000 Vested Options, (ii) 9,547,275 shares of common stock held by the various Arison family trusts, (iii) 100,638,843 shares of common stock held by MA 1994 B Shares, L.P. and (iv) 63,269,937 shares of common stock held by the Artsfare 2005 Trust No. 2, Eternity Four Trust and the Nickel 97-07 Irrevocable Trust by virtue of the authority granted to Mr. Arison under the last will of Ted Arison. Of these shares, Eternity Four Trust has pledged approximately 22.4 million shares. Mr. Arison does not have an economic interest in the shares of common stock held by Artsfare 2005 Trust No. 2 and Eternity Four Trust.

(4)

MA 1994 B Shares, L.P. (“MA 1994, L.P.”) owns 100,638,843 shares of common stock. The general partner of MA 1994, L.P. is MA 1994 B Shares, Inc. (“MA 1994, Inc.”), which is wholly-owned by the Nickel 1994 “B” Trust, a trust established for the benefit of Mr. Arison and his heirs (the “B Trust”). The sole limited partner of MA 1994, L.P. is the B Trust. Under the terms of the instrument governing the B Trust, Mr. Arison has the sole right to vote and direct the sale of the common stock indirectly held by the B Trust. By virtue of the limited partnership agreement of MA 1994, L.P., MA 1994, Inc. may be deemed to beneficially own all such 100,638,843 shares of common stock. By virtue of Mr. Arison’s interest in the B Trust and the B Trust’s interest in MA 1994, L.P., Mr. Arison may be deemed to beneficially own all such 100,638,843 shares of common stock. The trustee of the B Trust is JMD Delaware, Inc., a corporation wholly-owned by James M. Dubin.

(5)

Verus Protector, LLC is the protector of Artsfare 2005 Trust No. 2. Verus Protector, LLC has shared voting and dispositive power with respect to the shares of common stock held by Artsfare 2005 Trust No. 2.

(6)

J.P. Morgan Trust Company of Delaware acts as trustee of Eternity Two Trust. As trustee of Eternity Two Trust, J.P. Morgan Trust Company of Delaware has shared voting and dispositive power with respect to 483,204 shares of common stock held by Eternity Two Trust. J.P. Morgan Trust Company of Delaware disclaims beneficial ownership of the common stock held by Eternity Two Trust.

(7)

By virtue of being the sole member of Verus Protector, LLC, Mr. Richard L. Kohan may be deemed to own the aggregate of 37,580,930 shares of common stock beneficially owned by such entity, as to which he disclaims beneficial ownership. Mr. Kohan owns 1,000 shares of common stock directly and owns 1,000 shares of common stock indirectly by virtue of such shares owned by Mr. Kohan’s wife.

(8)

MBA I, L.P. (“MBA I”) owns 900,000 shares of common stock. The Artsfare 2003 Trust owns a controlling interest in MBA I; therefore, the Artsfare 2003 Trust is deemed to beneficially own all such 900,000 shares of common stock.

(9)	TAMMS Management Corporation holds 32,439 shares of common stock (“TAMMS Corp.”). TAMMS Corp. is wholly-owned by the Artsfare 2003 Trust.
(10)

By virtue of being the sole shareholder of JMD Delaware, Inc. and a 50% shareholder of Knight Protector, Inc., Mr. Dubin may be deemed to own the aggregate of 62,055,741 shares of common stock beneficially owned by such entities, as to which he disclaims beneficial ownership.

(11)

By virtue of being a 50% shareholder of Knight Protector, Inc., Mr. O’Neil may be deemed to own the aggregate of 55,578,209 shares of common stock beneficially owned by such entity, as to which he disclaims beneficial ownership.

(12)	SunTrust Delaware Trust Company acts as trustee for the Artsfare 2005 Trust No. 2 and the Dozer Trust.
(13)

JMD Delaware, Inc. is a Delaware corporation wholly owned by Mr. James Dubin. JMD Delaware, Inc. acts as trustee of various Arison family trusts and has shared dispositive power over the shares of common stock held by such trusts.

(14)

Knight Protector, Inc. acts as protector of both the Eternity Four Trust and the Eternity Two Trust. As protector of the Eternity Four Trust, Knight Protector, Inc., has shared dispositive power with respect to all 55,095,005 shares of common stock held by Eternity Four Trust, shared voting power with respect to 25,150,614 shares of common stock held by Eternity Four Trust and sole voting power with respect to 29,944,391 shares of common stock held by Eternity Four Trust. As protector of the Eternity Two Trust, Knight Protector, Inc. has shared voting and dispositive power with respect to 483,204 shares of common stock held by Eternity Two Trust.

(15)

The Artsfare 2003 Trust owns a controlling interest in MBA 1 (See Note 8 above) and is the sole shareholder of TAMMS Corp., (See Note 9 above). By virtue of its controlling interested in MBA I, the Artsfare 2003 Trust is deemed to beneficially own 900,000 shares of common stock held directly by MBA I and by virtue of its ownership of TAMMS Corp., the Artsfare 2003 Trust is deemed to beneficially own 32,439 shares of common stock.

(16)

Northern Trust Company of Delaware acts as trustee for the Eternity Four Trust and beneficially owns all of the 55,095,005 shares of common stock held by Eternity Four Trust. In addition, Northern Trust Company of Delaware beneficially owns 5,272,094 shares of common stock.

(17)	Includes 24,000 Vested Options.
(18)	Includes 130,000 Vested Options.
(19)	Includes 248,264 Vested Options.
(20)	Includes (i) 200,000 Vested Options, (ii) 907 shares held in Howard S. Frank GRAT #4 and (iii) 8,592 shares held in Howard S. Frank GRAT #5.
(21)	Includes 360,000 Vested Options.
(22)	Includes (i) 26,000 Vested Options and (ii) 1,807 shares held by The Arnold W. Donald Revocable Trust UAD 5/26/98.
(23)	Includes 30,000 Vested Options.
(24)	Includes 36,000 Vested Options.
(25)	Includes 7,000 shares held by Whitefoord Limited on behalf of GHM Trustees Limited, the trustee for Sir John Parker’s Fixed Unapproved Restricted Retirement Scheme.
(26)	Includes 200,000 Vested Options.
(27)	Includes 8,400 Vested Options.
(28)

As reflected in separate Schedule 13G, filed on December 31, 2011 with the SEC. T. Rowe Price Associates, Inc., reported sole voting power over 10,226,471 shares of common stock and sole dispositive power over 31,932,921 shares of common stock as a result of acting as an investment advisor to various investment companies.

(29)	Based on notifications to Carnival plc of interests of 3% or more in the voting rights of Carnival plc as required by the Disclosure and Transparency Rules of the UK Listing Authority.
(30)	Includes 1,685,259 Vested Options.
(31)	Includes 275,936 Vested Options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of Forms 3, 4 and 5 and amendments thereto furnished to Carnival Corporation and Carnival plc during and with respect to their most recent fiscal year and upon written representations from persons known to us to be subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “reporting person”), all reporting persons filed on a timely basis reports required by Section 16(a) of the Exchange Act during and with respect to the year ended November 30, 2012.

PROPOSALS 1-11

RE-ELECTION OF DIRECTORS

The DLC arrangement requires the boards of Carnival Corporation and Carnival plc to be identical. Shareholders are required to approve the re-election of directors to each board. There are 11 nominees for re-election to each board of directors. Each nominee currently serves as a director of both companies. All nominees for director are to be re-elected to serve until the next annual meeting and until their successors are elected.

With respect to each nominee set forth below, the information presented includes such person’s age, the year in which such person first became a director, any other position held with Carnival Corporation and Carnival plc, such person’s principal occupations during at least the past five years, any directorships held by such nominee in public or certain other companies over the past five years and the nominees’ qualifications, including particular areas of expertise, to serve as a director.

The Nominating & Governance Committees conducted performance evaluations on the members of our boards of directors serving during fiscal 2012 and reported the results to the boards. The boards determined that each nominee was an effective and committed member of the boards.

The boards expect that vacancies will arise primarily upon the retirement of directors. The boards have expressed their intent to fill future board vacancies with female candidates, where skill set and relevant experience for the particular vacancy can be met, to achieve a target of 25% female representation by 2015. This target is consistent with the aspirational target for FTSE 100 boards recommended in the Lord Davies report published in the UK in February 2011, entitled “Women on Boards.”

Accordingly, the boards of directors unanimously recommend a vote FOR the re-election of each of the following nominees:

1.

Micky Arison, age 63 has been Chairman of the board of directors of Carnival Corporation since 1990 and a director since 1987. He became a director and Chairman of the board of directors of Carnival plc in 2003. He has been Chief Executive Officer of Carnival Corporation (formerly known as Carnival Cruise Lines) since 1979 and became Chief Executive Officer of Carnival plc in 2003.

Mr. Arison’s qualifications to serve on the boards include his decades of leadership experience with our company, as well as in-depth knowledge of our company, its history and the cruise industry, all gained through more than 30 years of service with our company.

2.

Sir Jonathon Band, age 63, has been a director of Carnival Corporation and Carnival plc since 2010. He served in the British Navy from 1967 until his retirement in 2009, having served as First Sea Lord and Chief of Naval Staff, the most senior officer position in the British Navy, until 2009. He has been a non-executive director of Lockheed Martin UK Limited since May 2010.

Sir Jonathon’s qualifications to serve on the boards include his extensive experience in maritime and security matters gained through his 42 years of service with the British Navy. He also brings an international perspective of company and industry matters.

3.

Arnold W. Donald, age 58, has been a director of Carnival Corporation since 2001 and a director of Carnival plc since 2003. Mr. Donald is a Principal of AWDPLC LLC, a private investment company. He was President and Chief Executive Officer of The Executive Leadership Council, a professional network of African-American executives of major U.S. companies, from 2010 to June 2012. He previously served as President and Chief Executive Officer of the Juvenile Diabetes Research Foundation International from 2006 to 2008. From 2000 to 2005, Mr. Donald was the Chairman of the Board of Merisant Company, a manufacturer and marketer of tabletop sweetener products, including the Equal® and Canderel® brands. From 2000 to 2003, he was also the Chief Executive Officer of Merisant Company. From 1998 to 2000 he was Senior Vice-President of Monsanto Company, a company which develops agricultural products and consumer goods, and President of its nutrition and consumer sector. Prior to that he was President of Monsanto Company’s agricultural sector. He has been a member of the boards of directors of Bank of America Corporation since January 2013, Crown Holdings, Inc. since July 1999 and The Laclede Group, Inc. since January 2003. He was a member of the board of Oil-Dri Corporation of America from December 1997 to January 2013 and The Scotts Company from March 2000 to January 2009.

Mr. Donald’s qualifications to serve on the boards include his broad leadership and other executive skills gained through his prior executive leadership experience with a Fortune-100 science-based research and development, manufacturing and marketing company, a privately-held company with global operations, and as head of a large international research-based not-for-profit corporation. He also has broad experience in corporate governance, having served as a director, past and present, of a number of other publicly-traded companies.

4.

Pier Luigi Foschi, age 66, has been a director of Carnival Corporation and Carnival plc since 2003. He has been Chairman of Costa Crociere S.p.A. (“Costa”), a subsidiary of Carnival plc, since 2000 and Chairman and Chief Executive Officer of Carnival Asia, a division of Carnival plc responsible for coordinating our brands’ strategies for growing their business in Asia, since September 2012. He served as Chief Executive Officer of Costa from 1997 to July 2012.

Mr. Foschi’s qualifications to serve on the boards include his extensive international managerial and operational expertise obtained over 15 years in the cruise industry. In 2007, Mr. Foschi was listed in the ‘Club 33’ – the 33 most important and influential people in global travel industry as published by the American Travel Weekly Magazine.

5.

Howard S. Frank, age 71, has been Vice Chairman of the board of directors of Carnival Corporation since 1993 and a director since 1992. He has been a director, Vice Chairman of the board of directors and Chief Operating Officer of Carnival plc since 2003. He has served as Chief Operating Officer of Carnival Corporation since 1998. Mr. Frank has been a director of The Fairholme Funds, Inc. since May 2007 and The St. Joe Company since March 2011.

Mr. Frank’s qualifications to serve on the boards include his broad managerial, financial, and operational expertise, as well as his deep institutional knowledge. The boards also took into consideration Mr. Frank’s established track record of achievement and sound judgment demonstrated throughout his career with Carnival Corporation & plc.

6.

Richard J. Glasier, age 67, has been a director of Carnival Corporation and Carnival plc since 2004. From 2002 to 2005, Mr. Glasier was President of Argosy Gaming Company, an owner and operator of casinos, and its Chief Executive Officer from 2003 until 2005. From 1995 to 2002, Mr. Glasier was Executive Vice President and Chief Financial Officer of Royal Caribbean Cruises Ltd.

Mr. Glasier’s qualifications to serve on the boards include significant cruise industry experience as a senior financial officer of a major cruise line, as well as his managerial and corporate governance expertise acquired as the chief executive officer of a New York Stock Exchange-listed operator of hotels and casinos, as well as a director of other public companies.

7.

Debra Kelly-Ennis, age 56, has been a director of Carnival Corporation and Carnival plc since 2012. She was President and Chief Executive Officer of Diageo Canada, Inc., a subsidiary of Diageo plc, a global spirits, wine and beer company, from 2008 to June 2012. From 2005 to 2008, she was Chief Marketing Officer for Diageo North America Inc., another subsidiary of Diageo plc. Ms. Kelly-Ennis has also held marketing, sales and general management positions with leading companies such as RJR/Nabisco, Inc., The Coca-Cola Company, General Motors Corporation and Grand Metropolitan PLC. She has been honored as one of the Top 100 Most Powerful Women in Canada in 2012, 2011, 2010 and 2009 and was named Leading Chief Executive Officer in 2010 by the Toronto Human Resources Professional Association. She has been a director of Pulte Group, Inc. since September 1997.

Ms. Kelly-Ennis’s qualifications to serve on the boards include her extensive marketing and practical managerial experience gained through 30 years working with consumer brand corporations, as well as over 15 years of public company board experience.

8.

Sir John Parker, age 70, has been a director of Carnival Corporation since 2003 and a director of Carnival plc since 2000, having served as Deputy Chairman of Carnival plc from 2002 to 2003. He was the non-executive Chairman of National Grid plc from October 2002 until January 2012. He has been Vice Chairman of DP World Limited since May 2007 and a director of Anglo American plc since July 2009, serving as its Chairman since August 2009. He has also been a non-executive director of European Aeronautic Defence and Space Company EADS N.V. since October 2009. From May 2007 to August 2009 he served as non-executive chairman of Mondi plc. He was formerly Senior Non-Executive Director of the Court of the Bank of England, a non-executive director of GKN plc, Brambles Industries plc and BG Group plc, Chairman of Babcock International Group plc, RMC Group plc and P&O Group plc, a President of the Royal Institution of Naval Architects, a member of the Prime Minister’s Business Council for Britain and Chancellor of the University of Southampton. Sir John Parker has been a member of the General Committee of Lloyds Register of Shipping since 1983 and was Chairman of its Technical Committee from 1993 until 2002.

Sir John’s qualifications to serve on the boards include his extensive international background and wealth of corporate experience. His past and present service as a non-executive director of a number of listed UK companies provides the boards with invaluable knowledge and insight with respect to UK corporate governance policies and practices. In addition, Sir John, as a qualified naval architect and former head of a major shipbuilding company, is very experienced in the design, construction and operation of ships.

9.

Stuart Subotnick, age 71, has been a director of Carnival Corporation since 1987 and a director of Carnival plc since 2003. Mr. Subotnick has been President and Chief Executive Officer of Metromedia Company, a privately held diversified Delaware general partnership, since 2010, having previously served as its general partner and Executive Vice President since 1986. He was a member of the board of directors of AboveNet, Inc. from July 1997 to July 2012.

Mr. Subotnick’s qualifications to serve on the boards include his significant experience in financing, investing and general business matters, as well as his past experience with us, which are important to the boards when reviewing our investor relations, assessing potential financings and strategies, and otherwise evaluating our business decisions.

10.

Laura Weil, age 56, has been a director of Carnival Corporation and Carnival plc since 2007. She has been the Executive Vice President and Chief Operating Officer of New York & Company, Inc., a woman’s apparel and accessories retailer, since June 2012, having served it as an Executive Consultant since February 2012. Ms. Weil was the Chief Executive Officer of Ashley Stewart LLC, a privately held retailer, from 2010 to 2011. Ms. Weil was the Chief Executive Officer of Urban Brands, Inc., a privately held apparel retailer, from 2009 to 2010. Urban Brands, Inc. filed for Chapter 11 bankruptcy protection in September 2010. Ashley Stewart LLC, the retail chain operated by Urban Brands, Inc., emerged from bankruptcy in October 2010. Ms. Weil was the Chief Operating Officer and Senior Executive Vice President of AnnTaylor Stores Corporation, a women’s apparel company, from 2005 to 2006. From 1995 to 2005, she was the Chief Financial Officer and Executive Vice President of American Eagle Outfitters, Inc., a clothing retailer.

Ms. Weil’s qualifications to serve on the boards include her extensive financial, information technology and operating skills developed over 30 years as an investment banker and senior financial operating executive. Ms. Weil also brings significant experience in global e-commerce and consumer strategies from her leadership experience with a multi-billion dollar New York Stock Exchange-listed retailer.

11.

Randall J. Weisenburger, age 54, has been a director of Carnival Corporation and Carnival plc since 2009. Mr. Weisenburger has been the Executive Vice President and Chief Financial Officer of Omnicom Group Inc., a Fortune-250 global advertising, marketing and corporate communications company, since 1998. Mr. Weisenburger has been a director of Valero Energy Corporation since January 2011.

Mr. Weisenburger’s qualifications to serve on the boards include his broad leadership and operational skills gained as a senior executive of a large multi-national corporation and his extensive financial and accounting skills acquired as an investment banker and senior financial operating executive.

PROPOSALS 12 & 13

RE-APPOINTMENT AND REMUNERATION OF INDEPENDENT AUDITORS FOR CARNIVAL PLC AND RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR CARNIVAL CORPORATION

The Audit Committee of the board of directors of Carnival plc has selected the UK firm of PricewaterhouseCoopers LLP as Carnival plc’s independent auditors for the year ending November 30, 2013, subject to approval of our shareholders. The Audit Committee of the board of directors of Carnival Corporation has selected the U.S. firm of PricewaterhouseCoopers LLP as Carnival Corporation’s independent registered certified public accounting firm for the year ending November 30, 2013. Representatives of both the U.S. and UK firms of PricewaterhouseCoopers LLP will be present at the annual meetings and will have an opportunity to make a statement if they desire to do so. Representatives of PricewaterhouseCoopers LLP will be available to respond to appropriate questions from shareholders.

This resolution would re-appoint PricewaterhouseCoopers LLP as the independent auditors of Carnival plc until the conclusion of the next general meeting at which accounts are laid. It is a requirement of Section 489(2) of the Companies Act 2006 that Carnival plc appoint its independent auditors at a general meeting at which accounts are laid. You are also being asked to authorize the Audit Committee of Carnival plc to determine the remuneration of PricewaterhouseCoopers LLP as independent auditors of Carnival plc.

Although ratification by our shareholders of the appointment of an independent certified public accounting firm for Carnival Corporation is not legally required, our boards of directors believe that such action is desirable. If our shareholders do not approve Proposal 13, the Audit Committees will consider the selection of another accounting firm for 2013 and future years.

The boards of directors unanimously recommend a vote FOR the re-appointment of the UK firm of PricewaterhouseCoopers LLP as Carnival plc’s independent auditors for the 2013 fiscal year, the authorization of the Audit Committee of Carnival plc to agree the remuneration of PricewaterhouseCoopers LLP and the ratification of the selection of the U.S. firm of PricewaterhouseCoopers LLP as Carnival Corporation’s independent registered certified public accounting firm for the 2013 fiscal year.

PROPOSAL 14

RECEIPT OF ACCOUNTS AND REPORTS OF CARNIVAL PLC

The directors of Carnival plc are required by the Companies Act 2006 to present the financial statements, the UK statutory Directors’ Report and the auditors’ report relating to those accounts to the Carnival plc shareholders. Accordingly, the directors of Carnival plc lay before the annual meetings the Carnival plc accounts and the reports of the directors and auditors for the year ended November 30, 2012, which have been approved by and signed on behalf of Carnival plc’s board of directors and will be delivered to the Registrar of Companies in the UK following the annual meetings. Shareholders are voting to approve receipt of these documents, as UK law does not require shareholder approval of the substance and content of these documents. The UK statutory Directors’ Report is attached to this proxy statement as Annex A. The full accounts and reports of Carnival plc will be available for inspection prior to and during the annual meetings.

The boards of directors unanimously recommend a vote FOR the receipt of the accounts and reports of Carnival plc for the year ended November 30, 2012.

PROPOSAL 15

AN ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and pursuant to Section 14A of the Exchange Act, our shareholders are being provided with an advisory (non-binding) vote on our executive compensation. Although the vote is advisory and is not binding on the boards, the Compensation Committees will take into account the outcome of the vote when considering future executive compensation decisions. We refer to this non-binding advisory vote as the “say-on-pay” vote.

The “say-on-pay” vote is required to be offered to our shareholders at least once every three years. Two years ago, our shareholders recommended that we provide them with the opportunity to provide their “say-on-pay” vote each year and our boards have accepted that recommendation.

The boards are committed to corporate governance best practices and recognize the significant interest of shareholders in executive compensation matters. The Compensation Committees seek to balance short-term and longer-term compensation opportunities to ensure that Carnival Corporation & plc meets short-term objectives while continuing to produce value for its shareholders over the long-term. They also promote a compensation program designed to attract, motivate and retain key executives. As discussed in the Compensation Discussion and Analysis, the Compensation Committees believe that our current executive compensation program directly links executive compensation to our performance and aligns the interests of our named executive officers with those of our shareholders. For example:

•	Our compensation philosophy places more emphasis on variable elements of compensation (such as annual cash bonuses and equity-based compensation) than fixed remuneration.

•

In accordance with the Compensation Committees’ focus on long-term shareholder return, they approved performance-based share grants for the named executive officers. The grants are based on earnings per share growth over a three year period, with award opportunity from zero to 200% based on the earnings per share percentage increase achieved at the end of the third year.

•	To further promote long-term shareholder alignment, we require our named executive officers to meet and maintain stock ownership requirements.

•

The Compensation Committees review the position of each element of total direct compensation relative to the competitive market, and use the range of total direct compensation levels in the competitive market to assess the extent to which the compensation provided to the named executive officers is generally consistent with that offered by the competitive market to their named executive officers.

•	Carnival Corporation & plc does not enter into employment agreements with its U.S. executives and does not offer them excise tax gross-up protections.

We encourage you to read our Compensation Discussion and Analysis contained within this proxy statement for a more detailed discussion of our compensation policies and procedures.

Our shareholders have the opportunity to vote for or against, or to abstain from voting, on the following resolution:

“Resolved, that the shareholders approve the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement).”

The above referenced disclosures appear at pages 43 to 75 of this proxy statement.

The boards of directors unanimously recommend a vote “FOR” approval of the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement).

PROPOSAL 16

APPROVAL OF DIRECTORS’ REMUNERATION REPORT

In accordance with Sections 439 and 440 of the Companies Act 2006 and Schedule 8 of the Large and Medium Sized Companies and Groups (Accounts and Reports) Regulations 2008 (the “LMCG Regulations”), shareholders are voting to approve adoption of the Carnival plc Directors’ Remuneration Report, which is in two parts. Part I also constitutes the Compensation Discussion and Analysis as required by regulations promulgated by the SEC, and includes information that Carnival plc is required to disclose in accordance with the LMCG Regulations. Part II of the Carnival plc Directors’ Remuneration Report is set forth as Annex B to this proxy statement and includes the additional information that Carnival plc is required to disclose in accordance with the LMCG Regulations, including certain information which has been audited for the purposes of the Carnival plc Annual Report. UK law does not require shareholder approval of the substance and content of the Carnival plc Directors’ Remuneration Report. Accordingly, disapproval of the Carnival plc Directors’ Remuneration Report will not require us to amend the report although under applicable UK guidelines the boards and Compensation Committees are expected to take into account both the voting result and the views of our shareholders in their application, development and implementation of remuneration policies and plans.

The Carnival plc Directors’ Remuneration Report sets out the boards’ remuneration policy for the next and subsequent fiscal years and other details required by the LMCG Regulations and the UK Corporate Governance Code published by the UK Financial Reporting Council in June 2010 (the “UK Corporate Governance Code”), which was formerly known as the Combined Code.

The boards of directors unanimously recommend a vote FOR the approval of the Carnival plc Directors’ Remuneration Report.

PROPOSALS 17 & 18

APPROVAL OF THE GRANT OF AUTHORITY TO ALLOT NEW CARNIVAL PLC SHARES

AND THE DISAPPLICATION OF PRE-EMPTION RIGHTS APPLICABLE TO THE ALLOTMENT OF NEW CARNIVAL PLC SHARES

Summary. Proposal 17 authorizes the directors of Carnival plc to issue, until the next annual general meeting of Carnival plc (or, if earlier, until the close of business on July 16, 2014), a maximum number of Carnival plc ordinary shares (or to grant rights to subscribe for or convert any securities into ordinary shares up to a maximum aggregate amount) without further shareholder approval. Proposal 18 authorizes the directors of Carnival plc to issue (or sell any ordinary shares which Carnival plc elects to hold in treasury), until the next annual general meeting of Carnival plc (or, if earlier, until the close of business on July 16, 2014), a maximum number of Carnival plc ordinary shares for cash without first offering them to existing shareholders in accordance with the pre-emption rights that would otherwise be applicable. As is the case with many UK companies, these resolutions are proposed each year as the directors believe occasions may arise from time to time when it would be beneficial for shares to be allotted without shareholder approval and for shares to be allotted for cash without making a pre-emptive offer. The Carnival plc directors have no current commitments or plans to allot additional shares of Carnival plc.

Discussion. Under Article 30 of the Articles of Association of Carnival plc, the directors have, for a “prescribed period,” unconditional authority to allot ordinary shares in Carnival plc up to an aggregate nominal amount known as the “allotment amount.”

The power to implement the authority provided by Article 30 is sought each year by the proposal of an ordinary resolution to establish the prescribed period and the allotment amount. By passing this ordinary resolution, shareholders are authorizing the board of Carnival plc to issue, during the prescribed period, a maximum number of shares having an aggregate nominal value equal to the allotment amount, without further shareholder approval. In the absence of such approval, the issuance of any additional shares would require shareholder approval.

Under Article 31 of the Articles of Association of Carnival plc, the directors have, for the same “prescribed period” referred to above, power to allot a small number of ordinary shares for cash without making a pre-emptive offer to existing shareholders up to an aggregate nominal amount known as the “disapplication amount.”

The power to implement the authority provided by Article 31 is sought each year by the proposal of a special resolution to establish the disapplication amount. By passing this special resolution, shareholders are authorizing the board of Carnival plc to issue, during the prescribed period, an amount of shares having an aggregate nominal value equal to the disapplication amount, for cash without first offering them to existing shareholders of Carnival plc.

The Third Amended and Restated Articles of Incorporation of Carnival Corporation do not contain equivalent provisions and holders of Carnival Corporation shares do not have pre-emption rights. Accordingly, no action is required in respect of the ability of Carnival Corporation to allot shares or to disapply pre-emption rights.

In common with many UK companies, resolutions to renew the prescribed period and re-establish the allotment amount and the disapplication amount are normally proposed each year as the directors believe occasions may arise from time to time when it would be beneficial for shares to be allotted and for shares to be allotted for cash without making a pre-emptive offer. This is the purpose of Proposal 17 (an ordinary resolution) and Proposal 18 (a special resolution). As usual, the prescribed period is the period from the passing of the resolutions until the next annual general meeting (or, if earlier, until the close of business on July 16, 2014).

Guidelines issued by the Association of British Insurers, whose member insurance companies are some of the largest institutional investors in UK listed companies, require the allotment amount to be limited to one-third of the issued ordinary share capital (except in the case of a rights issue). By reference to Carnival plc’s issued ordinary share capital on January 18, 2013, the maximum allotment amount is $119,222,153, which is equal to 71,820,574 new Carnival plc ordinary shares, being one third of the amount of the issued ordinary share capital.

In line with guidance issued by the Association of British Insurers, paragraph (b) of Proposal 17 would give the directors of Carnival plc authority to allot ordinary shares or grant rights to subscribe for or convert any securities into ordinary shares in connection with a rights issue in favor of ordinary shareholders up to an aggregate nominal amount equal to $238,444,307 (representing 143,641,149 ordinary shares), as reduced by the nominal amount of any shares issued under paragraph (a) of Proposal 17. However, if they do exercise the authorities given to them if Proposals 17 and 18 are passed, the directors intend to follow the Association of British Insurers’ recommendations concerning their use (including as regards the directors standing for re-election in certain cases. This amount (before any reduction) represents approximately two-thirds of the issued ordinary share capital (excluding treasury shares) of Carnival plc as at January 18, 2013.

Guidelines issued by the Pre-emption Group, a group comprising representatives of UK listed companies, investment institutions and corporate finance practitioners and formed under the support of the London Stock Exchange to monitor the operation of the Guidelines, recommend that a resolution to disapply the statutory pre-emption rights provided by UK company law should be limited to an amount of equity securities not exceeding 5% of the nominal value of the company’s issued ordinary share capital. By reference to Carnival plc’s issued ordinary share capital on January 18, 2013, the maximum disapplication amount is $17,883,323, which is equal to 10,773,086 new Carnival plc ordinary shares. In respect of this aggregate nominal amount, the directors of Carnival plc confirm their intention to follow the provisions of the Pre-emption Group’s Statement of Principles regarding cumulative usage of authorities within a rolling three-year period where the Principles provide that usage in excess of 7.5% should not take place without prior consultation with shareholders.

In summary, if Proposals 17 and 18 were passed, the extent of the authority of the directors to allot new Carnival plc ordinary shares for cash on terms which would be dilutive to the existing shareholdings of Carnival plc shareholders, without shareholder approval, would be limited to 10,773,086 new Carnival plc ordinary shares, being 5% of the issued ordinary share capital of Carnival plc at January 18, 2013. The directors have no current commitments or plans to allot additional shares of Carnival plc. Furthermore, the adoption of Proposals 17 and 18 would have no material effect on the ability of Carnival plc to undertake or defend against a takeover attempt.

The boards of directors have authorized the repurchase of up to 19.2 million Carnival plc ordinary shares and up to 32.8 million shares of Carnival Corporation common stock under “Stock Swap” programs. We use the “Stock Swap” programs in situations where we can obtain an economic benefit because either Carnival Corporation common stock or Carnival plc ordinary shares are trading at a price that is at a premium or discount to the price of Carnival plc ordinary shares or Carnival Corporation common stock, as the case may be. The economic benefit is used for general corporate purposes.

In the event Carnival Corporation common stock trades at a premium to Carnival plc ordinary shares, we may elect to issue and sell Carnival Corporation common stock through a sales agent and use the sale proceeds to repurchase Carnival plc ordinary shares in the UK market on at least an equivalent basis. Carnival Corporation may issue and sell up to 19.2 million of its common stock in the U.S. market, which shares are to be sold from time to time at prevailing market prices in ordinary brokers’ transactions.

In the event Carnival Corporation common stock trades at a discount to Carnival plc ordinary shares, we may elect to sell existing ordinary shares of Carnival plc, with such sales made by Carnival Corporation or Carnival Investments Limited, a subsidiary of Carnival Corporation, through a sales agent from time to time in “at the market” transactions, and use the sale proceeds to repurchase Carnival Corporation common stock in the U.S. market on at least an equivalent basis. Carnival Corporation or Carnival Investments Limited may sell up to 32.8 million Carnival plc ordinary shares in the UK market, which shares are to be sold from time to time at prevailing market prices in ordinary brokers’ transactions.

The boards of directors unanimously recommend a vote FOR the approval of limits on the authority to allot Carnival plc shares and the disapplication of pre-emption rights for Carnival plc.

PROPOSAL 19

GENERAL AUTHORITY TO BUY BACK CARNIVAL PLC ORDINARY SHARES

The boards of directors have authorized the repurchase of up to an aggregate of $1 billion of Carnival Corporation common stock and Carnival plc ordinary shares subject to certain restrictions (the “Repurchase Program”). The Repurchase Program does not have an expiration date and may be discontinued by our boards of directors at any time.

At January 18, 2013, the remaining availability under the Repurchase Program was $1 billion. We may repurchase shares of Carnival Corporation common stock or Carnival plc ordinary shares under the Repurchase Program, in addition to repurchases made with net proceeds resulting from the “Stock Swap” programs described above.

Shareholder approval is not required for us to buy back shares of Carnival Corporation, but is required under the Companies Act 2006 for us to buy back shares of Carnival plc. Accordingly, last year Carnival Corporation and Carnival plc sought and obtained shareholder approval to effect market purchases of up to 21,506,185 ordinary shares of Carnival plc (being approximately 10% of Carnival plc’s ordinary shares in issue). During fiscal 2012, no ordinary shares have been purchased under the Repurchase Program and the Stock Swap Programs through January 18, 2013. Carnival Corporation & plc treats any such purchases made by Carnival Corporation or Carnival Investments Limited under the Repurchase Program or the Stock Swap Programs as if they were made by Carnival plc under the Carnival plc share buy back authority. That approval expires on the earlier of (i) the conclusion of Carnival plc’s 2013 annual general meeting or (ii) October 10, 2013. Shareholder approval to effect market purchases (within the meaning of Section 693(4) of the Companies Act 2006) of up to 21,546,172 ordinary shares of Carnival plc (being 10% of Carnival plc’s ordinary shares in issue as of January 18, 2013) is being sought.

The boards of directors confirm that the authority to purchase Carnival plc’s shares under the Repurchase Program and the “Stock Swap” program will only be exercised after careful consideration of prevailing market conditions and the position of Carnival plc. In particular, the program will only proceed if we believe that it is in the best interests of Carnival Corporation, Carnival plc and their shareholders generally. The boards of directors are making no recommendation as to whether shareholders should sell any shares in Carnival plc and/or Carnival Corporation.

If the boards of directors exercise the authority conferred by Proposal 19, we would have the option of holding the shares in treasury, or canceling them. Shares held in treasury can be re-sold for cash, used for employee share plans or later cancelled. The boards of directors think it prudent to maintain discretion as to dealing with the purchased shares.

The boards of directors consider that any buy back of Carnival plc shares may include the purchase of its American Depositary Shares (“ADSs”), each representing one ordinary share of Carnival plc, with a subsequent cancellation of the underlying ADSs. If the underlying ADSs are so cancelled, Carnival plc will either cancel or hold in treasury the ordinary share represented by such ADSs.

The minimum price (exclusive of expenses) which may be paid for each Carnival plc ordinary share is $1.66, and the maximum price which may be paid is an amount (exclusive of expenses) equal to the higher of (i) 105% of the average middle market quotations for an ordinary share, as derived from the London Stock Exchange Daily Official List, for the five business days immediately preceding the day on which such ordinary share is contracted to be purchased; and (ii) the higher of the price of the last independent trade and the highest current independent bid on the London Stock Exchange at the time the purchase is carried out.

As of January 18, 2013, there are options outstanding to subscribe for 1,332,905 ordinary shares and Carnival plc has issued 816,068 RSUs, which represent in the aggregate approximately 1.0% of Carnival plc’s issued share capital. If 21,546,172 ordinary shares of Carnival plc were purchased by Carnival plc and cancelled, these options and RSUs would represent in the aggregate 1.11 % of Carnival plc’s issued share capital.

The authority to purchase Carnival plc ordinary shares will expire at the conclusion of the Carnival plc annual general meeting in 2014 or on October 16, 2014, whichever is earlier (except in relation to any purchases of shares the contract for which was entered before the expiry of such authority).

The boards of directors unanimously recommend a vote FOR the general authority to buy back Carnival plc ordinary shares.

BOARD STRUCTURE AND COMMITTEE MEETINGS

Independence of Board Members

The boards of directors have determined that each of the following directors is an “independent director” in accordance with the corporate governance rules of the New York Stock Exchange as a result of having no material relationship with Carnival Corporation & plc other than (1) serving as a director and board committee member, (2) receiving related fees as disclosed in this proxy statement and (3) having beneficial ownership of Carnival Corporation and/or Carnival plc securities as disclosed in the section of this proxy statement entitled “Stock Ownership of Certain Beneficial Owners and Management”: Sir Jonathon Band, Arnold W. Donald, Richard J. Glasier, Debra Kelly-Ennis, Modesto A. Maidique, Sir John Parker, Stuart Subotnick, Laura Weil and Randall J. Weisenburger.

Board Meetings

During the year ended November 30, 2012, the board of directors of each of Carnival Corporation and Carnival plc held a total of eight meetings. Each Carnival Corporation director and each Carnival plc director attended either telephonically or in person at least 75% of all Carnival Corporation & plc board of directors and applicable committee meetings.

Our Corporate Governance Guidelines provide that our non-executive directors will meet privately in executive session at least quarterly. All of our non-executive directors, acting in executive session, elected Mr. Subotnick as the Presiding Director to preside at these meetings. Mr. Subotnick also acts as the senior independent director under the UK Corporate Governance Code.

All board members are expected to attend our annual meetings of shareholders. At the 2012 annual meetings, all of the board members of each company were in attendance except for Modesto A. Maidique due to an illness.

Board Committees

The boards delegate various responsibilities and authority to different board committees. The committees regularly report on their activities and actions to the full boards. The board of directors of each of Carnival Corporation and Carnival plc has established standing Audit; Compensation; Executive; Health, Environmental, Safety & Security (“HESS”); and Nominating & Governance Committees, which are comprised of the same directors for each company. A majority of the directors of each company and all of the members of the Audit Committee, Compensation Committee, HESS Committee and Nominating & Governance Committee of each company are independent (as defined by the listing standards of the New York Stock Exchange, SEC rules and the UK Corporate Governance Code).

The membership and function of each committee is described below. Our Corporate Governance Guidelines and copies of the charters of our Audit, Compensation, HESS and Nominating & Governance Committees are available under the “Corporate Governance” section of our website at www.carnivalcorp.com and www.carnivalplc.com. Each committee periodically reviews its charter in light of new developments in applicable regulations and may make additional recommendations to the boards to reflect evolving best practices. Each committee can engage outside experts, advisers, and counsel to assist the committee in its work.

The current committee members are as follows:

Committees
Name	Audit	Compensation	Executive	HESS	Nominating & Governance
Micky Arison	—	—	Chair	—	—
Sir Jonathon Band	—	—	—	X	—
Robert H. Dickinson	—	—	—	—	—
Arnold W. Donald	—	Chair	—	X	X
Pier Luigi Foschi	—	—	—	—	—
Howard S. Frank	—	—	X	—	—
Richard J. Glasier	Chair	X	—	—	X
Debra Kelly-Ennis	—	—	—	X	—
Modesto A. Maidique	X	—	—	—	—
Sir John Parker	—	—	—	Chair	X
Peter G. Ratcliffe	—	—	—	—	—
Stuart Subotnick	X	—	X	—	Chair
Laura Weil	X	X	—	—	—
Randall J. Weisenburger	X	—	—	—	—

Number of committee meetings/consent actions in fiscal 2012	14	9	2	14	4

Audit Committees. The Audit Committees assist the boards in their general oversight of our financial reporting, internal controls and audit functions, and are responsible for the appointment, retention, compensation, and oversight of the work of our independent auditors and our independent registered certified public accounting firm. The board of directors of Carnival Corporation has determined that Mr. Glasier is both “independent” and an “audit committee financial expert,” as defined by SEC rules. In addition, the board of directors of Carnival plc has determined that Mr. Glasier has “recent and relevant financial experience” for purposes of the UK Corporate Governance Code. The boards determined that each member of the Audit Committees has sufficient knowledge in reading and understanding the company’s financial statements to serve on the Audit Committees. The responsibilities and activities of the Audit Committees are described in detail in “Report of the Audit Committees” and the Audit Committees’ charter.

Compensation Committees. The Compensation Committees have authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers, and administering our stock incentive plans, including reviewing and granting equity-based grants to our executive officers and other employees. The Compensation Committees also review and determine various other compensation policies and matters, including making recommendations to the boards with respect to the compensation of the non-executive (non-employee) directors, incentive compensation and equity-based plans generally, and administering the employee stock purchase plans. For more information on the responsibilities and activities of the Compensation Committees, including the committees’ processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Executive Compensation,” and the Compensation Committees’ charter.

Executive Committees. The Executive Committees may exercise the authority of the full board between board meetings, except to the extent that the board has delegated authority to another committee or to other persons, and except as limited by applicable law.

HESS Committees. The HESS Committees review and recommend policies relative to the protection of the environment and the health, safety and security of employees, contractors, guests and the public. The HESS Committees also supervise and monitor health, environmental, safety and security policies and programs and review with management significant risks or exposures and actions required to minimize such risks. For more information on the responsibilities and activities of the HESS Committees, see the HESS Committees’ charter.

Nominating & Governance Committees. The Nominating & Governance Committees review and report to the boards on a periodic basis with regard to matters of corporate governance. The Nominating & Governance Committees also review and assess the effectiveness of our Corporate Governance Guidelines, make recommendations to the boards regarding proposed revisions to these guidelines, and make recommendations to the boards regarding the size and composition of the boards and their committees. For more information on the responsibilities and activities of the Nominating & Governance Committees, see “Nominations of Directors,” “Procedures Regarding Director Candidates Recommended by Shareholders” and the Nominating & Governance Committees’ charter.

Additional information with respect to Carnival plc’s corporate governance practices during the 2012 fiscal year is included in the Carnival plc Corporate Governance Report attached to this proxy statement as Annex C.

Risk Oversight

The boards of directors have overall responsibility for the Carnival Corporation & plc Enterprise Risk Management (“ERM”) Program, which assesses, monitors and identifies mitigation enhancement for key risks facing our company. The boards of directors receive both written and oral reports on the ERM Program at least twice each year and provide guidance on the direction and reporting of the ERM Program.

Our boards use their committees to assist in their risk oversight function as follows:

•

Our Audit Committees are responsible for oversight of our financial controls and compliance activities. The Audit Committees also oversee management’s processes to identify and quantify the material risks facing Carnival Corporation & plc. In connection with its risk oversight role, the Audit Committees regularly meet privately with representatives from our independent registered certified public accounting firm, the Chief Audit Executive and the General Counsel.

•	Our Compensation Committees are responsible for oversight of risk associated with our compensation plans.

•	Our HESS Committees are responsible for oversight of risk associated with the health, environment, safety and security of employees, contractors, guests and the public.

•	Our Nominating and Governance Committees are responsible for oversight of risk associated with board processes and corporate governance.

Each committee chairman presents this information to the full boards for review.

Discussions with the boards regarding the Carnival Corporation & plc strategic plan, consolidated business results, capital structure, and other business related activities include a discussion of the risks associated with the particular item under consideration. This oversight includes briefings by management, review of audit results and corrective actions, and results of risk assessment and risk monitoring activities.

The boards believe that the structure and assigned responsibilities provides the appropriate focus, oversight and communication of key risks faced by our company.

Compensation Risk Assessment

In 2011, Carnival’s management, in conjunction with the Compensation Committees’ independent compensation consultant, Frederic W. Cook & Co., Inc., conducted a thorough review of our compensation programs, including those programs in which our named executive officers participate, to determine if aspects of those programs contribute to excessive risk-taking. Based on the findings from this review and a reassessment conducted in 2012, the Compensation Committees continue to believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on Carnival Corporation & plc.

To reach this conclusion, key elements of our compensation programs were assessed to determine if they exhibited excessive risk. These elements included pay mix (cash vs. equity) and pay structure (short- vs. long-term focus), performance metrics, performance goals and ranges, the degree of leverage, incentive maximums, payment timing, incentive adjustments, use of discretion and stock ownership requirements. Our assessment reinforced the Compensation Committees’ belief that our compensation programs are not contributing to excessive risk-taking, but instead contain many features and elements that help to mitigate risk. For example:

•

Pay Structure: Our compensation programs emphasize both short- and long-term performance through our annual bonus program (delivered in cash) and though the delivery of long-term incentives (equity) in a balanced approach (approximately 50% through base salary and bonus and 50% in long-term equity grants). The mix of our pay program is intended to motivate management to consider the impact of decisions on shareholders in the short, intermediate and long-terms.

•

Incentive Limits: Our annual cash bonus plans do not allow for unlimited payouts. Cash bonus awards cannot exceed 200% of target levels. The performance-based share grants (which were introduced in fiscal 2011 and are described in the Compensation Discussion and Analysis) limits the payouts to 200% of target.

•

Performance-based Share Grants: To strengthen the relationship between pay and performance, our annual cash bonus and long-term incentive plans include performance-based share grants. The entire annual cash bonus is measured against performance targets. Since 2011 a portion of the long-term equity grants has been in the form of performance-based share grants. Performance-based share grants will have no value unless Carnival Corporation & plc achieves pre-determined three-year performance targets. Further, all restricted share and RSU grants vest at the end of three years, rather than vesting ratably on an annual basis.

•

Performance Measurement: For corporate officers, the performance measurement used when determining their annual cash bonus is based on the performance of Carnival Corporation & plc. For officers of our operating units, the performance measurements used when determining their bonus is based 75% on the performance of their operating unit, with the remaining balance being based on the performance of Carnival Corporation & plc to ensure a continued focus on the overall success of Carnival Corporation & plc.

•

Stock Ownership Guidelines: All of our senior executives who are designated as reporting officers under Section 16 of the Exchange Act (each a “Section 16 Officer”), including our named executive officers, are subject to a Stock Ownership Policy pursuant to which specifies target ownership levels of Carnival Corporation and Carnival plc shares for each Section 16 Officer expressed in terms of the value of the equity holdings (including unvested restricted shares and RSUs) as a multiple of each Section 16 Officer’s base salary.

•

Clawback Policy: The Carnival Corporation 2011 Stock Plan (which was approved by shareholders in 2011) contains a clawback policy, which authorizes us to recover incentive-based compensation granted under that plan in the event Carnival Corporation & plc is required to restate its financial statements due to fraud or misconduct.

•

Adjustments and Discretion: There are no predetermined adjustments under the short-term incentive plans, and the Compensation Committees may use their discretion to make such adjustments as they deem appropriate in determining awards, thereby helping to mitigate windfall payments not anticipated or warranted.

Corporate Governance Guidelines

Our Corporate Governance Guidelines address various governance issues and principles, including director qualifications and responsibilities, access to management personnel, director compensation, director orientation and continuing education and annual performance evaluations of the boards and directors. Our Corporate Governance Guidelines are posted on our website at www.carnivalcorp.com and www.carnivalplc.com.

Combined Chairman and Chief Executive Officer

Under the Third Amended and Restated Articles of Incorporation of Carnival Corporation and the Articles of Association of Carnival plc, the boards select one of their members as Chairman. The boards believe that the interests of all shareholders are best met at the present time through a leadership model with a combined Chairman and Chief Executive Officer, and an independent Presiding Director. Micky Arison currently serves as both Chairman of the Boards and Chief Executive Officer. Stuart Subotnick currently serves as Presiding Director.

The boards have no policy with respect to the separation of the offices of Chairman of the Boards and the Chief Executive Officer. The boards believe that this issue is part of the succession planning process and that it is in the best interests of Carnival Corporation & plc for the boards to make a determination when they elect a new Chief Executive Officer. The current Chief Executive Officer possesses an in-depth knowledge of our company, its integrated, multi-national operations, the cruise industry and the array of challenges to be faced, gained through over 30 years of successful experience overseeing the growth of the company. The boards believe these experiences and other insights put Mr. Arison in the best position to provide broad leadership for the boards as they consider strategy and as they fulfill their fiduciary responsibilities to our shareholders.

Further, the boards have demonstrated their commitment and ability to provide independent oversight of management. A majority of the members of the boards are independent, and 100% of the members of the Audit, Compensation, HESS and Nominating & Governance Committees are independent. Pursuant to our Corporate Governance Guidelines, the non-executive directors designate one non-executive director to serve as the Presiding Director to preside at executive sessions of the non-executive directors and at meetings of the boards in the absence of the Chairman. In addition, the Presiding Director serves as the principal liaison to the non-executive directors, reviews and approves meeting agendas for the boards and reviews meeting schedules.

The independent non-executive directors meet at least annually under the direction of the Presiding Director to conduct an appraisal of the Chairman’s performance as leader of the boards. The Compensation Committees conduct an annual review of the Chief Executive Officer’s performance in order to ensure that the Chief Executive Officer is providing Carnival Corporation & plc the best leadership for both the short- and long-term.

Our boards believe that planning for the succession of our Chief Executive Officer is an important function. Our decentralized structure enhances our succession planning process. At the corporate level, a highly-skilled management team oversees a collection of separately managed cruise brands. Each of our brands is led by locally-based executives who are driven to grow and optimize their brands, which fosters an ownership-oriented attitude that is not always common in an organization of our size. At both the corporate and brand levels, we continually strive to foster the professional development of senior management. As a result, Carnival Corporation & plc has developed a very experienced and strong group of leaders, with their performance subject to ongoing monitoring and evaluation, as potential successors to our Chief Executive Officer.

The independent non-executive directors meet with the Chief Executive Officer at least annually to plan for the succession of the Chief Executive Officer (including plans in the event of an emergency). During those sessions, the Chief Executive Officer discusses his recommendations of potential successors, along with an evaluation and review of any development plans for such individuals. As provided in our Corporate Governance Guidelines, the Nominating and Governance Committees will, when appropriate, make recommendations to the boards with respect to potential successors to the Chief Executive Officer. All members of the boards will work with the Nominating and Governance Committees to evaluate potential successors to the Chief Executive Officer.

Nominations of Directors

Carnival Corporation and Carnival plc are two separate legal entities and, therefore, each has a separate board of directors, each of which in turn has its own Nominating & Governance Committee. As the DLC arrangement requires that there be identical boards of directors, the Nominating & Governance Committees make one set of determinations in relation to both companies.

The Nominating & Governance Committees actively seek individuals qualified to become board members and recommend to the boards the nominees to stand for election as directors at the annual meetings of shareholders or, if applicable, at a special meeting of shareholders.

When evaluating prospective candidates for director, regardless of the source of the nomination, the Nominating & Governance Committees will consider, in accordance with their charter, such factors as they deem appropriate, including, but not limited to:

•	the candidate’s judgment;

•	the candidate’s skill;

•	diversity considerations;

•	the candidate’s experience with businesses and other organizations of comparable size;

•	the interplay of the candidate’s experience with the experience of other board members; and

•	the extent to which the candidate would be a desirable addition to the boards and any committees of the boards.

Our Corporate Governance Guidelines dictate that diversity should be considered by the Nominating and Governance Committees in the director identification and nomination process. This means that the Nominating and Governance Committees seek nominees who bring a variety of business backgrounds, experiences and perspectives to the boards. The boards believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, geographic representations, knowledge and abilities that will allow the boards to fulfill their responsibilities.

The Nominating & Governance Committees will also use their best efforts to seek to ensure that the composition of the boards at all times adheres to the independence requirements applicable to companies listed for trading on the New York Stock Exchange and the London Stock Exchange. The Nominating & Governance Committees may consider candidates proposed by management, but are not required to do so. Other than the foregoing, there are no stated minimum criteria for director nominees.

The Nominating & Governance Committees identify nominees by first evaluating the current members of the boards willing to continue in service. Current members of the boards with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the boards with that of obtaining a new perspective. If any member of the boards does not wish to continue in service or if the Nominating & Governance Committees or the boards decide not to re-nominate a member for re-election, the Nominating & Governance Committees identify the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating & Governance Committees and the boards are polled for suggestions as to individuals meeting the criteria of the Nominating & Governance Committees. The Nominating and Governance Committees may engage a third party search firm to identify or evaluate or assist in identifying potential nominees.

Procedures Regarding Director Candidates Recommended by Shareholders

The Nominating & Governance Committees will also consider shareholder recommendations of qualified director nominees when such recommendations are submitted in accordance with the procedures below. In order to have a nominee considered by the Nominating & Governance Committees for election at the 2013 annual meetings, a shareholder must submit his or her recommendation in writing to the attention of our Secretary at our headquarters no later than November 4, 2013. Any such recommendation must include:

•	the name and address of the candidate;

•	a brief biographical description, including his or her occupation and service on boards of directors of any public company or registered investment company for at least the last five years;

•	a statement of the particular experience, qualifications, attributes or skills of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement.

Once we receive the recommendation, we will deliver to the candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters that would assist the Nominating & Governance Committees in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement or other regulatory filings, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating & Governance Committees.

Communications between Shareholders or Interested Parties and the Boards

Shareholders or interested parties who wish to communicate with the boards, the Presiding Director, the non-executive directors as a group or any individual director should address their communications to the attention of the Secretary of Carnival Corporation and Carnival plc at 3655 N.W. 87th Avenue, Miami, Florida 33178. The Secretary will maintain a log of all such communications, promptly forward to the Presiding Director those which the Secretary believes require immediate attention, and also periodically provide the Presiding Director with a summary of all such communications and any responsive actions taken. The Presiding Director will notify the boards or the chairs of the relevant board committees as to those matters that he believes are appropriate for further action or discussion.

Code of Business Conduct and Ethics

Carnival Corporation and Carnival plc’s Code of Business Conduct and Ethics applies to all employees and members of the boards of Carnival Corporation and Carnival plc and provides guiding principles on areas such as identifying and resolving conflicts of interest. Our Code of Business Conduct and Ethics is posted on our website at www.carnivalcorp.com and www.carnivalplc.com. The Code of Business Conduct and Ethics may be amended periodically to remain in line with best practices.

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any director, executive officer, nominee or principal shareholder, or any affiliate thereof, is a party adverse to Carnival Corporation or Carnival plc, or has a material interest adverse to Carnival Corporation or Carnival plc.

DIRECTOR COMPENSATION

Our non-executive directors are entitled to receive an annual retainer of $40,000 per year, an attendance fee per board meeting of $5,000 ($2,000 if meeting attended by telephone), equity compensation, as further described below, and reimbursement for travel, meals and accommodation expenses attendant to their board membership. We do not provide retirement benefits or other benefits to our non-executive directors. We reimburse directors for travel expenses incurred for spouses or partners when we request that they attend a special event. Any amount reimbursed for spousal or partner travel is reported below in the “Director Compensation for Fiscal 2012” table. The Presiding Director receives an additional retainer of $20,000 per annum. In addition, non-executive directors receive additional compensation for serving as chairman or a member of a board committee. Board members who are employed by us do not receive additional compensation for their services as a member of the boards of directors.

The retainer and meeting attendance fees currently in effect for the board committees are as follows:

	Retainer		Attendance Fee
	Chair	Member	In Person	By Telephone
Audit Committees	$23,000	$7,500	$3,000	$1,500
Compensation Committees	$23,000	$3,750	$2,500	$1,250
Executive Committees	—	$3,750	—	—
HESS Committees	$23,000	$7,500	$3,000	$1,500
Nominating & Governance Committees	$10,000	$3,750	$2,500	$1,250

For purposes of calculating fees, a board or committee meeting of Carnival Corporation and a concurrent or related board or committee meeting of Carnival plc constitute a single meeting. Non-executive directors receive payment of their earned retainer and meeting fees in quarterly installments. Annual retainers are pro-rated so that adjustments can be made during the year. Unearned portions of cash retainers are forfeited upon termination of service.

Non-executive directors receive annual share grants under the Carnival Corporation 2011 Stock Plan. In April 2012 the board approved grants with a dollar value equal to $120,000. As a result, a grant of 3,840 Carnival Corporation restricted shares or RSUs was made to each non-executive director elected or re-elected on April 11, 2012 when the closing price of a share was $31.25.

Grants under the Carnival Corporation 2011 Stock Plan vest in their entirety on the third anniversary of the grant date. Grants of restricted shares have the same rights with respect to dividends and other distributions as all other outstanding shares of Carnival Corporation common stock. Grants of RSUs do not receive dividends and do not have voting rights. Each RSU granted is credited with dividend equivalents equal to the value of cash and stock dividends paid on Carnival Corporation common stock. The cash and stock dividend equivalents will be distributed upon the settlement of the RSUs upon vesting. It is anticipated that non-executive directors will receive their annual grants initially upon their election to the boards and subsequently at the time of their annual re-election to the boards.

Director Compensation for Fiscal 2012

The following table details the total compensation earned by our non-executive directors in fiscal 2012. Compensation for our executive directors, being Messrs. Arison, Foschi and Frank is reflected in the section entitled “Summary Compensation Table,” which follows the Compensation Discussion and Analysis. Board members who are employed by us do not receive additional compensation for their services as a member of the boards of directors.

Name	Fees Earned or Paid in Cash(1) ($)		Stock Awards(2)(3) ($)	All Other Compensation(4) ($)	Total ($)
Sir Jonathon Band	98,000	(5)	120,000	1,204	219,204
Robert H. Dickinson	65,000		120,000	6,983	191,983
Arnold W. Donald	149,313		120,000	7,228	276,541
Richard J. Glasier	147,063		120,000	15,691	282,754
Debra Kelly-Ennis	69,625		120,000	3,263	192,888
Modesto A. Maidique	88,500		120,000	18,666	227,166
Sir John Parker	126,000		120,000	885	246,885
Peter G. Ratcliffe	65,000		120,000	1,517	186,517
Stuart Subotnick	138,000		120,000	8,783	266,783
Laura Weil	121,250		120,000	—	241,250
Randall J. Weisenburger	98,000		120,000	4,391	222,391
Uzi Zucker(6)	45,563		—	23,900	69,463

(1)	Refer to the table above describing the board committee membership.
(2)

No stock option grants were granted in fiscal 2012. Represents the grant date fair value, assuming no risk of forfeiture of the grants of Carnival Corporation restricted shares and RSUs granted in fiscal 2012, calculated in accordance with Accounting Standards Codification Topic 718, “Stock Compensation” (“ASC 718”). Each of the non-executive directors received a grant of either 3,840 restricted shares or RSUs upon their election or re-election to the boards on April 11, 2012 when the closing price of a share was $31.25. We calculate the grant date fair value related to a share of restricted stock and an RSU based on the market price of Carnival Corporation common stock on the date of grant. The restricted shares and RSUs granted in 2012 vest on the third anniversary of the grant date. The restricted shares and RSUs granted to non-executive directors also vest in full upon the death or disability of the director, and continue to vest in accordance with the original vesting schedule and are not forfeited if a director ceases to be a director for any other reason after having served as a director for at least one year. Except for Debra Kelly-Ennis who was initially elected in April 2012, and Uzi Zucker who retired in April 2012, all of the above directors have served for all of fiscal 2012.

(3)	The aggregate number of Carnival Corporation and Carnival plc restricted shares, RSUs and options (all of which are exercisable) outstanding at November 30, 2012 are as follows:

Name	Unvested Restricted Shares	Unvested RSUs	Unexercised Options
Sir Jonathon Band	10,116	0	0
Robert H. Dickinson	10,116	0	360,000
Arnold W. Donald	10,116	0	26,000
Richard J. Glasier	10,116	0	30,000
Debra Kelly-Ennis	0	3,840	0
Modesto A. Maidique	10,116	0	36,000
Sir John Parker	10,116	0	0
Peter G. Ratcliffe	3,840	6,276	200,000
Stuart Subotnick	10,116	0	8,400
Laura Weil	10,116	0	0
Randall J. Weisenburger	10,116	0	0

(4)

Represents reimbursement of expenses associated with spousal or partner travel and the incremental cost of cruise benefits. For Mr. Zucker, also includes the cost of a watch given to him upon his retirement.

(5)	Exclusive of value added tax.
(6)	Mr. Zucker was not nominated for re-election at the April 2012 annual general meeting. As a result, his term ended on April 11, 2012.

The following policies also apply to our non-executive directors:

•

Stock Ownership Guidelines. All non-executive directors are required to own at least 5,000 shares (inclusive of unvested restricted shares, RSUs and shares in a trust beneficially owned by the director) of either

Carnival Corporation common stock or Carnival plc ordinary shares. New directors must achieve this requirement no later than two years from the date of their initial election to the boards by the shareholders. Other than Debra Kelly-Ennis who was initially elected by the shareholders in 2012, each of the non-executive directors has achieved this board-mandated requirement.

•

Product Familiarization. All non-executive directors are encouraged to take a cruise for up to 14 days per year for product familiarization and pay a fare of $35 per day for such cruises. In addition, guests traveling with the non-executive director in the same stateroom are charged a fare of $35 per day. All other charges associated with the cruise (e.g., air fares, fuel supplements, government fees and taxes, gratuities, ground transfers, tours, etc.) are the responsibility of the non-executive director.

Carnival plc

Additional information with respect to Carnival plc’s compensation and reimbursement practices during fiscal 2012 for non-executive directors is included in Part II of the Carnival plc Directors’ Remuneration Report, which is attached as Annex B to this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

and

CARNIVAL PLC DIRECTORS’ REMUNERATION REPORT – PART I

INTRODUCTION

Carnival Corporation and Carnival plc are separate legal entities (together referred to in this report as “Carnival Corporation & plc”) and each company has its own board of directors and Compensation Committee. However, as is required by the agreements governing the dual listed company (“DLC”) arrangement, the boards of directors and members of the committees of the boards, including the Compensation Committees, are identical and there is a single senior management team.

Carnival Corporation and Carnival plc are subject to disclosure regimes in the U.S. and UK. While some of the disclosure requirements are the same or similar, some are very different. As a result, the Carnival plc Directors’ Remuneration Report is in two parts. The information contained in this Part I constitutes the Compensation Discussion and Analysis as required by regulations promulgated by the SEC, and includes information that Carnival plc is required to disclose in accordance with the Sections 439 and 440 of the Companies Act 2006 and Schedule 8 of the Large and Medium Sized Companies and Groups (Accounts and Reports) Regulations 2008 (the “LMCG Regulations”). Part II of the Carnival plc Directors’ Remuneration Report is set forth as Annex B to this proxy statement and includes the additional information that Carnival plc is required to disclose in accordance with the LMCG Regulations, including certain information that has been audited for the purposes of the Carnival plc Annual Report.

Parts I and II of the Carnival plc Directors’ Remuneration Report are in compliance with the LMCG Regulations, the UK Corporate Governance Code published in June 2010 by the UK Financial Reporting Council (the “UK Corporate Governance Code”), which was formerly known as the Combined Code, the UK Companies Act 2006 and the Listing Rules of the UK Listing Authority. Both Parts I and II form part of the Annual Report of Carnival plc for the year ended November 30, 2012.

Pursuant to rules promulgated by the SEC and the LMCG Regulations, this Compensation Discussion and Analysis reviews the compensation of the following named executive officers of Carnival Corporation & plc (the “NEOs”):

Name	Title
Micky Arison	Chairman of the Boards of Directors and Chief Executive Officer
David Bernstein	Senior Vice President and Chief Financial Officer
Gerald R. Cahill	President and Chief Executive Officer of Carnival Cruise Lines
Pier Luigi Foschi	Chairman of Costa and Chairman and Chief Executive Officer of Carnival Asia
Howard S. Frank	Vice Chairman of the Boards of Directors and Chief Operating Officer

EXECUTIVE SUMMARY

The following highlights the Compensation Committees’ key compensation decisions in fiscal 2012, as reported in the “Summary Compensation Table.” These decisions were made with the advice of the Compensation Committees’ independent consultants, Frederic W. Cook & Co., Inc. (“FWC”) and are discussed in greater detail elsewhere in this Compensation Discussion and Analysis.

Carnival Corporation & plc achieved operating income of $1.64 billion, which is 27% less than its operating income in fiscal 2011. In line with our commitment to link pay to performance, overall cash compensation paid to the NEOs as a group for fiscal 2012 was substantially less than cash compensation paid to the NEOs as a group for fiscal 2011. Despite the decline in operating income, the Compensation Committees believe that our results for fiscal 2012, the most challenging in our history, reflected significant efforts and focus of our brand management teams in light of the Costa Concordia tragedy, a deteriorating European economic environment and the continuing impact of geo-political events in the Middle East and North Africa. Other notable operating achievements during fiscal 2012 were as follows:

•	significant cost reductions,

•	successful fuel conservation initiatives, which have allowed us to reduce the rate of fuel consumption by 4% in fiscal 2012 compared to fiscal 2011 and by more than 20% over the past seven years,

•	maintenance of fiscal 2012 net revenue yields in line with fiscal 2011 (excluding Costa),

•	successful ship initiatives, including the absorption of three new ships into our fleet,

•	continued port development,

•	continued progress in realizing synergies among the various operating companies,

•	securing orders of two new vessels at attractive pricing, and

•	maintaining the strength of our brands.

Over the last several years, the Compensation Committees have reinforced the commitment to strengthening the linkage between pay and performance. Historically, the Compensation Committees award annual time based share (“TBS”) grants each year. The performance-based share (“PBS”) grant program was implemented in 2011 and continues to align an increasing portion of our NEOs’ long-term pay opportunity to Carnival Corporation & plc earnings per share (“EPS”) growth. Finally, the annual bonus programs are intended to closely align annual bonuses to Carnival Corporation & plc’s performance against pre-determined operating income targets, which are corporate and operating company specific, where applicable.

As indicated above, fiscal 2012 was the most challenging year in Carnival Corporation & plc’s history and was also a difficult year for the industry in general. As a result, total direct compensation for Messrs. Arison, Frank, Foschi, and Bernstein decreased on average 5.3% compared to fiscal 2011. Because pre-established corporate operating income targets were not achieved, annual cash bonuses for Messrs. Arison, Frank, Foschi, and Bernstein decreased on average 24.6%. Mr. Cahill’s bonus increased 6.9% from fiscal 2011 due to the strong year-over-year performance of Carnival Cruise Lines. Annual cash bonuses are a function of formulaic annual bonus programs based on operating income goals set at the beginning of the year, which has been the case for a number of years. As provided for under the terms of the annual bonus programs and consistent with prior practice, operating income of Carnival Corporation & plc used to calculate the annual cash bonuses for the NEOs was adjusted for goodwill, trademark and ship impairments. Despite significant progress made in an historically challenging environment, as well as the numerous operating achievements detailed above, among others, the Compensation Committees decided to align with management’s input not to make any discretionary adjustments (up or down) to the individual annual cash bonus amounts, which were determined in accordance with the provisions of the annual bonus programs. The Compensation Committees believe that outcomes of the annual bonus programs appropriately balance the disappointing overall earnings results for Carnival Corporation & plc, while also acknowledging the success certain of our operating companies experienced during fiscal 2012.

The following key compensation decisions reflected the challenging operating environment in fiscal 2012 and the Compensation Committees’ continued focus on strengthening the linkage between long-term pay and performance.

•	Base Salaries. The base salary for all NEOs remained unchanged for fiscal 2012, with the exception of Mr. Bernstein who received a mid-year increase.

•

Annual Cash Bonuses. The fiscal 2012 cash bonuses for NEOs were on average 20.9% lower than the fiscal 2011 cash bonuses. Messrs. Arison and Foschi are donating their entire annual cash bonuses to charitable organizations.

•	Long Term Incentives.

•

PBS Grants. The Compensation Committees approved PBS grants for the NEOs and other key executives within Carnival Corporation & plc, which provide a future compensation opportunity based on Carnival Corporation & plc EPS growth over a three-year period.

•	TBS Grants. The Compensation Committees approved TBS grants to the NEOs to further align a portion of our NEOs’ compensation with shareholder outcomes.

Even though the actual compensation that the NEOs receive from the PBS grants will not be determined until the end of the three-year performance period, and will depend on our EPS performance over such period, the SEC’s disclosure rules require us to include the fair value of the PBS grants in the “Summary Compensation Table” as compensation for fiscal 2012.

OVERALL PHILOSOPHY AND OBJECTIVES

The objectives of the Compensation Committees with respect to executive compensation are to create competitive compensation packages that provide both short-term rewards and long-term incentives for positive individual and corporate performances and to ensure the alignment of the financial interests of our executive officers and Carnival Corporation & plc’s shareholders. To help strengthen that linkage, the Compensation Committees’ philosophy is to place more emphasis on the variable elements of compensation, such as the annual cash bonus and equity-based compensation, than on base salary. The Compensation Committees seek to provide total direct compensation for each NEO that is competitive for the market (as described below under “Competitive Market (Peer Group) Comparison”), adjusted as necessary to take into consideration a particular NEO’s individual circumstances, as applicable (including the NEO’s tenure with Carnival Corporation & plc and in his current role, the NEO’s performance as evaluated over sustained periods, and the performance of the NEO’s operating group and/or areas of responsibility).

Most of the executive officers of Carnival Corporation & plc are located in the U.S., with others based in Europe. As a global entity, it is challenging to establish consistent compensation practices across geographic and corporate lines that satisfy the particular requirements of all jurisdictions and local market demands. Since the largest presence of executive officers is in the U.S., our compensation policies primarily reflect U.S. market practices. However, the Compensation Committees seek to incorporate UK compensation principles, including those contained in the UK Corporate Governance Code, as far as practicable, unless the application of those principles would not be competitive in the U.S. or other markets, or would restrict Carnival Corporation & plc’s ability to transfer executives between operating units.

It is the policy of the Compensation Committees for executive officers to have notice periods, if any, of not more than 12 months in duration. Following U.S. accepted practice on remuneration, the Compensation Committees have adopted a policy not to enter into service contracts with U.S. executives. The Compensation Committees will continue to regard the individual circumstances of each case taking account of best practice in the UK and the U.S. and the expected cost to Carnival Corporation & plc of any termination of an executive’s employment arrangements.

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, at the 2012 annual shareholders meeting, our shareholders provided an advisory (non-binding) vote on the fiscal 2011 compensation of our NEOs, which is referred to as the “say-on-pay” vote. The compensation of our NEOS, as disclosed pursuant to the compensation disclosure rules of the SEC (including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in the proxy statement) was approved, with 93% of the shares voting ‘for’ approval of the “say-on-pay” proposal. The Compensation Committees noted the results of this vote, and although the say-on-pay vote is advisory and is not binding on the boards of directors of Carnival Corporation & plc, the Compensation Committees took the approval into consideration in determining that the current compensation philosophy and objectives remain appropriate for use in determining the compensation of our NEOs.

OVERVIEW OF TOTAL DIRECT COMPENSATION FOR 2012 AND COMPARISON TO 2011

Total Cash Compensation. Annual changes in total cash compensation for Carnival Corporation & plc’s senior management team, including the NEOs, take into account changes in operating income as measured at the corporate and/or operating company levels. Other considerations impacting cash compensation include changes in responsibility, market pay positioning and comparisons to other Carnival Corporation & plc executives with similar responsibility levels.

The table below shows actual cash compensation for fiscal 2012 compared to actual cash compensation for fiscal 2011. Annual cash bonuses decreased in fiscal 2012 from fiscal 2011, consistent with operating performance, except in the case of Mr. Cahill, in light of the strong operating performance of the business unit under his management.

NEO	Fiscal 2011 Salary Plus Bonus	Fiscal 2012 Salary Plus Bonus	Change from Fiscal 2011 Salary Plus Bonus
Micky Arison	$2,981,318	$2,431,307(1)	(18.4%)
David Bernstein	$ 932,780	$ 902,133(2)	(3.3%)
Gerald R. Cahill	$2,012,826	$ 2,096,668	4.2%
Pier Luigi Foschi(3)	€2,059,500	€1,732,500(1)	(15.9%)
Howard S. Frank	$2,813,477	$ 2,280,654	(18.9%)

(1)	Messrs. Arison and Foschi are donating their entire annual cash bonuses for fiscal 2012 to charitable organizations. See the footnotes to the Summary Compensation Table for more detail.
(2)	Reflects Mr. Bernstein’s base salary increase effective July 2012.
(3)

Mr. Foschi’s base salary and bonus is payable in euros. His base salary and bonus is equivalent to $2,217,600 for fiscal 2012 and $2,883,300 for fiscal 2011 when converted into U.S. dollars at the average exchange rate for fiscal 2012 of $1.28:€1 and fiscal 2011 of $1.40:€1.

Total Direct Compensation. Unlike the annual cash bonuses, individual equity awards (both the TBS grants and the PBS grants) take into account the scope of the NEO’s responsibilities and the NEO’s performance and long-term retention considerations. In addition, the PBS grants provide compensation only to the extent specified EPS targets are achieved over a three-year performance period. The changes in total direct compensation in fiscal 2012 from fiscal 2011 reflect primarily the same factors that explain the year-over-year change in NEO cash compensation.

The table below compares each NEO’s year-over-year change in total direct compensation (salary, annual cash bonus and equity grants).

NEO	Fiscal 2011 Total Direct Compensation	Fiscal 2012 Total Direct Compensation	Change from Fiscal 2011 Total Direct Compensation
Micky Arison	$6,482,377	$5,932,427(1)	(8.5%)(3)
David Bernstein	$1,688,727	$1,792,133(2)	6.1%
Gerald R. Cahill	$3,387,783	$3,581,668	5.7%
Pier Luigi Foschi(3)	€3,121,354	€2,796,950(1)	(10.4%)
Howard S. Frank	$6,460,429	$5,927,654	(8.3%)

(1)	Messrs. Arison and Foschi are donating their entire annual cash bonuses for fiscal 2012 to charitable organizations. See the footnotes to the Summary Compensation Table for more detail.
(2)	Reflects Mr. Bernstein’s base salary increase effective July 2012.

(3)

Mr. Foschi’s base salary and bonus is payable in euros. His total direct compensation is equivalent to $3,580,096 for fiscal 2012 and $4,369,896 for fiscal 2011when converted into U.S. dollars at the average exchange rate for fiscal 2012 of $1.28:€1 and 2011 of $1.40:€1. The Carnival plc shares granted to Mr. Foschi are denominated in sterling. Because Mr. Foschi is compensated in euros, the value of the Carnival plc shares granted for fiscal 2012 has been converted from sterling into euros based on the January 15, 2013 grant date exchange rate of €1.21:£1 and the April 11, 2012 grant date exchange rate of €1.21:£1, and the value of the Carnival plc shares granted for fiscal 2011 has been converted from sterling into euros based on the February 15, 2012 grant date exchange rate of €1.19:£1 and the January 28, 2011 grant date exchange rate of €1.16:£1.

The fiscal 2011 and fiscal 2012 compensation values included in the above table reflect the fair value of TBS awards made in February 2012 (awarded in fiscal 2012 for fiscal 2011) and January 2013 (awarded in fiscal 2013 for fiscal 2012), respectively. Under SEC disclosure rules, TBS awards that were not granted until fiscal 2013 do not appear in the “Grants of Plan-Based Awards in Fiscal 2012” table or the “Summary Compensation Table” for fiscal 2012, even though these grants are compensation for fiscal 2012. However, the Compensation Committees believe that the TBS awards made in fiscal 2013 are properly considered as part of the NEOs compensation for fiscal 2012 performance (in the same way that bonuses paid in fiscal 2013 are treated as compensation for fiscal 2012 performance). Similarly, the TBS awards made in fiscal 2012 are properly considered as part of the NEOs compensation for fiscal 2011 performance (in the same way that bonuses paid in fiscal 2012 are treated as compensation for fiscal 2011 performance). Because PBS awards depend on future performance, the Compensation Committees believe that the PBS awards (unlike the TBS awards) should be treated as compensation for the fiscal year in which they are awarded.

PROCESS FOR MAKING COMPENSATION DETERMINATIONS

The Compensation Committees determine the compensation policy and the compensation payable to all of our executive officers, including Carnival Corporation & plc’s Chief Executive Officer and Chief Financial Officer. The Compensation Committees interact with the management of Carnival Corporation & plc on compensation issues primarily through communications, meetings and discussions with Mr. Arison, Mr. Frank and the Senior Vice President – Global Human Resources, who also attend meetings of the Compensation Committees as requested by the Compensation Committees. As part of the annual compensation determination process, Mr. Arison and Mr. Frank recommend to the Compensation Committees key initiatives and goals for Carnival Corporation & plc at the beginning of each year. After the fiscal year is complete, Mr. Arison and Mr. Frank review with the Compensation Committees the results of those initiatives, progress towards goals and other material items relating to overall Carnival Corporation & plc performance. The compensation for the NEOs is then determined by the Compensation Committees using their discretion to evaluate the individual performance of the NEOs and the overall performance of Carnival Corporation & plc.

The Compensation Committees believe that the incentive structure for senior management does not raise environmental, social or governance risks by inadvertently motivating irresponsible behavior, and that risks arising from Carnival Corporation & plc’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on Carnival Corporation & plc. Please refer to the section of the proxy statement entitled “Compensation Risk Assessment” for additional information.

Compensation Consultant

The Compensation Committees have engaged a consultant from FWC to assist in their annual review of our executive and director compensation programs. The Compensation Committees believe that FWC provided objective advice to the Compensation Committees. The Compensation Committees also determined that FWC and their consultants are independent because they provide no other services for Carnival Corporation & plc.

During fiscal 2012, a consultant from FWC attended meetings of the Compensation Committees and provided FWC’s views on proposed actions by the Compensation Committees.

Although the new rules relating to compensation consultant independence that were recently announced by the New York Stock Exchange and approved by the SEC in accordance with the provision of Section 952 of the Dodd-Frank Wall Street Reform and Consumer Protection Act are not yet effective, the Compensation Committees have also determined that FWC and their consultants are independent after taking into consideration the factors set forth in the New York Stock Exchange rules.

Peer Group Characteristics

The Compensation Committees perform an annual review of the compensation practices of certain other publicly-listed companies with the assistance of its consultant when determining each element of NEO compensation. This annual market assessment consists of an analysis of top officer pay at a group of publicly-listed peer companies. Based on the recommendations of FWC, the Compensation Committees approved a peer group before the annual assessment commenced. The peer group used when assessing the fiscal 2012 compensation for the NEOs consisted of 13 U.S. publicly-listed companies comparable to Carnival Corporation & plc across one or more of the following factors: revenue, market capitalization, operating income, total assets, reported full-time employees, nature of business and complexity of business; and reflect a balanced group of media, entertainment, consumer goods and services and retailing companies. Notwithstanding the use of this peer group, the Compensation Committees believe there are no public companies that are directly comparable to Carnival Corporation & plc in terms of comparing executive officer pay. The only direct peer is Royal Caribbean Cruises Ltd., which is a substantially smaller corporation with significantly less revenue than Carnival Corporation & plc. The other selected companies have some characteristics similar to Carnival Corporation & plc, but they also have some significant differences.

Current Peer Group Companies

Colgate-Palmolive Company	Starbucks Corporation
Macy’s, Inc.	Starwood Hotels & Resorts Worldwide, Inc.
General Mills, Inc.	Target Corporation
Marriott International, Inc.	The DIRECTV Group, Inc.
McDonald’s Corporation	The Walt Disney Company
NIKE, Inc.	Yum! Brands, Inc.
Royal Caribbean Cruises Ltd.

Competitive Market (Peer Group) Comparison

Annually, the Compensation Committees’ independent consultant conducts a competitive market review to assist the Compensation Committees in their assessment of the NEOs’ competitive positioning of total compensation relative to the markets in which Carnival Corporation & plc competes for executive talent. FWC conducted a competitive market assessment on behalf of the Compensation Committees for fiscal 2012. The Compensation Committees reviewed our aggregate NEO total compensation in comparison to the competitive market, which consists of our peer group, and, in those cases where there was data for relevant comparable positions, companies contained in third-party surveys that reflect a broad database pool of hundreds of companies. The Compensation Committees were not provided with the identities of the companies in the surveys generally (or of the subsets of companies which had data for relevant comparable positions). As applicable, any utilized survey data was combined with the data for the peer group to produce a consolidated aggregated competitive market range for total direct compensation.

These analyses suggest that, in the aggregate, total direct compensation levels for Carnival Corporation & plc’s NEOs are competitively positioned against the peer group. Consistent with the approach that the Compensation Committees take in reviewing each element of total direct compensation, the Compensation Committees utilize these analyses to assess the extent to which the compensation provided to the NEOs is generally consistent with that offered by companies with whom Carnival Corporation & plc competes for executive level talent. The Compensation Committees do not use these analyses to peg any particular element of compensation (or total compensation) to any specific targeted peer group level.

NEO COMPENSATION DESIGN AND ELEMENTS

The compensation elements for our NEOs consist of base salary, an annual cash bonus, equity-based compensation, retirement benefits, perquisites and other benefits.

The compensation practices for each of our NEOs vary in order to reflect the organizational structure of Carnival Corporation & plc. Three of our NEOs (Messrs. Arison, Bernstein and Frank) had company-wide roles during fiscal 2012 and two of our NEOs (Mr. Cahill and Mr. Foschi) were chief executive officers of one or more operating units during all or a portion of fiscal 2012 As a result, the compensation practices for these two groups are different. For example, the annual cash bonuses for the NEOs with company-wide roles are based primarily on company-wide operating income. Conversely, and in order to more closely align pay results with their performance, the annual cash bonuses of the NEOs who are chief executive officers of operating units are weighted primarily on the operating unit operating income, with lesser weight given to company-wide performance. Carnival Corporation & plc provides these executives a level of compensation opportunity that is higher than typical market practice for operating unit executives and an annual cash bonus program that places more emphasis on the performance of their respective operating unit. Moreover, the benefits and perquisites and certain elements of the equity-based awards vary among the NEOs to reflect local market practices where an NEO resides.

In determining the amount of any particular element of compensation to award, the Compensation Committees consider the impact of such an element on total compensation (and thus, indirectly each element affects the amount paid in respect of other elements of compensation). For example, the Compensation Committees consider the amount of the base salary and annual bonus that may be earned by an NEO when granting an equity award. However, the annual bonus and equity-based compensation awards are set independently on the basis of dollar values (and are not set or determined as a fixed percentage of base salary).

Base Salaries

A.	General

Base salaries are intended to provide a baseline level of fixed compensation that reflects each NEO’s level of responsibility. Base salaries for fiscal 2012 of our NEOs are reported in the “Summary Compensation Table.” Our NEOs do not have agreements that establish a minimum base salary (except for Mr. Foschi, whose service agreement in effect for fiscal 2012 included a minimum base salary of €950,000). The Compensation Committees annually review each NEO’s performance and may increase the base salary of each NEO in their discretion if merited by performance or other market factors in order to attract and retain our executives.

Salaries are established for NEOs after performance results for the prior fiscal year are available. Mr. Arison and Mr. Frank review the annual competitive market analysis provided by the consultant, as well as individual and operating unit performance, and provide the Compensation Committees with recommended salaries for all NEOs, except for their own salaries. The recommendations include a capsule review of each NEO’s individual performance for the prior fiscal year.

Mr. Arison and Mr. Frank also submit an assessment regarding the overall performance of Carnival Corporation & plc and summarize their individual activities and results as compared to the goals as presented to the Compensation Committees at the beginning of the year. The Compensation Committees determine the salaries for Mr. Arison and Mr. Frank, and may also request recommendations from the consultant. The base salaries of Mr. Arison and Mr. Frank typically are within $100,000 of each other, reflecting the belief of the Compensation Committees that they have a similar level of job responsibility and both have significant impact on the success of Carnival Corporation & plc.

B.	2012 Base Salaries and Analysis

At the beginning of fiscal 2012, Carnival Corporation’s Chairman and CEO and Vice Chairman and COO recommended to the Compensation Committees that there be no increase in their base salaries for fiscal 2012 (which is consistent with the lack of increase provided to the other NEOs and other members of senior management). The Compensation Committees accepted their recommendation. However, in July 2012, as a result of the increase in Mr. Bernstein’s responsibilities to oversee the corporate information technology function, the Compensation Committee determined that it would be appropriate to increase his base salary to $595,000.

As a result, the base salaries for fiscal 2012 were as follows:

NEO	Fiscal 2011 Base Salary	Fiscal 2012 Base Salary	Percentage Increase (%)
Micky Arison	$906,400	$906,400	0
David Bernstein	$515,000	$548,333(1)	6.5
Gerald R. Cahill	$798,250	$798,250	0
Pier Luigi Foschi(2)	€975,000	€975,000	0
Howard S. Frank	$803,400	$803,400	0

(1)	Reflects pro-rata base salary increase from July 2012.
(2)

Mr. Foschi’s base salary is payable in euros. His base salary is equivalent to $1,248,000 for fiscal 2012 and $1,365,000 for fiscal 2011 when converted into U.S. dollars at the average exchange rate for fiscal 2012 of $1.28:€1 and fiscal 2011 of $1.40:€1.

C.	2013 Base Salaries

In addition, the Compensation Committees have agreed with management’s recommendation not to change the base salaries for any of the NEOs for fiscal 2013, with the exception of Mr. Foschi, whose salary will be reduced commensurate with his new role as previously disclosed.

Annual Cash Bonuses

A.	General

The performance-related annual cash bonus is the most significant cash compensation feature of our executive compensation program. In fiscal 2012, each NEO’s bonus comprised the majority of their respective total cash compensation, supporting Carnival Corporation & plc’s objective to pay for performance. Annual cash bonus payments are intended to reward short-term individual and corporate and operating unit performance results and achievements. The emphasis on the annual cash bonus allows Carnival Corporation & plc greater flexibility in rewarding favorable individual and overall company performance than is possible under a compensation structure where the majority of compensation is a fixed salary.

B.	2012 Annual Cash Bonuses and Analysis

For fiscal 2012, the annual cash bonuses for NEOs were determined in accordance with the annual bonus programs described below.

The Corporate Plan

Messrs. Arison, Bernstein and Frank, who have company-wide roles, participate in the Carnival Corporation & plc Management Incentive Plan for Executive Officers (the “Corporate Plan”), which was adopted in January 2008. The Corporate Plan is designed to focus the attention of these NEOs on achieving outstanding performance results as reflected by income from the operations of Carnival Corporation & plc as well as other relevant measures.

Under the Corporate Plan, the target bonus for each participant is revised from year-to-year directly in proportion to the percentage change in the Corporation Operating Income Target for the new plan year as compared to the Corporation Operating Income Target of the prior year. The Compensation Committees may, in their discretion, increase or decrease the Corporation Operating Income Target for any reason they deem appropriate. The Compensation Committees also have discretion to modify the target bonus.

•

The “Corporation Operating Income Target” for each year will be equal to the projected Corporation Operating Income for the year that corresponds to the midpoint of the diluted earnings per share guidance publicly announced during the first month of the fiscal year by Carnival Corporation & plc.

•

“Corporation Operating Income” is defined in the plan to mean the net income of Carnival Corporation & plc before interest income and expense, other nonoperating income and expense and income taxes as reported by Carnival Corporation & plc in its full year earnings report issued following each plan year.

The preliminary bonus amount payable under the Corporate Plan depends upon the amount of Corporation Operating Income achieved as compared to the Corporation Operating Income Target as follows:

•

If the amount of Corporation Operating Income does not exceed 72% of the Corporation Operating Income Target (Threshold Performance), then the preliminary bonus amount is equal to 50% of the target bonus.

•

If the amount of Corporation Operating Income is between 97% to 103% of the Corporation Operating Income Target (Target Performance), then the preliminary bonus amount is equal to 100% of the target bonus.

•

If the amount of Corporation Operating Income equals or exceeds 123% of the Corporation Operating Income Target (Maximum Performance), then the preliminary bonus amount is equal to 150% of the target bonus.

•	The preliminary bonus amounts are interpolated for results between Threshold and Target performance, and between Target and Maximum performance.

Following the end of each fiscal year, the Compensation Committees confirm the actual Corporation Operating Income for the year and the preliminary bonus amount for each participant. The Compensation Committees then may consider other factors deemed relevant to the performance of Carnival Corporation & plc, including the impacts of changes in accounting principles, unusual gains and losses and other events outside the control of management. The Compensation Committees also may consider other factors relevant to the performance of each participant, such as successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, and management of health, environment, safety and security matters. Based on such factors the Compensation Committees may increase or decrease the bonus to determine the final bonus amount. However, the final bonus amount may not exceed 200% of the target bonus of the participant.

In January 2012, the Compensation Committees set the initial fiscal 2012 target bonuses for Messrs. Arison, Bernstein and Frank after consideration of both competitive market analysis and historical bonus payout levels at Carnival Corporation & plc, along with corresponding Carnival Corporation & plc financial performance results (and taking into account a targeted 11% decrease in EPS for fiscal 2012 as compared to fiscal 2011). They also considered that the Corporation Operating Income Target for fiscal 2012 was approximately 9.7% more than the actual Corporation Operating Income achieved in fiscal 2011. For fiscal 2012, the Compensation Committees established target bonuses of $2,629,150 for Mr. Arison, $2,546,990 for Mr. Frank and $529,373 for Mr. Bernstein. In July 2012, for the same reasons Mr. Bernstein’s base salary was increased, the Compensation Committees increased Mr. Bernstein’s target bonus to $610,000. When these target annual cash bonuses are combined with their fiscal 2012 base salary, their target cash compensation opportunity for fiscal 2012 represented decreases over their respective target cash compensation opportunity for fiscal 2011 of approximately 8.5% for Mr. Arison and 8.6% for Mr. Frank and increase of 4.3% for Mr. Bernstein.

Following the end of fiscal 2012, the Compensation Committees confirmed funding guideline bonus amounts for the NEO participants based on the actual Corporation Operating Income results achieved during fiscal 2012. Actual Corporation Operating Income for fiscal 2012, as adjusted for goodwill, trademark and ship impairments, was $1.88 billion, or 76% of the Corporation Operating Income Target, and was 16.7% lower than the actual Corporation Operating Income for fiscal 2011. Based on the formula set forth above, the achievement of 76% of the Corporation Operating Income Target resulted in a funding guideline equal to 58% of a participant’s target bonus.

The Corporation Operating Income, performance levels and resulting actual performance level payouts for fiscal 2012 (in thousands) were as follows:

Plan Provisions
Corporation Operating Income	Performance Level (% of Target Achievement)	Payout Percentage
$1,780,711	Threshold (72%)	50%
$2,399,013 - $2,547,406	Target (97% - 103%)	100%
$3,042,048	Maximum (123%)	150%

Actual Results and Payout
Actual Adjusted Fiscal 2012 Corporation Operating Income	Actual Percent of Target Achieved	Actual Fiscal 2012 Payout Percentage
$1,878,743	76%	58%

Mr. Arison and Mr. Frank made recommendations to the Compensation Committees for all NEO cash bonuses except for their own. The recommendations included a capsule review of the prior fiscal year performance of each NEO. Mr. Arison and Mr. Frank also submitted self-assessments to the Compensation Committees summarizing their own activities and results as compared to their goals, as well as Carnival Corporation & plc’s overall performance. Their bonuses were then determined by the Compensation Committees, which requested input from FWC. In making their determinations, including whether to vary bonuses from the amount determined under the funding guidelines, the Compensation Committees considered the factors summarized in the Executive Summary above, in addition to the competitive market compensation for each NEO and individual NEO performance in fiscal 2012. Based on such factors, the Compensation Committees determined the final bonus amounts, as follows:

NEO	Fiscal 2012 Target Bonus		Actual 2012 Payout Percentage		Fiscal 2012 Actual Bonus	Fiscal 2011 Actual Bonus	Change from Fiscal 2011 Actual Bonus
Micky Arison	$2,629,150	x	58%	=	$1,524,907	$2,074,918	(26.5%)
David Bernstein	$610,000	x	58%	=	$353,800	$417,780	(15.3%)
Howard S. Frank	$2,546,990	x	58%	=	$1,477,254	$2,010,077	(26.5%)

The CCL Plan

Mr. Cahill participates in the Carnival Cruise Lines Management Incentive Plan (the “CCL Plan”). The CCL Plan is designed to focus the attention of the employees of Carnival Cruise Lines on achieving outstanding performance results as reflected in the operating income of Carnival Cruise Lines and the operating income of Carnival Corporation & plc, as well as other relevant measures. The majority of the other operating units also have their own annual bonus programs that are generally similar to the structure and operation of the CCL Plan, except for the annual bonus program for Mr. Foschi described below under “The Costa Plan.”

Bonus funding under the CCL Plan is calculated by reference to a bonus schedule that calibrates the weighted Carnival Cruise Lines Operating Income Target (75%) and Corporation Operating Income Target (25%) for the fiscal 2012 plan year with the target bonus. The performance range in the bonus schedule is from 75% to 120% of the Operating Income Targets with results at 75% or less producing a preliminary bonus amount equal to 50% of the target bonus and at 120% or more producing a preliminary bonus amount equal to 150% of the target bonus. Results from 75% to 120% of the Operating Income Targets will be calculated using interpolation.

•

The “CCL Operating Income” means the net income of Carnival Cruise Lines before interest income and expense and other non-operating income and expense and income taxes, as reported by Carnival Cruise Lines for the plan year.

•

The “CCL Operating Income Target” for the plan year will be equal to the actual Carnival Cruise Lines Operating Income for the prior plan year adjusted for any change in capacity. The “Corporation Operating Income” and the “Corporation Operating Income Target” are calculated in the same manner as described above for the Corporate Plan.

The Compensation Committees have the discretion to increase or decrease the CCL Operating Income Target and/or the Corporation Operating Income Target or establish an alternative target for any reason they deem appropriate. In addition, in the discretion of the Compensation Committees, certain items, including, but not limited to, gains or losses on ship sales, can be excluded from the CCL and Corporation Operating Income Targets and the actual CCL and Corporation Operating Income for any plan year.

Following the end of each plan year, the Compensation Committees confirm the actual CCL Operating Income, adjusted to reflect the impact of constant (prior year) fuel prices on fuel expense, and the actual Corporation Operating Income for the plan year and the preliminary bonus amount for Mr. Cahill. The Compensation Committees then may consider other factors deemed relevant to the performance of Carnival Cruise Lines and Carnival Corporation & plc, including the impacts of changes in accounting principles, unusual gains and losses and other events outside the control of management. The Compensation Committees also may consider other factors relevant to the performance of Carnival Cruise Lines or Mr. Cahill, including, but not limited to, operating performance metrics (such as return on investment, revenue yield, costs per available lower berth day), successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, and management of health, environment, safety and security matters. Based on such factors the Compensation Committees may increase or decrease the preliminary bonus to determine the final bonus amount. However, the final bonus amount may not exceed 200% of Mr. Cahill’s target bonus.

Both the CCL Operating Income Target and the actual CCL Operating Income achieved for fiscal 2012 were measured using a constant fuel price per ton. The Corporation Operating Income Target and actual Corporation Operating Income for fiscal 2012 are as described above for the Corporate Plan.

For fiscal 2012, the Compensation Committees established Mr. Cahill’s target bonus opportunity at $1,133,000, representing no increase from his fiscal 2011 target bonus opportunity. In light of the target setting provisions of the CCL Plan, the Compensation Committees considered the attainment of the CCL Operating Income Target to be achievable but challenging. Mr. Cahill’s preliminary bonus funding for fiscal 2012 was therefore expected to be less than Mr. Cahill’s actual bonus for fiscal 2011.

The actual CCL Operating Income for fiscal 2012 was 114.2% of its target and the actual Corporation Operating Income for fiscal 2012 was 76% of its target, resulting in a funding guideline equal to 114.6% of Mr. Cahill’s target bonus.

In making their bonus determination for Mr. Cahill under the CCL Plan, including whether to vary his bonus from the amount determined under the funding guidelines, the Compensation Committees considered the same factors discussed under the Corporate Plan.

Based on the funding guideline for fiscal 2012 the Compensation Committees awarded Mr. Cahill a fiscal 2012 bonus of $1,298,418 or 114.6% of his target bonus of $1,133,000. This final annual bonus for fiscal 2012 represents a 6.9% increase from Mr. Cahill’s fiscal 2011 bonus, which is consistent with the operating performance of the business unit under his management.

The Costa Plan

Costa entered into a service agreement with Pier Luigi Foschi, dated August 21, 2009, which provides for 12-month terms, and automatically renews unless either party gives 60 days advance written notice. Pursuant to the agreement, Mr. Foschi’s annual cash bonus is determined pursuant to the Costa Crociere CEO Lines Management Incentive Plan (the “Costa Plan”). The Costa Plan is designed to focus Mr. Foschi’s attention on achieving outstanding performance results as reflected in the operating income of (1) Costa, including its Asia operations, (2) Ibero Cruises, (3) AIDA Cruises, and (4) any other operating company under Mr. Foschi’s management (the entities identified in (1), (2), (3) and (4) are collectively referred to as the “Group” and each of such entities are individually referred to as a “Member”) and the operating income of Carnival Corporation & plc (the “Corporation”), as well as other relevant measures.

Bonus funding is calculated by reference to a bonus schedule that calibrates the weighted Group Operating Income Target Per Berth Day (75%) and the Corporation Operating Income Target (25%) for the plan year with the target bonus. The performance range in the bonus schedule is from 75% to 120% of the Operating Income Targets with results at 75% or less producing a preliminary bonus amount equal to 50% of the target bonus and at 120% or more producing a preliminary bonus amount equal to 150% of the target bonus. Results from 75% to 120% of the Operating Income Targets are calculated using interpolation.

The Compensation Committees may, in their discretion, increase or decrease the Group Operating Income Target Per Berth Day and the Corporation Operating Income Target or establish an alternative target for any reason they deem appropriate. In addition, in the discretion of the Compensation Committees, certain items, including, but not limited to, gains or losses on ship sales can be excluded from the Group Operating Income Target Per Berth Day and the Corporation Operating Income and the actual Group and Corporation Operating Income for any Plan Year.

•	“ALBD” means available lower berth day.

•	“Group Operating Income Target Per Berth Day” for the plan year is calculated as follows:

Step 1: Add together each Member’s Member Operating Income Per ALBD for the prior Plan Year, multiplied by such Member’s current Plan Year’s budgeted ALBDs;

Step 2: The amount determined in Step 1 shall then be divided by the sum of the current Plan Year’s budgeted ALBDs of all the Members.

•	“Group Operating Income” is the sum of the prior Plan Year’s actual Member Operating Income for each Member of the Group.

•	“Group Operating Income Per Berth Day” for the Plan Year equals (A) the Group Operating Income; divided by (B) the sum of the ALBDs of each Member.

•

“Member Operating Income” shall mean the consolidated net income of a Member before interest income and expense and other nonoperating income and expense and income taxes, as reported by such Member for the Plan Year.

•

“Member Operating Income Per ALBD” means the consolidated net income of a Member before interest income and expense and other nonoperating income and expense and income taxes, as reported by such Member for the Plan Year, divided by the ALBDs of the Member.

•	The “Corporation Operating Income” and the “Corporation Operating Income Target” are calculated in the same manner as described above for the Corporate Plan.

Following the end of each fiscal year, the Compensation Committees confirm the actual Group Operating Income Per Berth Day and the actual Corporation Operating Income for the plan year and the preliminary bonus amount for Mr. Foschi. The Compensation Committees may then consider other factors deemed, in their discretion, relevant to the performance of the Group and the Corporation, including, but not limited to, the impacts of changes in accounting principles, unusual gains and losses and other events outside the control of Mr. Foschi. The Compensation Committees may also consider other factors they deem, in their discretion, relevant to the performance of the Group or Mr. Foschi, including, but not limited to, operating performance metrics (such as return on investment, revenue yield, costs per ALBD), successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, and management of health, environment, safety and security matters. Based on such factors, the Compensation Committees may increase or decrease the preliminary bonus amount to determine the final bonus amount. The final bonus amount shall not exceed 200% of Mr. Foschi’s target bonus.

For fiscal 2012, Mr. Foschi’s target bonus opportunity remained at €1.5 million, which was the same as his fiscal 2011 and fiscal 2010 target bonus opportunities, in accordance with the terms of the Costa Plan and his service agreement. The Compensation Committees considered it unlikely that the Group Operating Income Target Per Berth Day would be achieved and that Mr. Foschi’s actual 2012 bonus would be less than his actual 2011 bonus.

The actual Group Operating Income Per Berth Day for fiscal 2012 was 49.7% of its target and the actual Corporation Operating Income for fiscal 2012 was 76% of its target, resulting in a funding guideline equal to 50.5% of Mr. Foschi’s target bonus.

Mr. Foschi advised the Compensation Committees that if the Compensation Committees determined to award a bonus to Mr. Foschi, he would donate the entire amount of the bonus to charity. In making their bonus determination for Mr. Foschi under the Costa Plan, including whether to vary his bonus from the amount determined under the funding guidelines, the Compensation Committees also considered the same factors discussed under the Corporate Plan.

Based on the funding guideline for fiscal 2012, the Compensation Committees did not make any adjustment to the bonus amount computed in accordance with the Costa Plan, and awarded Mr. Foschi a fiscal 2012 bonus of €757,500 ($969,600) or 50.5% of his target. This bonus represents a 30.2% decrease from Mr. Foschi’s fiscal 2011 bonus.

Equity-Based Compensation

A.	General

The Compensation Committees award equity-based compensation to NEOs to provide long-term incentives and align management and shareholder interests. The Compensation Committees believe that a significant percentage of compensation should be equity-based, rather than paid in cash. Awards are granted pursuant to the Carnival Corporation 2011 Stock Plan or the Carnival plc 2005 Employee Share Plan, which have been approved by Carnival Corporation & plc’s shareholders. Messrs. Arison, Bernstein, Cahill and Frank receive equity awards under the Carnival Corporation 2011 Stock Plan. Mr. Foschi receives awards under the Carnival plc 2005 Employee Share Plan. These awards are in the form of restricted shares or RSUs, which appreciate or depreciate in value based on the trading price of our shares. The equity-based compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance and align the interests of the executive with our shareholders’ long-term interests. Existing ownership levels are not a factor in award determinations, as the Compensation Committees do not want to discourage executives from holding significant amounts of Carnival Corporation & plc shares.

The specific equity awards granted to NEOs reflect the desire of the Compensation Committees to have a substantial portion of compensation be in the form of equity-based compensation. The number and form of equity awards granted annually to our NEOs are determined both in the discretion of the Compensation Committees and pursuant to certain agreements with certain NEOs. In 1998, Mr. Arison and Mr. Frank entered into Long-Term Equity Incentive Compensation Agreements that provide for an annual grant of restricted shares. These grants are subject to the Compensation Committees’ review of their performance, taking into consideration each NEO’s long-term contributions. The terms of these agreements are described below in the narrative disclosure following the “Grants of Plan-Based Awards in Fiscal 2012” table.

The number of equity awards granted to the other NEOs is determined by the Compensation Committees after reviewing the recommendation of Mr. Arison and Mr. Frank, the size of the NEO’s prior year award and other elements of an NEO’s current year compensation, and taking into account the position and role of the NEO, his individual performance in the preceding fiscal year and historically, and his perceived future value to Carnival Corporation & plc. The Compensation Committees also review the competitive market assessment for long-term incentive compensation provided by the consultant to confirm that the value of an NEO’s aggregate equity-based compensation and total direct compensation remains generally competitive. As discussed previously in “Overview of Total Direct Compensation for 2012 and Comparison to 2011,” individual equity awards are not directly linked to operating income results or other company or individual performance from the prior year.

In accordance with the Compensation Committees’ commitment to pay for performance and focus on long-term shareholder return, the Compensation Committees have awarded PBS grants for the NEOs and other key executives within Carnival Corporation & plc. The grants use a performance criteria of Carnival Corporation & plc EPS over a three-year period, with award opportunity, payable in shares, from zero to 200% based on the EPS percentage increase achieved at the end of the third year.

The TBS grants awarded by the Compensation Committees are in the form of restricted shares or RSUs, which vest three years from the date of grant. Restricted shares and RSUs, as compared to stock options, use a smaller percentage of our shares outstanding for compensation purposes (to deliver equivalent grant-date value) and are regarded by employees as an award with a lower risk than stock options, because at vesting, restricted shares and RSUs will have a value equal to the market price of the underlying shares. Stock options, even if vested, will not have any value unless the market price for our stock at the time of exercise is greater than the exercise price of the option. Accordingly, the Compensation Committees believe that restricted shares and RSUs are a more effective retention and recruiting tool because the value of the awards is perceived as more tangible by our NEOs.

B.	Disclosure and the Timing of Equity-Based Compensation

The Compensation Committee met in April 2012 to determine the PBS grants made as part of the equity-based compensation for key executives in fiscal 2012 as part of the determination to further strengthen the alignment of our senior management team’s compensation with Carnival Corporation & plc’s long-term performance.

While the size of the TBS grant made to each NEO at the beginning of each fiscal year is influenced by the NEO’s experience and long-term prior performance, the vesting of these grants made to the NEOs is not subject to performance criteria. Although the TBS grants are not specifically based on the preceding fiscal year’s performance, the Compensation Committees believe that discussion of these equity-based compensation awards made after a fiscal year end is important to an understanding of overall NEO compensation for the preceding fiscal year. Thus, in the next section of this Compensation Discussion and Analysis, the Compensation Committees discuss not only the TBS grants made in early fiscal 2013, but also the TBS grants made in early fiscal 2012 (which were discussed previously in last year’s proxy statement but first appear in the “Summary Compensation Table” and “Grants of Plan-Based Awards in Fiscal 2012” table in this year’s proxy statement).

The Compensation Committees determined the number of PBS and TBS grants to grant to the NEOs and all other participants based on the value of the shares rather than based on share numbers. Basing equity awards on value facilitates comparisons to external market references and also to other forms of remuneration such as salaries, bonuses and benefits. Value-based equity awards help Carnival Corporation & plc more effectively manage stock compensation expense.

C.	PBS Grants

In order to further align our senior management team’s compensation with Carnival Corporation & plc’s long-term performance, the Compensation Committees introduced three-year PBS grants into the executive compensation program in 2011. The PBS grants will enable the NEOs and other key executives to earn from zero to 200% of the number of target shares underlying the grant, depending on the extent to which Carnival Corporation & plc’s EPS increases over the three-year performance period. The Compensation Committees believe that EPS growth is a critical measure of Carnival Corporation & plc’s ability to maintain and grow earnings over time. The grants further align an increasing proportion of the total compensation of key members of our management team (approximately 80 senior managers worldwide, including the NEOs) with the long-term growth of Carnival Corporation & plc. The Compensation Committees believe the introduction of PBS grants into the compensation program for the NEOs demonstrates the Compensation Committees’ continued focus on pay for performance and strengthens our commitment to aligning management compensation with shareholder outcomes.

The Compensation Committees approved the PBS grants to the NEOs after an evaluation of current market practice, the aggregate market positioning of total direct compensation, and the Compensation Committees’ focus on increasing alignment between our NEO’s pay outcomes and the Carnival Corporation & plc’s long-term performance.

The PBS grants made to the NEOs in April 2012 were as follows:

NEO	Target PBS Grants (#)	Grant Date Fair Value of PBS Grants(1)
Micky Arison	28,008	$875,250
David Bernstein	8,640	$270,000
Gerald R. Cahill	12,320	$385,000
Pier Luigi Foschi	9,051	€210,820(2)
Howard S. Frank	23,340	$729,375

(1)	The grant date fair value of the PBS grants is calculated by reference to the price of Carnival Corporation common stock on the New York Stock Exchange on the date of grant.
(2)

The PBS grants granted to Mr. Foschi are based on Carnival plc shares denominated in sterling. Because Mr. Foschi is compensated in euros, the value of the PBS grants granted to Mr. Foschi has been converted from sterling into euros based on the April 11, 2012 exchange rate of €1.21:£1.

D.	TBS Grants Made During Fiscal 2013

All participants in the Carnival Corporation 2011 Stock Plan and the Carnival plc 2005 Employee Share Plan, including the NEOs, receive restricted shares or RSUs that cliff vest after three years, such vesting being in conformity with the UK Corporate Governance Code.

The Compensation Committees approved the equity-based awards to the NEOs (other than Mr. Arison and Mr. Frank) after consideration of recommendations received from Mr. Arison and Mr. Frank, as well as reviewing the scope of the NEO’s responsibilities, the NEO’s performance and long-term retention considerations. The TBS grants approved for the NEOs in January 2013 were as follows:

NEO	TBS Grants Restricted Shares/RSUs (#)	Grant Date Fair Value of TBS Grants(1)
Micky Arison	69,743	$2,625,824
David Bernstein	16,467	$ 619,983
Gerald R. Cahill	29,216	$1,099,982
Pier Luigi Foschi	28,678	€ 853,629 (2)
Howard S. Frank	77,492	$2,917,574

(1)	The grant date fair value of the TBS grants is calculated by reference to the price of Carnival Corporation common stock on the New York Stock Exchange on the date of grant.
(2)

The TBS grants granted to Mr. Foschi are based on Carnival plc shares denominated in sterling. Because Mr. Foschi is compensated in euros, the value of the TBS grants granted Mr. Foschi has been converted from sterling into euros based on the January 15, 2013 exchange rate of €1.21:£1.

Mr. Arison’s and Mr. Frank’s TBS grants were made under the Carnival Corporation 2011 Stock Plan pursuant to their Executive Long-Term Compensation Agreements. These grants were contingent on the Compensation Committees’ determination that their long-term and recent performance was satisfactory. In addition, as previously discussed, under SEC disclosure rules the grants in fiscal 2013 do not appear in the “Grants of Plan-Based Awards in Fiscal 2012” table or the “Summary Compensation Table” for fiscal 2012, but will appear in these tables in next year’s proxy statement.

E.	TBS Grants Made During Fiscal 2012

TBS grants made during fiscal 2012 were previously discussed in detail in our 2012 proxy statement. However, as discussed above, due to SEC disclosure rules, the grant date fair value of the grants detailed below are included in this proxy’s “Summary Compensation Table” and “Grants of Plan-Based Awards in Fiscal 2012” table.

All participants in the Carnival Corporation 2011 Stock Plan and the Carnival plc 2005 Employee Share Plan, including the NEOs, received restricted shares or RSUs in February 2012 that cliff vest after three years, such vesting being in conformity with the UK Corporate Governance Code.

The Compensation Committees approved the TBS to the other NEOs after consideration of recommendations received from Mr. Arison and Mr. Frank as well as reviewing the scope of the NEO’s responsibilities, the NEO’s performance and long-term retention considerations. The TBS grants made to the NEOs in February 2012 were as follows:

NEO	TBS Grants Restricted Shares/RSUs (#)	Grant Date Fair Value of TBS Grants(1)
Micky Arison	86,775	$2,625,812
David Bernstein	17,845	$ 539,990
Gerald R. Cahill	36,351	$1,099,981
Pier Luigi Foschi	37,187	€ 849,649(2)
Howard S. Frank	96,417	$2,917,578

(1)	The value of the TBS grants has been calculated by reference to the price of Carnival Corporation common stock on the New York Stock Exchange on the date of grant.
(2)

The TBS grants granted to Mr. Foschi are based on Carnival plc shares denominated in sterling. Because Mr. Foschi is compensated in euros, the value of the TBS grants granted to Mr. Foschi has been converted from sterling into euros based on the February 15, 2012 exchange rate of €1.19:£1

The value of the TBS compensation granted in fiscal 2012 to Messrs. Cahill, Bernstein and Foschi did not represent an increase over grants in fiscal 2011. This reflected a determination by the Compensation Committees to focus future increases in the value of equity-based compensation through grants of PBS grants to further align a portion of NEO compensation with shareholder outcomes (as described above). In light of Mr. Arison’s and Mr. Frank’s existing holdings and long-term compensation agreements, the Compensation Committees concluded that it was not necessary to increase the value of their annual equity grants. Mr. Arison’s and Mr. Frank’s TBS grants were made under the Carnival Corporation 2011 Stock Plan pursuant to their Executive Long-Term Compensation Agreements. These grants were contingent on the Compensation Committees’ determination that their long-term and recent performance was satisfactory.

The TBS grants during fiscal 2012 are shown in the “Grants of Plan-Based Awards in Fiscal 2012” table and are included in the “Outstanding Equity Awards at 2012 Fiscal Year-End” table, and the grant date fair value of those shares is reflected in the “Summary Compensation Table.”

Perquisites and Other Compensation

The NEOs are provided various perquisites believed by the Compensation Committees to be representative of common practices for executives in their respective countries. Some of Mr. Foschi’s perquisites and other benefits are provided pursuant to terms of his service agreement and are consistent with the executive compensation practices in Italy where he resided. The Compensation Committees believe these benefits are standard in the hospitality industry. The Compensation Committees, with the assistance of a consultant, review perquisites provided to the NEOs on a periodic basis and taking into account each NEO’s particular circumstances, and believe that perquisites provided by Carnival Corporation & plc continue to be an appropriate element of the overall compensation package used to attract and retain such officers.

The Compensation Committees have approved a policy to establish procedures and controls as to the authorized use of aircraft owned or chartered by Carnival Corporation & plc (the “Aircraft”). According to the policy, the Aircraft can only be used for business purposes, except that Mr. Arison and Mr. Frank (with the authorization of Mr. Arison) are authorized to use the Aircraft for personal travel. Guests may accompany these executives when traveling. The Compensation Committees determined that the aircraft usage policy, and levels of usage and costs (taking into account that the Carnival Corporation & plc program includes usage by not only the Chief Executive Officer but also the Chief Operating Officer), were consistent with those offered by large multinational companies like Carnival Corporation & plc.

The perquisites received by each NEO in fiscal 2012, as well as their incremental cost to Carnival Corporation & plc, are reported in the “Summary Compensation Table” and its accompanying footnotes.

POST-EMPLOYMENT COMPENSATION OBLIGATIONS

Carnival Corporation & plc does not have any change of control agreements that provide cash severance to our NEOs upon a change of control of Carnival Corporation & plc. With the exception of Mr. Foschi, Carnival Corporation & plc does not have employment agreements with any of our NEOs that provide cash severance benefits in connection with the termination of an executive’s employment. Under his service agreement, Mr. Foschi is generally entitled to an amount equal to one year’s base salary and bonus if his employment is terminated by us. The Compensation Committees believe that the severance benefits provided to Mr. Foschi under his service agreement are reasonable and in accordance with market practice in Italy.

Upon termination of employment for certain circumstances or upon a change of control, our NEOs may be entitled to receive accelerated vesting of equity awards. Under the terms of the Carnival Corporation 2011 Stock Plan, however, the default provision upon a change in control would provide only for a “double trigger” acceleration of equity awards (such that no acceleration would occur unless the participant’s employment were subsequently terminated by Carnival Corporation & plc (or its successor) without cause). These benefits are provided under the terms of the plans pursuant to which the equity grants were awarded and under individual agreements with certain NEOs. However, none of the NEOs are entitled to receive any tax gross-up payments in respect of their severance benefits or accelerated equity awards. The benefits that our NEOs may be eligible to receive in connection with the termination of their employment or upon a change of control are described in detail in this proxy statement under the heading “Potential Payments Upon Termination or Change of Control.”

The Compensation Committees believe that these arrangements are reasonable and encourage an executive to comply with post-termination non-compete and other restrictive covenants and to cooperate with us both before and after their employment is terminated.

Pensions and Deferred Compensation Plans

As part of the overall compensation program, Carnival Corporation & plc operates various group pension programs for certain of its executives. Under the Carnival Corporation pension programs, base salaries and annual cash bonuses were used to determine pension benefits.

Until January 1, 2009, Messrs. Arison, Cahill and Frank received retirement benefits under the Carnival Corporation Nonqualified Retirement Plan for Highly Compensated Employees (the “Retirement Plan”) and Mr. Frank also participated in the Carnival Corporation Supplemental Executive Retirement Plan (“Carnival SERP”). In light of the application of Section 457A of the U.S. Internal Revenue Code (discussed in more detail below), the present value of any annual accruals after fiscal 2008 earned by eligible and participating employees (including participating NEOs) under the Retirement Plan and the Carnival SERP are currently payable. See the information regarding defined benefit retirement plan benefits for each of the NEOs in the “Pension Benefits in Fiscal 2012” table. The benefit formula for these plans is described in the narrative immediately following this table.

In addition, until January 1, 2009, Messrs. Bernstein, Cahill and Frank also participated in the Carnival Corporation Fun Ship Nonqualified Savings Plan (the “Savings Plan”), which is a nonqualified defined contribution plan whereby certain executives may defer salary and/or bonus amounts into the Savings Plan. Because Mr. Bernstein was not a participant in the Retirement Plan, which was closed to participation prior to his commencement of employment, Carnival Corporation matched 50% of every dollar Mr. Bernstein deferred into the Savings Plan up to the lower of (i) 50% of the U.S. Internal Revenue Service qualified plan limitation (which in 2012 was $17,000, or $22,500 with catch-up contributions) or (ii) 6% of his annual base salary (before any pre-tax contributions from his pay and taxes) and bonus. Additional information regarding the Savings Plan is described in the narrative immediately following the “Nonqualified Deferred Compensation in Fiscal 2012” table. Information regarding nonqualified deferred compensation for each of the NEOs is shown in the “Nonqualified Deferred Compensation in Fiscal 2012” table.

Mr. Foschi does not participate in any pensions or defined contribution plans sponsored by Carnival Corporation or Carnival plc.

The Tax Extenders and Alternative Minimum Tax Relief Act of 2008 added Section 457A to the U.S. Internal Revenue Code (“Section 457A”), which applies to foreign corporations, including Carnival Corporation, that maintain nonqualified deferred compensation plans. Under Section 457A, participants in a nonqualified deferred compensation plan are subject to U.S. federal income tax when an amount of compensation becomes vested. Section 457A provides that compensation earned after December 31, 2008 cannot be deferred unless it is subject to a substantial risk of forfeiture (that is, continued employment is required to earn the benefit). As a result, Carnival Corporation no longer provides future accruals under the Retirement Plan, the Savings Plan or the Carnival SERP to its employees, including the NEOs. Furthermore, all vested funds in these retirement and deferred compensation plans as of December 31, 2008 will be distributed by December 31, 2017. Employees were given an opportunity to change their form and timing elections under these plans to be in compliance with the Transition Relief under the applicable Section 409A Treasury Regulations.

In an effort to minimize the adverse impact of Section 457A on Carnival Corporation’s ability to provide retirement benefits to the employees who would have been eligible to participate in the Retirement Plan or the Savings Plan, the Compensation Committees approved payment of an additional annual cash bonus directly to these employees in an amount equal to what would have been deposited on behalf of those employees into those plans, less, as described below, any amount Carnival Corporation contributes to the Carnival Corporation Fun Ship Savings Plan, a 401(k) plan (the “401(k) Plan”). These payments are taxable as ordinary income.

The Compensation Committees believe that pension plans would enhance our executive compensation package. The primary objective of pension plans is to attract and retain our executives. The Compensation Committees continue to seek alternative pension arrangements that comply with Section 457A. Beginning with the 2010 calendar year, the 401(k) Plan was amended to allow Messrs. Arison, Bernstein, Cahill and Frank (as well as all other highly compensated employees) to defer a limited amount of compensation into the 401(k) Plan subject to nondiscrimination testing. Similarly, except for Messrs. Arison, Cahill and Frank, Carnival Corporation shall make a matching contribution to the 401(k) Plan under the plan’s formula, subject to nondiscrimination testing.

STOCK OWNERSHIP REQUIREMENTS

Our boards of directors and Compensation Committees believe it is important for executive officers and directors to build and maintain a long-term ownership position in Carnival Corporation and Carnival plc shares in order to align their financial interests with those of our shareholders and to encourage the creation of long-term value. Our compensation structure provides for a significant percentage of compensation to be equity-based, which places a substantial portion of compensation at risk over a long-term period. Accordingly, our Section 16 Officers, including our NEOs, are subject to a stock ownership policy. The policy specifies target ownership levels of Carnival Corporation and Carnival plc shares for each participant expressed in terms of the value of the equity holdings (including unvested restricted shares and RSUs) as a multiple of each Section 16 Officer’s base salary as follows:

Officers	Ownership Target Multiple of Base Salary
Chairman & Chief Executive Officer	5X salary
Vice Chairman & Chief Operating Officer	4X salary
Other Section 16 Officers	3X salary

Current Section 16 Officers are expected to be in compliance with the stock ownership policy within five years of the date of the policy’s adoption in January 2010. Individuals who are newly designated as Section 16 Officers are expected to be in compliance with the stock ownership policy within five years of the date of becoming a Section 16 Officer. All of our NEOs have either already complied with the stock ownership policy or are on target to comply within the five year period. Our Section 16 Officers are restricted from trading call and put options and entering into any hedging transactions with respect to our shares. Carnival Corporation & plc does not make any commitment to any persons covered by the stock ownership policy that they will receive any particular level of equity-based awards.

IMPACT OF REGULATORY REQUIREMENTS ON COMPENSATION

In making determinations regarding executive compensation, the Compensation Committees consider relevant issues relating to accounting treatment, tax treatment (both company and individual) and regulatory requirements. The global nature of Carnival Corporation & plc’s operations necessarily means that monitoring these technical issues and considering their potential impact on the appropriate design and operation of executive remuneration programs is an increasingly complex exercise. Technical issues are evaluated in light of Carnival Corporation & plc’s philosophy and objectives for executive compensation and its corporate governance principles, as described earlier in this Compensation Discussion and Analysis.

As described above, Section 457A significantly impacted the Compensation Committees ability to provide pension and deferred compensation arrangements to the NEOs.

REPORT OF THE COMPENSATION COMMITTEES

The Compensation Committees have reviewed the Compensation Discussion and Analysis and discussed it with the management of Carnival Corporation & plc. Based on its review and discussions with management, the Compensation Committees recommended to our boards of directors that the Compensation Discussion and Analysis be incorporated by reference into the Carnival Corporation & plc joint Annual Report on Form 10-K for 2012 and included in the Carnival Corporation & plc 2013 proxy statement. This report is provided by the following independent directors, who comprise the Compensation Committees:

The Compensation Committee of Carnival Corporation	The Compensation Committee of Carnival plc
Arnold W. Donald, Chairman	Arnold W. Donald, Chairman
Richard J. Glasier	Richard J. Glasier
Laura Weil	Laura Weil

EXECUTIVE COMPENSATION

Although Carnival Corporation and Carnival plc are two separate entities, our business is run by a single management team. The following table sets forth the annual compensation for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the year ended November 30, 2012. Because Mr. Foschi lived in Italy, his compensation was payable in euros. These euro amounts have been converted into U.S. dollars at the average U.S. dollar to euro exchange rate for fiscal 2012 of $1.28:€1.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)		Total ($)
Micky Arison	2012	906,400		—		3,501,074	1,524,907	(4)	149,450	415,954		6,497,785
Chairman of the Board & CEO	2011	906,400		—		4,376,344	2,074,918		70,118	180,142		7,607,922
	2010	880,000		—		3,501,091	2,461,168		128,313	127,137		7,097,709

David Bernstein	2012	548,333		—		889,983	353,800		—	145,341	(6)	1,937,457
Senior Vice President & CFO	2011	515,000		—		755,950	417,780		—	110,816		1,799,546
	2010	500,000		50,000	(5)	539,992	495,550		—	114,897		1,700,439

Gerald R. Cahill	2012	798,250		—		1,484,982	1,298,418		493,780	64,078		4,139,508
President and CEO of Carnival Cruise Lines	2011	798,250		—		1,374,946	1,214,576		266,443	62,260		3,716,475
	2010	775,000		—		1,099,991	1,197,298		442,450	56,854		3,571,593

Pier Luigi Foschi	2012	1,248,000	(7)	—		1,412,849	969,600	(8)	—	344,306		3,974,755
Chairman and CEO of Costa Crociere S.p.A	2011	1,365,000	(7)	—		1,446,616	1,518,300		—	422,710		4,752,626
	2010	1,296,750	(7)	—		1,179,489	1,610,464		—	349,358		4,436,061

Howard S. Frank	2012	803,400		—		3,646,949	1,477,254		—	319,912		6,247,515
Vice Chairman of the Board & COO	2011	803,400		—		3,646,946	2,010,077		—	235,269		6,695,692
	2010	780,000		—		2,917,570	2,384,256		—	176,660		6,258,486

(1)

No stock option grants were granted in fiscal 2010 through 2012. For the grant date fair value of equity grants made to the named executive officers as compensation for fiscal 2012, which grants were made in January 2013, see the “Equity Grants Made During Fiscal 2013 as Compensation for Fiscal 2012.” Also included are the grant date fair value (100% of target) of the PBS grants made in April 2012. The amounts included in the “Summary Compensation Table” reflect the grant date fair value, assuming no risk of forfeiture of the grants of Carnival Corporation restricted shares, Carnival Corporation RSUs and Carnival plc RSUs made to the named executive officers in fiscal 2012, calculated in accordance with ASC 718. The valuation of share-based grants is discussed in footnotes 2 and 13 in the Carnival Corporation & plc financial statements for the year ended November 30, 2012. For the proceeds actually received by the listed officers upon exercise of options granted in prior years or the vesting of restricted shares or RSUs, see the “Option Exercises and Stock Vested for Fiscal 2012” table. The grant date fair value of the PBS grants assuming maximum performance (being 200% of target) is $1,750,500 for Mr. Arison, $540,000 for Mr. Bernstein, $770,000 for Mr. Cahill, $554,057 for Mr. Foschi and $1,458,750 for Mr. Frank.

(2)

Represents the actuarial increase during the applicable fiscal year in the pension value for the plans in which each named executive officer participates. Carnival Corporation & plc does not pay above-market rates under its nonqualified deferred compensation plans. A description of these benefits is set forth in the “Pension Benefits in Fiscal 2012” and “Nonqualified Deferred Compensation Benefits in Fiscal 2012” tables. As disclosed in the footnotes and narrative to the “Pension Benefits in Fiscal 2012” table, the value of a portion of Mr. Cahill’s benefits are distributed to him in the fiscal year following their accrual. As a result, this amount in this column already reflects the distribution of the prior year’s accrual.

(3)	See the “All Other Compensation Table” for additional information.
(4)

Pursuant to Mr. Arison’s request, Carnival Corporation has donated the entire amount of Mr. Arison’s 2012 non-equity incentive plan compensation to Robin Hood Relief Fund, Habitat for Humanity International, Save the Children and The Mayor’s Fund to Advance New York City to aid in the Superstorm Sandy relief efforts.

(5)	Represents the discretionary increases in the bonus above the funding guideline set forth in the Corporate Plan or CCL Plan, as applicable.

(6)

As a result of discrimination testing conducted under the Carnival Corporation Fun Ship Savings Plan, a 401(k) plan, $311 was forfeited to Mr. Bernstein in respect of excess employee and company contributions.

(7)	Includes an annual non-competition payment in accordance with his service agreement described below.
(8)	Mr. Foschi has donated the entire amount of his 2012 non-equity incentive plan compensation to The Costa Foundation, which was established for the benefit of charitable causes.

The amounts set forth in the column entitled Stock Awards in the “Summary Compensation Table” do not represent the equity-based compensation granted to the named executive officers as compensation for fiscal 2012. As required by SEC rules and as described in note 1 to the “Summary Compensation Table,” the amounts reported in this column only reflect the grants made during fiscal 2012. The amounts reported in this column do not include value associated with grants made in January 2013 that are described in the Compensation Discussion and Analysis. The equity grants made to the NEOs in January 2013 as compensation for fiscal 2012 are as follows:

Equity Grants Made During Fiscal 2013 as Compensation for Fiscal 2012

Name	Grant Date Fair Value of Stock Awards(1) ($)	Option Awards ($)
Micky Arison	2,625,824	0
David Bernstein	618,983	0
Gerald R. Cahill	1,099,982	0
Pier Luigi Foschi	1,135,821	0
Howard S. Frank	2,917,574	0

(1)

The amounts are the full value of the stock grants on January 15, 2013, the date the grants were made. The value for Carnival plc shares has been converted from sterling into U.S. dollars based on the January 15, 2013 exchange rate of $1.61:£1. The full grant date fair value for a grant is the amount that Carnival Corporation & plc will expense in its financial statements over the grant’s vesting period or until the retirement eligibility date, if such date is earlier than the vesting date, when vesting is not contingent upon any future performance. The full grant date fair value may not correspond to the actual value that will be realized by the named executive officers.

All Other Compensation Table

Each component of the All Other Compensation column in the “Summary Compensation Table” is as follows:

Item	Micky Arison ($)	David Bernstein ($)	Gerald R. Cahill ($)	Pier Luigi Foschi ($)	Howard S. Frank ($)
Compensation in lieu of Savings Plan profit sharing contribution	—	46,668	—	—	—
Private medical/health insurance costs and premiums(1)	27,356	62,312	33,289		35,087
Automobile lease or allowance	11,332	11,400	18,000	55,318	22,368
Personal use of Aircraft(2)	249,188	—	—	—	185,972
Other personal air travel(3)	89,806	11,517	5,422	—	8,015
Tax planning and return preparation fees	—	4,000	5,400	—	58,780
Living accommodations and maintenance	—	—	—	176,142	—
Driver and Security	29,154	—	—	90,954	—
Other(4)	9,118	9,444	1,967	21,892	9,690

Total	415,954	145,341	64,078	344,306	319,912

(1)

Certain of our named executive officers are eligible to participate in an executive health insurance program, which includes a fully insured plan and a secondary insured plan. Amounts reported represent the cost of the premiums paid on a named executive officer’s behalf under these plans plus the additional costs of medical services rendered during the fiscal year. Named executive officers participating in this plan generally have until March 31, 2013 to submit their 2012 claims for reimbursement, and as a result, these amounts may increase. The maximum amount that may be reimbursed in any year under the secondary plan is $20,000.

(2)

Represents the aggregate incremental cost to Carnival Corporation & plc for travel on the Aircraft not related to company business. The aggregate incremental cost for the use of the Aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the Aircraft used by the hours used. The hourly variable cost rate primarily includes fuel, airport handling and other fees, aircraft repairs and maintenance, crew expenses and catering. The variable cost rate is recomputed annually to reflect changes in costs. Fixed costs which do not change based on usage, such as pilots’ salaries, Aircraft depreciation and overhead costs, are excluded.

(3)	Represents the cost of aircraft charters and tickets purchased by Carnival Corporation & plc used by the named executive officers or their guests on non-business occasions.
(4)

Includes the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these other benefits for the named executive officer. These other benefits include: accidental death or dismemberment insurance premiums, long-term disability insurance premiums, life and auto insurance premiums, automobile repairs and expenses, health or other club membership, spousal meals, the opportunity to travel on Carnival Corporation & plc cruise lines for reduced fares, employer contributions to a defined contribution plan and gross-ups for a portion of Mr. Foschi’s income taxes for his living accommodations and maintenance and automobile lease.

Additional information with respect to Carnival plc’s compensation and reimbursement practices during fiscal 2012 for non-executive directors is included in Part II of the Carnival plc Directors’ Remuneration Report, which is attached as Annex B to this proxy statement.

Grants of Plan-Based Awards in Fiscal 2012

Equity grants and non-equity awards made to the named executive officers during fiscal 2012 are as follows:

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1) ($)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock Awards(3) ($)
		Threshold	Target	Maximum
Micky Arison		1,314,575	2,629,150	3,943,725
	2/15/2012				86,775	2,625,812
	4/11/2012				28,008	875,250
David Bernstein		305,000	610,000	915,000
	2/15/2012				17,845	539,990
	4/11/2012				8,640	270,000
Gerald R. Cahill		566,500	1,133,000	1,699,500
	2/15/2012				36,351	1,099,981
	4/11/2012				12,320	385,000
Pier Luigi Foschi		960,000	1,920,000	2,880,000
	2/15/2012				37,187	1,120,965	(4)
	4/11/2012				9,051	277,028	(5)
Howard S. Frank		1,273,495	2,546,990	3,820,485
	2/15/2012				96,417	2,917,578
	4/11/2012				23,340	729,375

(1)

Represents the potential value of the payout of the annual cash bonuses under the management incentive plan applicable for each named executive officer for fiscal 2012 performance. The Non-Equity Incentive Plan awards for Messrs. Arison, Bernstein and Frank were made under the Corporate Plan. The Non-Equity Incentive Plan awards for Mr. Cahill and Mr. Foschi were made under the CCL Plan and Costa Plan, respectively. The actual amount of a named executive officer’s annual cash bonus paid in fiscal 2013 for fiscal 2012 performance is shown in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column. For a more detailed description of the potential payout under each plan, see the description in the Compensation Discussion and Analysis under the section “2012 Annual Cash Bonuses.”

(2)

Represents the number of restricted shares of Carnival Corporation common stock and PBS grants made to the named executive officers in fiscal 2012 granted under the Carnival Corporation 2011 Stock Plan, with the exception of Mr. Foschi who received Carnival plc RSUs and PBS grants under the Carnival plc 2005 Employee Share Plan.

(3)

Represents the full grant date values of the stock grants made in fiscal 2012, which were determined based on the assumptions set forth in footnotes 2 and 13 in the Carnival Corporation & plc financial statements for the year ended November 30, 2012 (disregarding estimated forfeitures). The full grant date fair value for a grant is the amount that Carnival Corporation & plc will expense in its financial statements over the grant’s vesting schedule or until the retirement eligibility date, if such date is earlier than the vesting date, when vesting is not contingent upon future performance. The full grant date fair value may not correspond to the actual value that will be realized by the named executive officers.

(4)	The value for Carnival plc shares has been converted from sterling into U.S. dollars based on the February 15, 2012 exchange rate of $1.57:£1.
(5)	The value for Carnival plc shares has been converted from sterling into U.S. dollars based on the April 11, 2012 exchange rate of $1.59:£1.

Narrative Disclosure to the “Summary Compensation Table” and the “Grants of Plan-Based Awards in Fiscal 2012” Table

Executive Long-Term Compensation Agreements. In 1998 Carnival Corporation entered into Executive Long-Term Compensation Agreements with Mr. Arison and Mr. Frank. These agreements provide that during the term of such officer’s employment, Carnival Corporation will provide equity-based compensation (in addition to his annual compensation consisting of a base salary and annual cash bonus) in the form of annual restricted share grants, contingent upon a satisfactory review of the performance of the officer. In accordance with these agreements, Mr. Arison is eligible to receive 84,000 restricted shares and Mr. Frank is eligible to receive 70,000 restricted shares. The restricted shares issued to Mr. Arison and Mr. Frank will cliff vest after a period of three years and will be subject to the forfeiture provisions described in the section entitled “Potential Payments upon Termination or Change of Control.” The Compensation Committees have discretion to grant more shares outside of the terms of these agreements.

Service Agreement with Pier Luigi Foschi

Mr. Foschi entered into an agreement in August 2009 setting forth the contractual and economic terms of his post as Chairman of the Board and Chief Executive Officer of Costa. The agreement provides for twelve month terms, which automatically renew unless either party gives 60 days advance written notice. Mr. Foschi’s annual base salary compensation for fiscal 2012 is €860,000. Pursuant to the agreement, Mr. Foschi’s annual performance-based bonus is determined pursuant to the Costa Plan. He also receives €115,000 annually as consideration for a non-competition provision whereby he may not undertake to operate in favor of companies in competition with Costa nor acquire a shareholding in such companies (unless the company is a listed company, in which case his ownership may not exceed 2%), entice away any of Costa’s suppliers of goods or services, nor induce any employee to resign in order to enter into an employment or independent contractor relationship in favor of other cruise vessel operators or owners.

If Mr. Foschi’s agreement is terminated by Costa for reasons other than Mr. Foschi’s breach of his obligations under the agreement or because Mr. Foschi is removed as a director of Costa for cause, or if Mr. Foschi resigns with cause under Italian law or as a result of a change of control of Costa, Mr. Foschi is entitled to a termination payment equal to his annual base salary, the annual non-competition compensation, and a bonus equal to the bonus paid for the year prior to termination (unless in the case of a change of control an alternative contractual arrangement is entered into with the new controlling group).

Annual Cash Bonus Plans

Annual cash bonuses for the named executive officers are determined based on the Corporate Plan, the CCL Plan and the Costa Plan. For more detailed information regarding these plans, please refer to the Compensation Discussion and Analysis and the exhibit index to the most recently filed Carnival Corporation & plc joint Annual Report on Form 10-K.

Equity-Based Compensation

In February 2012, the Compensation Committees granted restricted shares or RSUs to the named executive officers that cliff vest after three years, in conformity with the UK Corporate Governance Code. The closing price of Carnival Corporation common stock and Carnival plc ordinary shares on February 15, 2012, the grant date, was $30.26 and £19.20, respectively.

The restricted shares have the same rights with respect to dividends and other distributions as all other outstanding shares of Carnival Corporation common stock. RSUs do not receive dividends or have voting rights. Each RSU is credited with dividend equivalents equal to the value of cash and stock dividends paid on Carnival Corporation common stock or Carnival plc ordinary shares. The cash and stock dividend equivalents will be distributed to Mr. Foschi upon the settlement of the RSUs upon vesting.

In accordance with the Compensation Committees’ focus on long-term shareholder return, the Compensation Committees also approved 2012 PBS grants on April 11, 2012 for the named executive officers and other key executives within Carnival Corporation & plc. The grants are based on Carnival Corporation & plc EPS growth over a three year period, with award opportunity from zero to 200% based on the EPS percentage increase achieved at the end of the third year.

For further information regarding forfeiture and treatment upon termination or change of control, refer to the section entitled “Potential Payments Upon Termination or Change of Control” below.

Outstanding Equity Awards at Fiscal 2012 Year-End

Information with respect to outstanding Carnival Corporation options, restricted shares and RSUs granted by Carnival Corporation & plc to and held by the named executive officers as of November 30, 2012, except for the options and RSUs issued to Mr. Foschi, which related to Carnival plc ordinary shares, is as follows:

	Option Awards				Stock Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(1) ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Micky Arison	120,000	0	34.45	10/13/2013	102,551	(3)(4)	3,964,622	19,620	189,627	(5)
	120,000	0	49.09	10/18/2014	75,683	(3)(6)	2,925,905	28,008	216,558	(7)
	120,000	0	47.83	10/16/2013	86,775	(3)(8)	3,354,722

TOTAL	360,000	0			265,009			47,628

David Bernstein	12,000	0	49.09	10/18/2014	15,817	(4)	611,485	4,841	46,788	(5)
	12,000	0	47.83	10/16/2013	11,673	(6)	451,278	8,640	66,804	(7)
					17,845	(8)	689,888

TOTAL	24,000	0			45,335			13,481

Gerald Cahill	30,000	0	34.45	10/13/2013	16,110	(4)	622,813	3,082	29,788	(5)
	50,000	0	49.09	10/18/2014	11,889	(6)	459,629	7,392	57,155	(7)
	50,000	0	47.83	10/16/2013	18,176	(8)	702,684

TOTAL	130,000	0			46,175			10,474

Pier Luigi Foschi	87,064	0	45.60	10/17/2014	32,290	(4)	1,304,516	6,319	63,822	(5)
	21,200	0	46.93	4/13/2015	23,717	(6)	958,167	9,051	73,132	(7)
	40,000	0	46.13	10/17/2013	37,187	(8)	1,502,355
	50,000	0	51.17	2/20/2013
	50,000	0	41.60	2/19/2014

TOTAL	248,264	0			93,194			15,370

Howard S. Frank	100,000	0	49.09	10/18/2014	42,729	(4)	1,651,903	9,810	94,814	(5)
	100,000	0	47.83	10/16/2013	31,534	(6)	1,219,104	14,004	108,279	(7)
					48,209	(8)	1,863,760

TOTAL	200,000	0			122,472			23,814

(1)	Options issued to Mr. Foschi are in Carnival plc shares, which are priced in British Pounds Sterling. These options have been converted based on the November 30, 2012 exchange rate of $1.60:£1.

(2)

Market value of the stock awards is based on the closing price of Carnival Corporation common stock on November 30, 2012 of $38.66, except for the Carnival plc RSUs granted to Mr. Foschi under the Carnival plc 2005 Employee Share Plan, which are based on closing price of Carnival plc shares on November 30, 2012 of £25.25, which has been converted into $40.40 based on the November 30, 2012 exchange rate of $1.60:£1.

(3)	All shares are transferred upon issuance from Mr. Arison to the Nickel 2003 Revocable Trust of which Mr. Arison is a beneficiary.
(4)	Restrictions lapse on February 1, 2013.
(5)

Market value is based on threshold performance assuming 25% payout. Equity incentive awards are subject to certain EPS targets measured over a three-year period ending November 30, 2013. The named executive officers may receive zero to 200% of the stated number of shares depending on whether and to what extent the EPS targets have been met.

(6)	Restrictions lapse on January 19, 2014.
(7)

Market value is based on threshold performance assuming 20% payout. Equity incentive awards are subject to certain EPS targets measured over a three-year period ending November 30, 2014. The named executive officers may receive zero to 200% of the stated number of shares depending on whether and to what extent the EPS targets have been met.

(8)	Restrictions lapse on February 15, 2015.

Option Exercises and Stock Vested for Fiscal 2012

The following table provides information for the named executive officers on (1) option exercises during fiscal 2012, including the number of shares acquired on exercise and the value realized, and (2) the number of shares acquired upon the vesting of restricted shares and RSUs and the value realized, each before the payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Micky Arison	120,000	1,311,000	209,524	6,770,287
David Bernstein	0	0	17,800	581,971
Gerald R. Cahill	0	0	40,306	1,288,297
Pier Luigi Foschi	0	0	57,974	1,907,233
Howard S. Frank	0	0	193,600	6,223,913

(1)

The value realized on exercise represents the difference between the exercise price of the options and the fair market value of Carnival Corporation shares at exercise. The fair market value of Carnival Corporation shares realized on exercise or vesting has been determined using the average of the highest and lowest sale prices reported as having occurred on the New York Stock Exchange on the date of exercise in the case of options or the vesting date in the case of stock.

Pension Benefits in Fiscal 2012

The following table provides information regarding defined benefit retirement plan benefits for each of the named executive officers. Messrs. Arison, Cahill and Frank participate in the Retirement Plan. Mr. Frank also participates in the Carnival SERP.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year(3) ($)
Micky Arison	Retirement Plan	30	1,768,410	44,798
David Bernstein	None	—	—	—
Gerald R. Cahill	Retirement Plan	18	4,434,088	698,864
Pier Luigi Foschi	None	—	—	—
Howard S. Frank	Retirement Plan Carnival SERP	30 25	— —	— —

(1)

Credited service for benefit calculation purposes under the Retirement Plan and the Carnival SERP is limited to 30 and 25 years, respectively, although actual credited service for Messrs. Arison and Frank exceeds these amounts. In consideration of Mr. Frank’s forfeiture of retirement benefits from his prior employer, in April 1995, the Carnival Corporation Compensation Committee approved an agreement with Mr. Frank whereby Carnival Corporation agreed to compensate Mr. Frank upon his retirement for benefits he would have received if he had been credited with an additional 13 years of service in addition to the actual years of credited service. At this time, Mr. Frank only accrues benefits if his final average earnings increase during the year because he already has more than 30 years of credited service.

(2)

The present value of benefits was calculated based on the interest assumptions used to calculate the fiscal 2012 year end liabilities for each of the plans as disclosed in note 13 to the financial statements in the Carnival Corporation & plc joint Annual Report on Form 10-K for the year ended November 30, 2012. Specifically, for the Retirement Plan, benefits are assumed payable as lump sums at the later of age 65 or current age. Lump sums were calculated using an interest rate of 4.25% and the 1994 Group Annuity Reserving Table used to determine lump sum payments in 2012. They were then discounted to the current age using an interest rate of 2.65%. Due to taxation issues created by the adoption of Section 457A, Retirement Plan benefits accrued as of December 31, 2008 will be paid as lump sums at the earlier of retirement or December 31, 2017.

(3)	The benefits accrued after December 31, 2008 are being paid annually as a lump sum pursuant to an amendment to the Retirement Plan adopted in light of Section 457A.

Carnival Corporation & plc operate various group pension programs for its executives in which the named executive officers also participate. Under the Carnival plc pension plans, in line with UK best practice, pension benefits are based solely on base salary and no other elements of compensation are taken into account when determining pension benefits. Under the Carnival Corporation pension programs, base salaries and annual cash bonuses are used to determine pension benefits.

Messrs. Arison, Cahill and Frank participate in the Retirement Plan. The Retirement Plan is unfunded and is not qualified for U.S. tax purposes. Benefits under the Retirement Plan are calculated based on age, length of service with Carnival Corporation and the average of a participant’s five highest consecutive years of compensation out of the last ten years of service. The benefit formula provides an annual benefit accrual equal to 1% of the participant’s earnings for the year up to “covered compensation” plus 1.6% of earnings for the year in excess of covered compensation then multiplied by the participant’s years of service up to a maximum of 30 years of credited service. “Covered compensation” may vary over the years based in part on changes in the Social Security taxable wage base. Covered compensation in fiscal 2012 for Messrs. Arison, Cahill and Frank was $72,096, $76,620 and $51,348, respectively. The elements of compensation to determine their benefits are their base salary and annual cash bonus. Each of Messrs. Arison, Cahill and Frank are vested in their respective benefit in accordance with the terms of the Retirement Plan. As a result of the adoption of Section 457A, benefits under the Retirement Plan will be paid as elected by the participant as a lump sum or monthly payments on or prior to the earlier of separation from employment, retirement or December 31, 2017. Annual accruals are paid in a lump sum each March up through 2017. During fiscal 2012, Messrs. Arison and Cahill received the present value of their 2011 annual accruals of $44,798 and $698,864, respectively, as a lump sum. The normal form of payment is a continuous and certain annuity for five years. Benefits payable in other forms are actuarially equivalent. At December 1, 2012, the accrued annual benefit for fiscal 2012 payable as a five-year certain and continuous annuity under the Retirement Plan to Messrs. Arison and Cahill are $141,504 and $332,135, respectively, for benefits earned before December 31, 2008 and $3,495 and $55,078, respectively, for benefits earned during fiscal 2012. At December 1, 2012, Mr. Frank does not have any unpaid benefits under the Retirement Plan because he previously received the present value of his accrued benefits earned before December 31, 2008 and did not accrue any additional benefit during fiscal 2012.

The Retirement Plan provides a reduced early retirement benefit at age 55 after completion of 15 years of service. The normal retirement age under the Retirement Plan is age 65. Benefits under the Retirement Plan are reduced by 6% for each year (1/2% for each month) that the participant retires before age 65. Mr. Arison and Mr. Cahill are currently eligible for early retirement under the Retirement Plan.

Mr. Frank also participates in the Carnival SERP. The Carnival SERP is also unfunded and is not qualified for U.S. tax purposes. The Carnival SERP provides a benefit equal to 50% of Mr. Frank’s highest cash compensation in any 12 month period within the last 60 months offset by any benefit payable under the Retirement Plan and Social Security benefits. As a result of Section 457A, benefits under the Carnival SERP are paid as a lump sum each January following the year of the accrual up through 2017. Mr. Frank received the present value of his accrued benefits earned before December 31, 2007 in 2008 and has not accrued additional SERP benefits since then as his cash compensation continues to be less than his 2007 cash compensation.

Carnival Corporation has a benefit limitation policy for the Retirement Plan that only applies to Mr. Arison. The annual compensation covered by the Retirement Plan for the calendar year 2012 for Mr. Arison has been limited to $370,527. Based on Mr. Arison’s level of compensation and his 30 credited years of service, the annual estimated benefits payable under the Carnival Corporation Retirement Plan to Mr. Arison at age 65 would be a life annuity (five-year certain benefit) $141,504 or a lump sum of $1,800,200. This lump sum is equal to the present value of his December 31, 2008 accrued benefit. The benefits accrued after December 31, 2008 are being paid annually as a lump sum pursuant to an amendment to the Retirement Plan adopted in light of Section 457A. The Retirement Plan does not reduce benefits on account of Social Security (or any other benefit), other than as reflected in the benefit formula that is integrated with Social Security.

Mr. Bernstein and Mr. Foschi do not participate in any defined benefit pension plans sponsored by Carnival Corporation or Carnival plc. Mr. Bernstein is not eligible to participate in the Retirement Plan because it was closed to participation prior to his commencement of employment.

Nonqualified Deferred Compensation in Fiscal 2012

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Micky Arison	0	0	0	0	0
David Bernstein	0	0	13,953	0	162,612
Gerald R. Cahill	0	0	517,483	0	8,739,872
Pier Luigi Foschi	0	0	0	0	0
Howard S. Frank	0	0	0	0	0

Carnival Corporation has established the Savings Plan, which is a nonqualified defined contribution plan for U.S. tax purposes. Until December 31, 2008, Messrs. Arison, Cahill, Bernstein and Frank could defer salary and/or bonus amounts into the Savings Plan. As described in the section of the Compensation Discussion and Analysis entitled “Impact of Regulatory Requirements on Compensation,” effective January 1, 2009, they could no longer defer any salary or bonus amounts into the Savings Plan. No company contributions were made on behalf of Messrs. Arison, Cahill and Frank since they participated in the Retirement Plan. Although the Savings Plan is unfunded, Carnival Corporation has established a “rabbi trust” that holds any executive deferrals and company contributions to the Savings Plan.

Benefits are paid based on the participant’s form and timing elections made in accordance with applicable Section 409A Treasury Regulations. Benefits are based on the participant’s deferrals of cash compensation and associated earnings and losses based on the investment allocation selected by the participant. The investment options available to participants in the Savings Plan are identical to those available to participants in the 401(k) Plan, except for the Standard & Poor’s index fund and money market investment options. A participant may change his or her investment allocation at any time.

Because Mr. Bernstein is not a participant in the Retirement Plan, which was closed to participation prior to his commencement of employment, for every dollar Mr. Bernstein deferred into the Savings Plan, Carnival Corporation matched 50% up to the lower of (ii) 50% of the U.S. Internal Revenue Service qualified plan limitation (which in 2011 was $17,000 or $22,500 with catch-up contributions) or (ii) 6% of his eligible pay. “Eligible pay” includes regular pay (before any pre-tax contributions from his pay and taxes) and bonus. Carnival Corporation may also make profit sharing contributions into the Savings Plan based upon his eligible pay and years of service according to the following schedule:

Years of Service	Award (% of Eligible Pay)
Less than 2	0%
2-5	1%
6-9	2%
10-13	3%
14-16	5%
17-19	7%
20-22	9%
23-25	12%
26 and over	15%

As of November 30, 2012, Mr. Bernstein had 15 years of service.

Following the promulgation of Section 457A, salary and bonus deferrals into the Savings Plan are no longer permitted. Beginning in 2010, Mr. Bernstein and all other Savings Plan participants who are deemed highly compensated employees under IRS regulations are paid the equivalent of their annual matching award (less any amount actually contributed by Carnival Corporation to the 401(k) Plan on their behalf as a matching contribution) and profit sharing contribution as additional cash compensation. The effect of this change will result in no additional benefit for Mr. Bernstein and will not result in a material incremental cost to Carnival Corporation.

Additional information with respect to pension plan arrangements for Carnival plc for the year ended November 30, 2012 is included in Part I of the Carnival plc Directors’ Remuneration Report included in this proxy statement as the Compensation Discussion and Analysis and Part II of the Carnival plc Directors’ Remuneration Report, which is attached as Annex B to this proxy statement.

Potential Payments Upon Termination or Change of Control

Each of our named executive officers may be eligible to receive certain payments and benefits in connection with termination of employment under various circumstances. The potential benefits payable to our named executive officers in the event of termination of employment under various scenarios on November 30, 2012 are described below.

In addition to benefits described below, the named executive officers will be eligible to receive any benefits accrued under Carnival Corporation & plc broad-based benefit plans, such as distributions under life insurance and disability benefits and accrued vacation pay, in accordance with those plans and policies. These benefits are generally available to all employees. Our named executive officers will also be eligible to receive any account balances at the fiscal 2012 year-end under our nonqualified deferred compensation plans and programs as set forth in the “Nonqualified Deferred Compensation in Fiscal 2012” table in accordance with their payout election. Our named executive officers will also be eligible to receive any vested benefits under our pension programs upon termination of employment in accordance with those plans and policies. These benefits are described in the “Pension Benefits in Fiscal 2012” table and the description that follows that table. There are no special or enhanced executive benefits under our pension and nonqualified deferred compensation plans and programs, and all of our named executive officers are fully vested in those benefits.

Severance Benefits

It is the policy of the Compensation Committees for executive officers to have notice periods, if any, of not more than 12 months in duration. Following U.S. accepted practice on remuneration; the Compensation Committees have adopted a policy not to enter into service contracts with U.S. executives. The Compensation Committees will continue to have regard to the individual circumstances of each case taking account of best practice in the UK and the U.S. and the expected cost to Carnival Corporation & plc of any termination of an executive’s employment arrangements.

In accordance with U.S. practice, Messrs. Arison, Bernstein, Cahill and Frank have no employment agreements and no entitlement to severance except for possible retention of unvested options and restricted share grants depending on the circumstances of their separation of employment discussed below. Mr. Foschi is the only named executive officer with a service agreement providing cash severance. Mr. Foschi may be eligible to receive 12 months of base salary plus a cash bonus if his employment is terminated for certain reasons as described in the section entitled “Individual Arrangements Related to Equity Grants under the Carnival plc Equity Plan.” In line with U.S. practice, Mr. Foschi’s severance includes an amount equal to his prior year annual cash bonus. If Mr. Foschi’s agreement is terminated by Costa for reasons other than Mr. Foschi’s breach of his obligations under the agreement or because Mr. Foschi is removed as a director of Costa for cause, or if Mr. Foschi resigns with cause under Italian law or as a result of a change of control of Costa, Mr. Foschi is entitled to a termination payment equal to his annual base salary (which includes the annual non-competition compensation of €115,000) and a bonus equal to the bonus paid the year prior to termination (unless, in the case of a change of control, an alternative contractual arrangement is entered into with the new controlling group). If Mr. Foschi’s employment had terminated on November 30, 2012 under these circumstances, he would have received a severance payment equal to one year’s base salary of $1,248,000 (which includes the annual non-competition compensation of $147,200) plus a bonus equal to his prior fiscal year’s bonus of $969,600. These amounts would be payable in euros. For purposes of this discussion, his potential compensation has been converted into U.S. dollars at the average exchange rate of the dollar for fiscal 2012 of $1.28: €1.

Equity-Based Compensation

Vesting of options, restricted shares and RSUs upon termination of a named executive officer’s employment is dependent upon the reasons the named executive officer is terminated, the terms of the respective equity plan and the associated equity grant agreement. Equity grants made to Messrs. Bernstein, Cahill and Foschi are subject to the same terms as all other participants generally, except as described below. Mr. Arison and Mr. Frank have Executive Long-Term Compensation Agreements that provide for accelerated or continued vesting of grants upon termination of employment under certain circumstances described below. Absent an Executive Long-Term Compensation Agreement or an employment and/or equity grant agreement specifying a different treatment, equity grants held by named executive officers will be treated according to the respective provisions of the plans described further below.

Carnival Corporation 2011 Stock Plan

All named executive officers except Mr. Foschi receive equity grants under the Carnival Corporation 2011 Stock Plan. The terms of the Carnival Corporation 2011 Stock Plan and the equity grant agreements applicable to participants generally provide that upon termination for death or disability all unvested equity grants will immediately vest. Upon retirement, grants continue to vest according to their terms as though employment had not ended; provided, however, that as each participant reaches retirement age 50% of the grant will immediately vest, if such participant becomes subject to tax withholding at that time. Retirement is defined as voluntary termination of an employee being at least 60 years of age with 15 years of service or at least 65 years of age with five years of service. Upon involuntary termination within 12 months of a change of control, all options become immediately exercisable and the restricted period on all restricted shares and RSUs immediately expires. Change of control means the occurrence of any of the following (i) the acquisition by any individual, entity or group of beneficial ownership of 50% or more of either (A) the then outstanding shares of common stock of Carnival Corporation or (B) the combined voting power of the then outstanding voting securities of Carnival Corporation and Carnival plc entitled to vote generally in the election of directors, except that this provision does not apply to affiliated companies or the Arison family, (ii) incumbent directors cease to constitute at least a majority of the boards of directors, (iii) the dissolution or liquidation of Carnival Corporation, (iv) the sale, transfer or other disposition of all or substantially all of the business or assets of Carnival Corporation, or (v) the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving Carnival Corporation that requires the approval of the shareholders, whether for such transaction or the issuance of securities in the transaction.

All of the equity grant made to participants, including the named executive officers, contain claw back and forfeiture provisions in the event of a violation of confidentiality and non-compete provisions (which restrict them from competing with Carnival Corporation & plc for the remainder of the award’s vesting period) or fraud or conduct contributing to any financial restatements or irregularities.

Carnival Corporation 2002 Stock Plan

All named executive officers except Mr. Foschi received equity grants under the Carnival Corporation 2002 Stock Plan. The terms of the Carnival Corporation 2002 Stock Plan and the equity grant agreements applicable to participants generally provide that upon termination for death or disability all unvested equity grants will immediately vest. Upon retirement, grants continue to vest according to their terms as though employment had not ended; provided, however, that as each participant reaches retirement age after December 31, 2008 the grant will immediately vest as to 50% of the grant if such participant becomes subject to tax withholding at that time. For equity grants made prior to December 2008, retirement is defined as voluntary termination of an employee being at least 55 years of age with 15 years of service or at least 65 years of age with five years of service. In December 2008, the Compensation Committees amended the definition of retirement to increase the retirement age to 60 years of age with 15 years of service or at least 65 years of age with five years of service. Upon voluntary termination prior to qualifying for retirement, all unvested equity grant are forfeited. Upon a change of control, all options become immediately exercisable and the restricted period on all restricted shares and RSUs immediately expires. Change of control means the occurrence of any of the following (i) the acquisition by any individual, entity or group of beneficial ownership of 50% or more of either (A) the then outstanding shares of common stock of Carnival Corporation or (B) the combined voting power of the then outstanding voting securities of Carnival Corporation and Carnival plc entitled to vote generally in the election of directors, except that this provision does not apply to affiliated companies or the Arison family, (ii) incumbent directors cease to constitute at least a majority of the boards of directors, (iii) the dissolution or liquidation of Carnival Corporation, (iv) the sale, transfer or other disposition of all or substantially all of the business or assets of Carnival Corporation, or (v) the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving Carnival Corporation that requires the approval of the shareholders, whether for such transaction or the issuance of securities in the transaction.

All of the equity grants made to participants, including the named executive officers, in December 2008 and thereafter contain confidentiality and non-compete provisions (which restrict them from competing with Carnival Corporation for the remainder of the award’s vesting period). If they breach either of these provisions, they will forfeit the right to receive all unvested and unexercised equity grants.

Individual Arrangements Related to Equity Grants under the Carnival Corporation 2002 Stock Plan and Carnival Corporation 2011 Stock Plan

Micky Arison and Howard S. Frank. In 1998, Mr. Arison and Mr. Frank entered into Executive Long-Term Compensation Agreements with Carnival Corporation that contain additional provisions pertaining to all of their equity grants under the Carnival Corporation 2002 Stock Plan and the Carnival Corporation 2011 Stock Plan. These agreements include provisions that differ from the standard terms of the plan described above that result in the vesting of grants upon termination of employment under certain circumstances. If their employment is terminated without cause, restricted shares granted will vest in 33.33% annual installments on each of the first through third anniversaries of the date the restricted shares were granted.

In December 2008, the Executive Long-Term Compensation Agreement with Mr. Arison was amended to change the age after which Mr. Arison may voluntarily terminate his employment and be eligible to continue to vest in the equity grants made to him under the agreement from 60 to 65 years of age. As to Messrs. Arison and Frank, if employment terminates due to diagnosis of a terminal medical condition or if Mr. Arison voluntarily terminates his employment after attaining age 65, all of their respective outstanding restricted share grants will continue to vest according to their original vesting schedule. For purposes of the agreement, “cause” is defined as any action or inaction which constitutes fraud, embezzlement, misappropriation, dishonesty, breach of trust, a felony or moral turpitude, as determined by the boards of directors.

If Mr. Arison voluntarily terminates his employment within 14 days of notice that the Compensation Committees elect to reduce the number of restricted shares granted under the agreement by more than 25%, then his restricted share grants will vest according to an alternate vesting schedule. The alternate vesting schedule allows Mr. Arison to retain 33.33% per year beginning with the first anniversary date of the restricted shares grant. Any restricted shares remaining unvested after application of this alternate vesting schedule are forfeited. If Mr. Arison voluntarily terminates his employment before age 65, all unvested restricted shares are forfeited. If termination occurs before the first anniversary date of the grant, all restricted shares are forfeited. The provisions of this paragraph are not applicable to Mr. Frank.

David Bernstein and Gerald R. Cahill. The terms of Mr. Bernstein and Mr. Cahill’s restricted stock agreement provide that if their employment is terminated without cause or they voluntarily terminate due to a diagnosis of terminal medical condition, the restricted shares will continue to vest according to their original vesting schedule. For purposes of the agreement, “cause” is defined as any action or inaction which constitutes fraud, embezzlement, misappropriation, dishonesty, breach of trust, a felony or moral turpitude, as determined by the boards of directors.

Carnival plc Executive Share Option Plan

Mr. Foschi is the only named executive officer that holds outstanding options under this plan. Mr. Foschi receives the same treatment as other Carnival Executive Share Option Plan participants generally. Under the terms of the plan and Mr. Foschi’s equity agreements, upon termination for cause or voluntary termination, all options will be forfeited. Upon change of control or termination of employment for retirement, injury, disability, ill health or termination by Carnival plc without cause, all options will remain exercisable. Change of control is defined to mean (i) a person, alone or in concert with others making a general offer to acquire the whole of the share capital of Carnival plc, (ii) a person becoming bound or entitled to give notice under sections 428 to 430F of the Companies Act 1985 to acquire shares, (iii) a court directing that a meeting of the holders of shares be convened pursuant to section 425 of the Companies Act 1985 for the purposes of considering a scheme of arrangement of Carnival plc or its amalgamation with any other company or companies and the scheme of arrangement being approved by the shareholders’ meeting or sanctioned by the court, or (iv) notice being duly given of a resolution for the voluntary winding-up of Carnival plc. Cause is not specifically defined in this plan.

Carnival plc 2005 Employee Share Plan

Mr. Foschi is the only named executive officer who receives grants under the Carnival plc 2005 Employee Share Plan. Mr. Foschi receives the same treatment under the Carnival plc 2005 Employee Share Plan as other participants generally for grants made through fiscal 2008, except with respect to termination in the event of disability as described in the section entitled “Individual Arrangements Related to Equity Grants under the Carnival plc Equity Plans.” All grants vest upon termination of employment for death. Upon retirement, all grants will continue to vest according to their terms as if employment had not been terminated. For equity grants made prior to December 2008, retirement is defined as voluntary termination of an employee being at least 55 years of age with 15 years of service or at least 65 years of age with five years of service. In December 2008, the Compensation Committees amended the definition of retirement to increase the retirement age to 60 years of age with 15 years of service. Upon a change of control, all grants will vest. Change of control is defined to mean the occurrence of any of the following (i) a person (either alone or together with any person acting in concert with him) obtaining control of Carnival plc as a result of a general offer or otherwise for the whole of the share capital of Carnival plc (other than those shares which are already owned by him and/or any person acting in concert with him), (ii) the acquisition by any individual, entity or group of beneficial ownership of 50% or more of either (A) the then outstanding shares of Carnival plc or (B) the combined voting power of the then outstanding voting securities of Carnival plc entitled to vote generally in the election of directors, except that this provision does not apply to affiliated companies or members of the Arison family, (iii) incumbent directors cease to constitute at least a majority of the boards of directors, (iv) a person becoming bound or entitled to give notice under sections 428 to 430F of the Companies Act 1985 to acquire shares, (v) a court directing that a meeting of the holders of shares be convened pursuant to section 425 of the Companies Act 1985 for the purposes of considering a scheme of arrangement of Carnival plc or its amalgamation with any other company or companies and the scheme of arrangement being approved by the shareholders’ meeting or sanctioned by the court, (vi) notice being duly given of a resolution for the voluntary winding-up of Carnival plc, (vii) the sale, transfer or other disposition of all or substantially all of the business or assets of Carnival plc, or (viii) the completion of a reorganization, recapitalization, merger, consolidation, share exchange or similar form of corporate transaction involving Carnival plc that requires the approval of the shareholders, whether for such transaction or the issuance of securities in the transaction.

All of the equity grants made to the named executive officers in February 2008 and thereafter contain confidentiality and non-compete provisions that restrict them from competing with Carnival plc. If they breach either of these provisions, they will forfeit the right to receive all unvested and unexercised equity grants.

Individual Arrangements Related to Equity Grants under the Carnival plc Equity Plans

Pier Luigi Foschi. In the event of termination of employment as a result of disability, all of Mr. Foschi’s outstanding RSUs will vest. The terms of Mr. Foschi’s RSU agreement for RSUs granted in December 2008 and thereafter provide that if his employment is terminated without cause or he voluntarily terminates due to diagnosis of a terminal medical condition, the RSU grant will continue to vest according to its original vesting schedule. For purposes of his agreement, “cause” is defined as any action or inaction which constitutes fraud, embezzlement, misappropriation, dishonesty, breach of trust, a felony or moral turpitude, as determined by the boards of directors.

Potential Value of Equity Grants Upon Termination of Employment or Change of Control

The following chart shows the value of all outstanding option, restricted share and RSU grants that would have become vested, or that could have continued to vest, subject to any non-compete and confidentiality requirement, for termination of employment or upon a change of control as of November 30, 2012. All option grants are fully vested. No termination of employment is required to trigger acceleration upon a change of control, except for grants made under the Carnival Corporation 2011 Stock Plan. For this purpose, options were valued as the difference between the closing price of Carnival Corporation common stock or Carnival plc ordinary shares, as applicable, as of that date and the applicable exercise price of the options. Restricted shares and RSUs were valued based on the closing price of Carnival Corporation common stock or Carnival plc ordinary shares, as applicable, as of that date. The value for Carnival Corporation common shares is based on $38.66, which is the closing price reported as having occurred on the New York Stock Exchange on November 30, 2012 and the value for Carnival plc ordinary shares is based on $40.40, which is the closing price reported as having occurred on the London Stock Exchange on November 30, 2012 of £25.25, which has been converted at November 30, 2012 exchange rate of $1.60:£1. The value of options includes only those options with an exercise price above these closing prices. As described above, certain options, restricted shares or RSUs do not vest upon termination of employment, but continue to vest over time according to the terms of the relevant equity plan, or Executive Long-Term Compensation, employment, service or equity agreements. The true value of these equity grants for future vesting periods is subject to market fluctuations occurring over time.

Estimated Potential Value of Equity Grants

Name	Termination without Cause ($)	Voluntary Termination ($)	Retirement ($)	Death or Disability ($)	Voluntary Termination upon Diagnosis of Terminal Medical Condition ($)	Change of Control ($)
Micky Arison	10,750,448	0	0	11,617,051	10,750,448	10,750,448
David Bernstein	1,752,651	0	0	1,988,761	1,752,651	1,752,651
Gerald R. Cahill	1,911,426	1,911,426	1,911,426	2,086,117	1,911,426	1,911,426
Pier Luigi Foschi	3,765,038	3,765,038	3,765,038	4,057,116	3,765,038	3,765,038
Howard S. Frank	4,734,768	4,734,768	4,734,768	5,168,069	4,734,768	4,734,768

Total	22,914,330	10,411,231	10,411,231	24,917,113	22,914,330	22,914,330

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

PricewaterhouseCoopers LLP were the auditors of Carnival Corporation & plc during fiscal 2012 and fiscal 2011. Aggregate fees for professional services rendered to Carnival Corporation & plc by PricewaterhouseCoopers LLP for the years ended November 30, 2012 and 2011 were as follows (in millions):

	2012		2011
Audit Fees	$5.3		$5.2
Audit-Related Fees	0.0		0.0
Tax Fees	0.0	(1)	0.1
All Other Fees	0.2		0.1

Total	$5.5		$5.4

(1)	Less than $50,000

Audit Fees for 2012 and 2011 were for professional services rendered for the integrated audits of the Carnival Corporation & plc consolidated financial statements and system of internal control over financial reporting, quarterly reviews of our joint Quarterly Reports on Form 10-Q, the audits of the Carnival plc IFRS annual consolidated financial statements, consents, comfort letters, registration statements, statutory audits of various international subsidiaries and other agreed-upon procedures.

There were no Audit-Related Fees for 2012 and 2011.

Tax fees for 2012 and 2011 were for international tax research.

All Other Fees for 2012 and 2011 were primarily for consulting and other services.

All of the services described above were approved by the Audit Committees, and in doing so, the Audit Committees did not rely on the de minimis exception set forth in Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Certified Public Accounting Firm

In December 2003, the Audit Committees adopted Key Policies and Procedures which address, among other matters, pre-approval of audit and permissible non-audit services provided by the independent registered certified public accounting firm. The Key Policies and Procedures require that all services to be provided by the independent registered certified public accounting firm must be approved by the Audit Committees prior to the performance of such services. The Audit Committees consider whether the services requested are consistent with the rules of the SEC on auditor independence.

REPORT OF THE AUDIT COMMITTEES

Carnival Corporation and Carnival plc are two separate legal entities and, therefore, each has a separate board of directors, each of which in turn has its own Audit Committee. In accordance with their charter, each Audit Committee assists the relevant board of directors in carrying out its oversight of:

•	the integrity of the relevant financial statements;

•	Carnival Corporation and Carnival plc’s compliance with legal and regulatory requirements, other than requirements related to HESS;

•	the auditors’ qualifications and independence; and

•	the performance of Carnival Corporation & plc’s internal audit functions and independent auditors.

Both Audit Committees are subject to the audit committee independence requirements under the corporate governance standards of the New York Stock Exchange and relevant SEC rules, and the Audit Committee of Carnival plc is also subject to the requirements of the UK Corporate Governance Code. The two Audit Committees have identical members and each currently consists of five independent (as defined by the listing standards of the New York Stock Exchange, SEC rules and the UK Corporate Governance Code), non-executive directors. The Carnival Corporation board of directors has determined that Richard J. Glasier is both “independent” and an “audit committee financial expert,” as defined by SEC rules. In addition, the Carnival plc board of directors has determined that Mr. Glasier has “recent and relevant financial experience” for purposes of the UK Corporate Governance Code.

Management has primary responsibility for Carnival Corporation & plc’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements. Carnival Corporation & plc’s independent auditor is responsible for performing an independent audit of those financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The Audit Committees are responsible for monitoring and overseeing the financial reporting process and the preparation of consolidated financial statements and for supervising the relationship between Carnival Corporation & plc and its independent auditor, as well as reviewing the group’s systems of internal controls and compliance with the group Code of Business Conduct and Ethics. The Audit Committees have met and held discussions with management of Carnival Corporation & plc and the independent auditor. In this context, management represented to the Audit Committees that Carnival Corporation & plc’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit Committees (i) reviewed and discussed Carnival Corporation & plc’s audited consolidated financial statements for the year ended November 30, 2012 with Carnival Corporation & plc’s management and with Carnival Corporation & plc’s independent auditor; (ii) discussed with Carnival Corporation & plc’s independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from Carnival Corporation & plc’s independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committees concerning independence and discussed with Carnival Corporation & plc’s independent auditor the independent auditors’ independence. The Audit Committees also considered whether the provision to the relevant entity by the independent auditor of non-audit services was compatible with maintaining the independence of the independent auditor. Based on the reviews and discussions described above, the Audit Committees recommended to the boards of directors that the audited consolidated financial statements of Carnival Corporation & plc be included in Carnival Corporation & plc’s Annual Report on Form 10-K for the year ended November 30, 2012 for filing with the SEC.

The Audit Committee of Carnival Corporation	The Audit Committee of Carnival plc
Richard J. Glasier, Chairman	Richard J. Glasier, Chairman
Modesto A. Maidique	Modesto A. Maidique
Stuart Subotnick	Stuart Subotnick
Laura Weil	Laura Weil
Randall J. Weisenburger	Randall J. Weisenburger

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

It is our practice to review all relationships and transactions in which Carnival Corporation & plc and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Legal and Global Accounting and Reporting Services Departments are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions in which the amount involved exceeds $120,000 in which Carnival Corporation & plc was or is to be a participant and a related person had or will have a direct or indirect material interest are disclosed in our proxy statement. In addition, the boards review and approve or ratify any related person transaction involving (1) a director regardless of the amount and (2) a non-director executive officer with an aggregate value in excess of $50,000.

In the course of its review and approval or ratification of a related person transaction, the boards may consider the following factors:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to Carnival Corporation & plc;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the boards deem appropriate.

Any member of the boards who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the board that considers the transaction.

Transactions with Related Persons

Transactions with Micky Arison. Micky Arison, our Chairman and Chief Executive Officer, is also the Chairman, President and the indirect sole shareholder of FBA II, Inc., the sole general partner of Miami Heat Limited Partnership (“MHLP”), the owner of the Miami Heat, a professional basketball team. He is also the indirect sole shareholder of Basketball Properties, Inc., the sole general partner of Basketball Properties, Ltd. (“BPL”), the manager and operator of the American Airlines Arena. Pursuant to a three-year advertising and promotion agreement between Carnival Cruise Lines, MHLP and BPL which expired in June 2012, Carnival Cruise Lines paid approximately $179,500 during fiscal 2012. Effective August 2012, Carnival Cruise Lines, MHLP and BPL entered into a new three-year advertising and promotion agreement pursuant to which Carnival Cruise Lines paid approximately $419,700 during fiscal 2012, which included the design and infrastructure of Carnival Cruise Lines-sponsored restaurants in the arena. In addition, Carnival Cruise Lines paid approximately $7,000 for radio and in-game commercials to promote Carnival Cruise Lines during Miami Heat games.

Registration Rights. Pursuant to a letter agreement (the “Trust Registration Rights Agreement”) dated July 11, 1989, Carnival Corporation granted to the Ted Arison Irrevocable Trust (the “Irrevocable Trust”) and the Arison Children’s Irrevocable Trust (the “Children’s Trust,” and together with the Irrevocable Trust, the “Trusts”)

certain registration rights with respect to certain shares of Carnival Corporation common stock held for investment by the Trusts (the “Shares”). The beneficiaries of the Trusts included the children of Ted Arison, including Micky Arison, our Chairman of the boards and Chief Executive Officer, and Shari Arison. Effective December 26, 1991, the Children’s Trust was divided into three separate continued trusts, including continued trusts for Micky Arison, Shari Arison and Michael Arison.

Under the Trust Registration Rights Agreement, Carnival Corporation has granted the Trusts demand and piggyback registration rights. Carnival Corporation is not required to effect any demand registration unless all of the Shares owned by either of the Trusts are included in the demand. Carnival Corporation has agreed to bear all expenses relating to such demand and piggyback registrations, except for fees and disbursements of counsel for the Trusts, selling costs, underwriting discounts and applicable filing fees.

Under a registration rights agreement dated June 14, 1991, as amended by an amendment dated July 31, 1991 and a succession agreement dated May 28, 2002 (together, the “Arison Registration Rights Agreement”), Carnival Corporation granted certain registration rights to Ted Arison with respect to certain shares of common stock beneficially owned by him (the “Arison Shares”) in consideration for $10,000. The registration rights were held by the Estate of Ted Arison. The Estate of Ted Arison subsequently transferred the Arison Shares to the Nickel 1997 Irrevocable Trust (formerly known as The 1997 Irrevocable Trust of Micky Arison), the Artsfare 1992 Irrevocable Trust (formerly known as the Ted Arison 1992 Irrevocable Trust for Lin No. 2) and the Eternity Four Trust (formerly known as the Ted Arison 1994 Irrevocable Trust for Shari No. 1) (collectively, the “Family Trusts”). The Arison Registration Rights Agreement provides the Family Trusts and certain transferees with demand and piggyback registration rights. Carnival Corporation has agreed to bear all expenses relating to such demand and piggyback registrations, except for fees and disbursements of counsel for the Family Trusts, selling costs, underwriting discounts and applicable filing fees.

Son of Pier Luigi Foschi. The son of Pier Luigi Foschi, one of our named executive officers and a director, is a minority partner in Studio Biscozzi-Nobili, an Italian tax consulting firm, which is retained from time-to-time to provide tax advice to AIDA Cruises, Costa and Ibero Cruises. During fiscal 2012, we paid approximately $156,000 to Studio Biscozzi-Nobili for providing such services to these cruise brands.

Transactions with Omnicom Group, Inc. Randall J. Weisenburger, a member of our boards, is the Executive Vice President and Chief Financial Officer of Omnicom Group Inc., an advertising, marketing and corporate communications company. During fiscal 2012, Omnicom Group Inc. received approximately $3.4 million from Carnival Corporation & plc for advertising and marketing services. Such fees represented less than 0.025% of the consolidated revenues of Omnicom Group Inc. It is anticipated that Carnival Corporation & plc will continue to do business with Omnicom Group Inc. in the future.

Charitable Donations. Alonzo Mourning is the founder and primary sponsor of the Overtown Youth Center, an 18,000 square foot facility located in the heart of Miami’s inner city, which provides academic and recreational activities for under-privileged children. Mr. Mourning’s wife, Tracy Wilson Mourning, is the founder of Honey Shine Mentoring Program, which organization provides mentoring and life-skill lessons and educational experiences to economically and socially challenged girls. Mr. Mourning is a current employee of and a former player for the Miami Heat. As described above, Micky Arison, our Chairman and Chief Executive Officer, is also the Chairman, President and the indirect sole shareholder of FBA II, Inc., the sole general partner of MHLP, the owner of the Miami Heat. During fiscal 2008, Carnival Corporation conditionally pledged a gift of $500,000 to the Overtown Youth Center Endowment Fund, payable in installments. During fiscal 2012, Carnival Corporation paid $100,000 in respect of this pledge. During fiscal 2012, Carnival Corporation also made additional donations to (a) Overtown Youth Center in the amount of approximately $113,000 for an event sponsorship and program support and (b) Honey Shine Mentoring Program in the amount of $75,000.

The boards have reviewed and approved or ratified these transactions.

Annex A

CARNIVAL PLC DIRECTORS’ REPORT

Directors’ Report

Carnival plc and Carnival Corporation are separate legal entities (together referred to in this report as “Carnival Corporation & plc”) and each company has its own board of directors and committees of the board. However, as is required by the agreements governing the dual listed company (“DLC”) arrangement, there is a single senior management team and the boards of directors and members of the committees of the boards are identical. The Directors’ Report has been prepared and presented in accordance with and in reliance upon English company law and, accordingly, the liabilities of the directors in connection with the Directors’ Report shall be subject to the limitations and restrictions provided by such law.

Principal activities

Carnival Corporation & plc is the largest cruise company and among the most profitable and financially strong leisure travel companies in the world, with a portfolio of widely-recognized cruise brands in North America, Europe, Australia and Asia. Together, these brands operate 100 ships totaling 203,000 lower berths with nine new ships scheduled to enter service between March 2013 and March 2016. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon, which complements our Alaska cruise operations. Carnival Corporation & plc has a multi-brand strategy that is essential to achieving our mission, which is to take the world on vacation and deliver exceptional experiences that appeal to a large variety of consumers, all at an outstanding value.

For a further discussion of Carnival Corporation & plc’s business and risk factors, please refer to the Carnival Corporation & plc joint 2012 Annual Report on Form 10-K (the “Form 10-K”), which is available at the Carnival Corporation & plc website at www.carnivalcorp.com or www.carnivalplc.com.

Business review and future developments

The directors consider that the most meaningful presentation of the Carnival plc group’s results and financial position under the DLC arrangement is by reference to information provided for Carnival Corporation & plc under U.S. GAAP, which is included in the Carnival Corporation & plc 2012 Annual Report that is available in the Investor Relations section of the Carnival Corporation & plc website at www.carnivalcorp.com or www.carnivalplc.com. Accordingly, the Carnival Corporation & plc U.S. GAAP consolidated financial statements are incorporated into the Carnival plc IFRS consolidated financial statements as additional disclosures.

Management’s Discussion and Analysis of Financial Condition and Results of Operations contained on pages 40 to 59 in the Carnival Corporation & plc 2012 Annual Report contains a review of the business and sets out the principal activities, operations, performance, liquidity, financial condition and capital resources, debt covenants, key performance indicators and likely future developments of Carnival Corporation & plc. That discussion also identifies the principal risks and uncertainties that might affect Carnival Corporation & plc’s future performance. In addition, note 24 to the Carnival plc IFRS financial statements and note 11 of the Carnival Corporation & plc 2012 Annual Report identifies concentrations of credit risk and mitigating factors. Further information is also provided in the Chairman’s statement on pages 2 and 3 of the Carnival Corporation & plc 2012 Annual Report. Finally, the Form 10-K, which is filed with the SEC, provides a detailed description of our business and risk factors.

As is common with other cruise vacation companies, we use a number of key performance indicators to review the performance of our business. In particular, we use the measure of available lower berth days to represent passenger capacity for the period. Applying this measure to net revenues, net costs and net costs excluding fuel during a period allows us to analyze rate and capacity variances between periods. In addition, because a significant portion of our operations utilize the euro, sterling or Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report our key performance indicators assuming the current period’s currency exchange rates have remained constant with the prior year’s comparable rates in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment. We also monitor our brands’ fuel consumption and fuel cost per metric ton. Finally, we monitor Carnival Corporation & plc’s non-GAAP earnings per share, which excludes its unrealized gains and losses on fuel derivatives and, in 2012, Ibero Cruises goodwill and trademark impairment charges.

The consolidated net income for the Carnival plc group (being Carnival plc and its consolidated subsidiaries) under International Financial Reporting Standards as adopted in the European Union (“IFRS”) was $265m (2011—$823m). For the avoidance of doubt, this does not include the consolidated results of Carnival Corporation, which owns all of Carnival Corporation & plc’s fuel derivative contracts.

Dividends

During the year ended November 30, 2012, Carnival plc paid four regular quarterly dividends totaling $1.00 per ordinary share (2011—$0.85). In November 2012, the boards of directors of Carnival Corporation and Carnival plc declared a special dividend of $0.50 per share. For the special dividend, the boards of directors approved a record date of December 7, 2012, and a payment date of December 28, 2012. In January 2013, the boards of directors declared a quarterly dividend of $0.25 per share. For this quarterly dividend, the boards of directors approved a record date of February 22, 2013, and a payment date of March 15, 2013.

Although dividends are declared in U.S. dollars, they are paid in sterling to the holders of ordinary shares in Carnival plc unless they elect to receive their dividends in U.S. dollars. Dividends payable in sterling are converted from U.S. dollars into sterling at the U.S. dollar to sterling exchange rate quoted by the Bank of England in London at 12:00 p.m. on the next combined U.S. and UK business day that follows the quarter end.

Holders of the Carnival plc’s American Depositary Shares are paid their dividend in U.S. dollars.

In September 2004, Bedell Trustees Limited, the trustee for the Carnival plc Deferred Bonus and Co-Investment Matching Plan, waived its right to all dividends payable by Carnival plc. Dividends paid during fiscal 2012 over which rights were waived amounted to $55,450.

Share capital and control

Changes in the share capital of Carnival plc during fiscal 2012 are given in note 16 to the Carnival plc consolidated IFRS financial statements.

The share capital of Carnival plc at the date of this report includes two allotted and issued subscriber shares of £1 each, 50,000 allotted but unissued redeemable preference shares of £1 each, one allotted and issued special voting share of £1 and 215,485,532 allotted and issued ordinary shares of $1.66 each. The subscriber shares carry no voting rights and no right to receive any dividend or any amount paid on a return of capital. The redeemable preference shares carry no voting rights, but are entitled to payment of a cumulative preferential fixed dividend of 8 percent per annum on the amount paid up on each such share, which is in issue. On a return of capital on a winding up or otherwise, the redeemable preference shares rank behind the ordinary shares but ahead of any other class of shares, and are entitled to receive payment of the amount paid up or credited as paid up on each such share. Redeemable preference shares which are fully paid may be redeemed at any time at the election of the holder or of the company, in which case the amount payable on redemption is the amount credited as paid up on each share which is redeemed, together with all arrears and accruals of the preferential dividend.

Details of options over ordinary shares and restricted stock units granted to employees are given in note 20 to the Carnival plc consolidated IFRS financial statements.

The Articles of Association of Carnival plc contain provisions which, in certain circumstances, would have the effect of preventing a shareholder (or a group of shareholders acting in concert) from holding or exercising the voting rights attributable to shares in Carnival plc which are acquired by them. These provisions would have effect if a shareholder (or a group of shareholders acting in concert) were to acquire ordinary shares in Carnival plc with the result that the total voting rights exercisable by that shareholder or group of shareholders on matters put to a vote as joint electorate actions under the DLC arrangement would exceed 30 percent of the total voting rights exercisable in respect of any joint electorate action. They would also have effect if a shareholder (or group of shareholders acting in concert) already holding between 30 percent and 50 percent of the total voting rights exercisable in respect of any joint electorate action were to acquire shares in Carnival plc and thereby increase the percentage of voting rights so held. In each such case, the percentage of voting rights held is determined after taking into account voting rights attributable to shares of Carnival Corporation common stock held by such shareholder (or group of shareholders) and also taking into account the effect of the equalization ratio which gives effect to common voting by the shareholders of Carnival plc and Carnival Corporation on joint electorate actions under the DLC arrangement.

Under the relevant provisions of the Articles of Association of Carnival plc (articles 277 to 287) shares which are acquired by a person and which trigger the thresholds referred to in the foregoing paragraph may be sold at the direction of the board, and the proceeds remitted to the acquiring shareholder, net of any costs incurred by Carnival plc. Pending such sale any dividends paid in respect of such shares would be paid to a charitable trust, and the trustee of such trust would be entitled to exercise the voting rights attaching to the shares.

The restrictions summarized in the preceding paragraphs would not apply in the case of an acquisition of shares that is made in conjunction with a takeover offer for Carnival plc, which is announced in accordance with the City Code on Takeovers and Mergers, for so long as that offer has not lapsed or been withdrawn. However, if such a takeover offer is not made, or lapses or is withdrawn, the restrictions will apply in respect of any acquired shares.

The foregoing is a summary only of the relevant provisions of the Articles of Association of Carnival plc, and for a complete understanding of their effect, shareholders are recommended to refer to the Articles of Association themselves. A copy of the Articles of Association of Carnival plc is available at Carnival plc’s website at www.carnivalplc.com or upon request from the Company Secretary, 3655 N.W. 87th Avenue, Miami, Florida 33178, United States of America.

There are two significant agreements to which Carnival plc is a party, which may be altered or terminated in the event of a change of control. These are (1) the Facilities Agreement dated May 18, 2011, by and among Carnival Corporation, Carnival plc, Banc of America Securities Limited, and various other lenders, which provides for $1.6 billion, €450 million and £150 million revolving credit facilities and which may, under certain circumstances, be cancelled upon a change of control of Carnival plc, other than a change which results in control of Carnival plc being vested in Carnival Corporation or in certain members of the Arison family or trusts related to them, and (2) the Trust Deed dated November 27, 2006, by and among Carnival plc, Carnival Corporation and Citicorp Trustee Company Limited, governing the terms of €750 million 4.25% Guaranteed Bonds due 2013, which provides that the bondholders have the option to redeem the bonds in the event that a non-investment grade rating is applied to the bonds by a specified rating agency as a direct result of the change of control.

Articles of Association

The Articles of Association of Carnival plc may be amended by the passing of a special resolution of the shareholders. In common with many other corporate actions that might be undertaken by Carnival plc, such a resolution would be proposed as a joint electorate action on which the shareholders of Carnival plc and of Carnival Corporation effectively vote as a single unified body, as contemplated by the DLC arrangement.

Purchase of own shares

The boards of directors have authorized the repurchase of up to an aggregate of $1 billion of Carnival Corporation common stock and Carnival plc ordinary shares subject to certain restrictions (the “Repurchase Program”). At February 21, 2013, the availability under the Repurchase Program was $1 billion. The Repurchase Program does not have an expiration date and may be discontinued by the boards of directors at any time.

In addition to the Repurchase Program, the boards of directors have authorized the repurchase of up to 19.2 million Carnival plc ordinary shares and up to 32.8 million shares of Carnival Corporation common stock under the “Stock Swap” programs described in our Form 10-K.

Shareholder approval is not required to buy back shares of Carnival Corporation, but is required under the Companies Act 2006 to buy back shares of Carnival plc. At the annual general meetings held on April 11, 2012, the authority for Carnival plc to buy back its own shares was approved. This authority enabled Carnival plc to buy back up to 21,506,185 ordinary shares of Carnival plc (being approximately 10 percent of Carnival plc’s ordinary shares in issue). Under the Repurchase Program, no Carnival plc ordinary shares have been purchased through February 21, 2013. Carnival Corporation & plc treats any such repurchases made by Carnival Corporation or Carnival Investments Limited under the Repurchase Program and the Stock Swap Programs as if they were made by Carnival plc under the Carnival plc buy back authority. That approval expires on the earlier of (i) the conclusion of Carnival plc’s 2013 annual general meeting or (ii) October 16, 2013.

Directors

The names of the persons who are nominated for re-election as directors of Carnival Corporation and Carnival plc and biographical notes about each of the directors, including the period for which they held office during the 2012 fiscal year, are contained in the proxy statement to which this report is annexed. Details of the directors’ membership on board committees are set out in the Carnival plc Corporate Governance Report attached as Annex C to the proxy statement.

The boards have expressed their intent to seek to fill future board vacancies with female candidates, where skill set and relevant experience for the particular vacancy can be met, to achieve a target of 25% female representation by 2015. This target is consistent with the aspirational target for FTSE 100 boards recommended in the Lord Davies report published in the UK in February 2011, entitled “Women on Boards.”

Upon becoming a member of the board of directors of Carnival plc, each new director participates in an induction process, which includes a meeting with all of the current directors, provision of an induction pack, site visits and meetings with senior and operational management teams. The directors update their skills, knowledge and familiarity with Carnival plc by attending appropriate external seminars and training courses, meeting with senior management and visiting regional and divisional operating offices.

The appointment and replacement of directors of Carnival plc is governed by the provisions of the Articles of Association of Carnival plc and also by the provisions of the Equalization and Governance Agreement entered into on April 17, 2003 on the establishment of the DLC arrangement. The Articles of Association and the Equalization and Governance Agreement require that the boards of directors of Carnival plc and Carnival Corporation be comprised of exactly the same individuals.

The business of Carnival plc is managed by the board of directors, which may exercise all the powers of Carnival plc, including without limitation the power to dispose of all or any part of the company’s assets, to borrow money, to mortgage or pledge any of its assets and to issue debentures and other securities.

Details of the directors’ remuneration and their interests in the shares of Carnival Corporation and Carnival plc are set out in Part II of the Carnival plc Directors’ Remuneration Report attached as Annex B to the proxy statement.

Substantial shareholdings

As at the date of this report, Carnival plc has been notified of material interests of 3 percent or more in Carnival plc’s total voting rights as follows:

	Number of shares		Percentage of voting rights
AXA, S.A.	10,627,433	(1)	5.8%
Barclays plc	6,454,915	(2)	3.5%
Legal & General Group plc	7,077,019	(3)	3.9%
Lloyds TSB	6,322,667		3.4%
Schroders plc	9,758,601	(4)	5.3%
Thornburg Investment Management, Inc.	20,151,333		9.9%

(1)	AXA, S.A. and its group of companies have an interest in these shares.
(2)	Affiliates of Barclays plc have an interest in these shares.
(3)	Legal & General Group plc and its subsidiaries have an interest in these shares.
(4)	Schroders plc and its affiliates have an interest in these shares.

Carnival Corporation and Carnival Investments Limited are the holders of an aggregate of 31,964,084 Carnival plc ordinary shares as at the date of this report. These shares carry no voting rights or rights on liquidation unless Carnival Corporation owns over 90 percent of all the Carnival plc shares. Accordingly, the details of voting rights given in the preceding table take account of the absence of voting rights carried by these shares.

Except for the above, no person has disclosed relevant information to Carnival plc pursuant to rule 5 of the Disclosure and Transparency Rules.

Corporate governance and directors’ remuneration

A report on corporate governance and compliance with the UK Corporate Governance Code appended to the UK Listing Authority’s Listing Rules is contained in the Carnival plc Corporate Governance Report attached as Annex C to the proxy statement. Part I of the Carnival plc Directors’ Remuneration Report is included in the proxy statement and Part II of the Carnival plc Directors’ Remuneration Report is attached as Annex B to the proxy statement.

Corporate and social responsibility

Health, environmental, safety and security

The boards of directors of Carnival Corporation & plc established board-level Health, Environmental, Safety & Security (“HESS”) Committees comprised of four independent directors. The principal function of the HESS Committees is to assist the boards in fulfilling their responsibility to supervise and monitor Carnival Corporation & plc’s health, environmental, safety, security and sustainability-related policies, programs, initiatives at sea and ashore, and compliance with related legal and regulatory requirements. The HESS Committees also review with management significant risks or exposures and actions required to manage such risks. Each of the Chief Executive Officers of our brands attends the meetings of the HESS Committees.

Carnival Corporation & plc recognizes its responsibility to provide industry leadership and to conduct our business as a responsible global citizen. Our corporate leadership is manifested in our Code of Business Conduct and Ethics, which requires that every employee and member of the boards use sound judgment, maintain high ethical standards and demonstrate honesty in all business dealings. As a responsible global citizen, we are committed to achieving and maintaining the highest standards of professional and ethical conduct.

In addition, Carnival Corporation & plc’s HESS Policy describes our commitments to:

•

Protecting the health, safety and security of our guests, employees and all others working on behalf of Carnival Corporation & plc, thereby promoting an organization that is free of injuries, ill health and loss;

•

Protecting the environment, including the marine environment in which our vessels sail and the communities in which we operate, minimizing adverse environmental consequences and using resources efficiently;

•	Fully complying with or exceeding all legal and statutory requirements related to health, environment, safety and security throughout our business activities; and

•	Assigning health, environment, safety and security matters the same priority as other critical business matters.

The HESS Policy is published on the Carnival Corporation & plc website at www.carnivalcorp.com or www.carnivalplc.com.

The boards recognize that Carnival Corporation & plc needs to ensure that there is a consistent standard of operation throughout its fleet in keeping with its leading position in the cruise business. In this regard, the Carnival Corporation & plc Corporate Maritime Policy (“CMP”) Department is headed by a Senior Vice President, with a full-time professional and administrative staff, and is responsible for providing a common, integrated approach to management of HESS matters and for reporting to the HESS Committees on such matters. The Senior Vice President of the CMP Department reports directly to the Vice Chairman and Chief Operating Officer and to the Chairman of the HESS Committees.

The principal activities of the CMP Department include establishing HESS Policy, standards and procedures, and measuring and reporting on HESS-related performance.

The Carnival Corporation & plc Risk Advisory and Assurance Services (“RAAS”) Department, which is headed by a Senior Vice President, who reports directly to the Vice Chairman and Chief Operating Officer and to the Chairman of the HESS Committees. The RAAS Department conducts annual HESS audits of each brand’s head office and of each ship in our fleet. These audits are in addition to the audits performed by external third-party certification and regulatory auditors.

Each RAAS Department HESS audit is organized and planned to:

•	Verify compliance with applicable rules, corporate standards, brand policies and procedures, regulations, codes, and guidance directly involved in the safe conduct of ship operations; and

•	Verify the effectiveness and efficiency of the shipboard and shore-side HESS management systems.

Carnival Corporation & plc has long been committed to operating responsibly. We believe that sustainability is about preserving our environment, respecting our employees and the communities where we do business and returning value to our shareholders. We voluntarily publish sustainability reports at both the corporate and brand levels that address governance, commitments, stakeholder engagement, environmental, labor, human rights, society, product responsibility, economic and other sustainability-related issues and performance indicators. These reports, which can be viewed at www.carnivalcorp.com and www.carnivalplc.com, are developed in accordance with the Sustainability Reporting Guidelines established by the Global Reporting Initiative, the global standard for reporting on environmental, social and governance policies, practices and performance. This reporting augments the annual environmental management reporting initiative that we began in 2005, as discussed below.

The International Organization for Standardization (“ISO”) is an international standard-setting body, which produces worldwide industrial and commercial standards. ISO 14001, an environmental management standard that was developed to help organizations manage the environmental impacts of their processes, products and services, presents a structured approach to setting environmental objectives and targets. It provides a framework for any organization to apply these broad conceptual tools to their own processes. The environmental management systems of all of our cruise brands and ships are certified in accordance with ISO 14001. As part of their respective ISO 14001 Environmental Management Systems, each of our cruise brands establishes annual objectives, targets and plans to improve their environmental performance.

Carnival Corporation & plc also voluntarily set a reduction target of 20% from our 2005 baseline rate of carbon dioxide emissions from shipboard operations by 2015. We plan to achieve this target primarily by reducing our ships’ energy consumption. We have already achieved a reduction of over 14%. Based on current progress, we expect to achieve this target.

Further details of matters related to health, environmental, safety and security, sustainability and environmental reporting and community relations at Carnival Corporation & plc are available in the Sustainability section of the Carnival Corporation & plc website at www.carnivalcorp.com or www.carnivalplc.com.

Employees

Carnival Corporation & plc own and operate a portfolio of cruise brands in North America, Europe, Australia and Asia comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (Australia) and P&O Cruises (UK). Our corporate office and individual brands employ a variety of methods, such as intranet sites, management briefings, newsletters and reward programs to encourage employee involvement and to keep employees informed of the performance, development and progress of Carnival Corporation & plc.

Senior employees within Carnival Corporation & plc are eligible to participate in either the Carnival plc 2005 Employee Share Plan or the Carnival Corporation 2011 Stock Plan, further details of which are provided in Carnival plc’s Directors’ Remuneration Report attached as Annex B to the proxy statement. These plans reinforce the philosophy of encouraging senior employees to contribute directly to the achievement of Carnival Corporation & plc’s goals and of rewarding individual and collective success.

It is the policy of Carnival Corporation & plc that disabled persons should receive full and fair consideration for all job vacancies for which they are suitable applicants and training and career development is encouraged for all employees. It is the policy of Carnival Corporation & plc to seek to retain employees who become disabled while in its service whenever possible and to provide specialist training, where appropriate.

Charitable donations

Carnival Corporation & plc provides support to charities by way of donations in cash and in-kind gifts. In that regard, the Carnival Foundation, The Holland America Line Foundation and The Princess Cruises Community Foundation (the “Foundations”) have been established, which assist in our commitment to enrich and better the lives of communities where we do business and where our employees live and work. The Foundations consider applications for charitable support from individuals and organizations and, according to an assessment of the merits of each application, determine whether it is appropriate to support particular causes or projects. Their primary funding interests include human and social needs, art and culture, health services and education.

During the year ended November 30, 2012, the Carnival plc group made charitable donations totaling $0.9 million (2011—$0.8 million) of which $0.2 million (2011—nil) was in respect of charitable organizations in the United States.

Political contributions

Carnival plc did not make any political contributions to any European Union (“EU”) political organization during the year ended November 30, 2012 (2011—nil). Carnival plc’s subsidiaries made political contributions to organizations outside the EU of $0.1 million (2011—$0.3 million).

Creditor payment policy

Given the international nature of its operations, the Carnival plc group does not operate a standard code in respect of payments to suppliers. Operating companies are responsible for agreeing to the terms and conditions under which business transactions with their suppliers are conducted, including the terms of payment. It is the Carnival plc group’s policy to ensure that suppliers are aware of those terms and that payments to suppliers are made promptly in accordance with those terms. Trade creditors of the Carnival plc group at November 30, 2012 represented 39 days (2011 – 40 days) of its annual purchases.

Directors’ statement as to disclosure of information to auditors

Each director is satisfied that, as far as he or she is aware, the auditors are aware of all information relevant to the audit of Carnival plc’s consolidated financial statements for the year ended November 30, 2012 and that he or she has taken all steps that ought to have been taken by him or her as a director in order to make the auditors aware of any relevant audit information and to establish that Carnival plc’s auditors are aware of that information.

Corporate governance statement

The corporate governance statement, prepared in accordance with rule 7.2 of the FSA’s Disclosure and Transparency Rules, can be found in the Carnival plc Corporate Governance Report attached as Annex C to the proxy statement. The Carnival plc Corporate Governance Report forms part of this Carnival plc Directors’ Report and is incorporated into it by this reference.

Chairman’s letter

The Chairman’s letter, which can be found in the Carnival Corporation & plc 2012 Annual Report, forms part of this Carnival plc Directors’ Report and is incorporated into it by this reference.

Auditors

The independent auditors, PricewaterhouseCoopers LLP, have indicated their willingness to continue in office and a resolution that they be re-appointed will be proposed at the 2013 annual general meeting.

By order of the board

Arnaldo Perez

Company Secretary

February 21, 2013

Statement of directors’ responsibilities

The directors are responsible for preparing the Annual Report, the Carnival plc Directors’ Remuneration Report and the financial statements in accordance with applicable law and regulations.

Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have prepared the group and parent company financial statements in accordance with International Financial Reporting Standards as adopted by the EU (“IFRS”). Under company law, the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of Carnival plc and the Carnival plc group and of the Statements of Income of the Carnival plc group for that period.

In preparing the financial statements the directors are required to:

•	select suitable accounting policies and then apply them consistently;

•	make judgments and estimates that are reasonable and prudent;

•	state whether applicable IFRSs have been followed, subject to any material departures disclosed and explained in the financial statements; and

•	prepare the group and parent company financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain Carnival plc’s transactions and disclose with reasonable accuracy at any time the financial position of Carnival plc and the Carnival plc group and to enable them to ensure that the financial statements and the Carnival plc Directors’ Remuneration Report comply with the Companies Act 2006 and, as regards the Carnival plc financial statements, Article 4 of the IAS Regulation.

They are also responsible for safeguarding the assets of Carnival plc and the Carnival plc group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Each of the directors, whose names and functions are listed in the proxy statement, confirms that, to the best of his or her knowledge:

•

the Carnival plc group financial statements, which have been prepared in accordance with IFRSs give a true and fair view of the assets, liabilities, financial position and profit of the Carnival plc group; and

•

the Carnival plc Directors’ Report contained in Annex A to the proxy statement includes a fair view of the development and performance of the Carnival plc group, together with a description of the principal risks and uncertainties that it faces.

By order of the board

Arnaldo Perez

Company Secretary

February 21, 2013

Carnival plc

Incorporated and registered in England and Wales under number 4039524

Annex B

CARNIVAL PLC DIRECTORS’ REMUNERATION REPORT

PART II

Certain information required to be included in the Carnival plc Directors’ Remuneration Report is set forth in Part I (which is also known as the Compensation Discussion and Analysis) which can be found beginning on page 43 of the proxy statement to which this report is annexed. The Compensation Discussion and Analysis should be read in conjunction with this Part II.

As explained in Part I, Parts I and II of this report form part of the Annual Report of Carnival plc for the year ended November 30, 2012. Carnival plc and Carnival Corporation are separate legal entities (together referred to in this report as “Carnival Corporation & plc”) and each company has its own board of directors and Compensation Committees. However, as is required by the agreements governing the dual listed company (“DLC”) arrangement, there is a single management team and the boards of directors and members of the committees of the boards are identical. Accordingly, consistent with prior years, we have included remuneration paid by Carnival Corporation and Carnival plc in the Carnival plc Directors’ Remuneration Report.

The current membership of the Compensation Committees consists of three members who are deemed independent by the boards of directors: Arnold W. Donald (chairman), Richard J. Glasier and Laura Weil. The members of the Compensation Committees are appointed by the boards based on the recommendations of the Nominating & Governance Committees. In determining the compensation policy and the compensation payable to our directors, the Compensation Committees take the pay and employment conditions of employees of the Carnival Corporation & plc group into account. Further details regarding the Compensation Committees can be found in the Carnival plc Corporate Governance Report attached as Annex C to the proxy statement.

Both Parts I and II of this report are in compliance with the Schedule 8 of the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 and the 2010 UK Corporate Governance Code, the UK Companies Act 2006 and the Listing Rules of the UK Listing Authority. Sections 1 to 6 below comprise the “auditable part” of this report.

Sterling and euro denominated amounts are converted to U.S. dollar amounts at the average exchange rates for the year ended November 30, 2012 of £1:$1.58 (2011—£1:$1.61) and €1:$1.28 (2011—€1:$1.40) unless otherwise stated.

EXECUTIVE DIRECTORS

The following chart shows the relative values of performance related and non-performance related components of the remuneration of executive directors of Carnival Corporation & plc in 2012, excluding pension benefits:

The performance related and non-performance related components of the remuneration were calculated using actual salary, benefits, bonuses, and the face values of restricted shares, restricted share units (“RSUs”) and performance-based share (“PBS”) grants in respect of the year ended November 30, 2012.

In accordance with the Compensation Committees’ focus on long-term shareholder return, the Compensation Committees approved new 2012 PBS grants for the executive directors and other key executives within Carnival Corporation & plc. The PBS grants are based on Carnival Corporation & plc earnings per share (“EPS”) growth over a three year period, with award opportunity from zero to 200% based on the EPS percentage increase achieved at the end of the third year.

NON-EXECUTIVE DIRECTORS

Service contracts

Non-executive directors do not have service contracts, but instead have a letter of appointment setting out the services they are to provide to Carnival Corporation & plc and the other terms and conditions of their appointment. Their appointments and subsequent appointments are subject to annual election or re-election by shareholders.

Our non-executive directors are entitled to receive an annual retainer of $40,000 per year, an attendance fee per board meeting of $5,000 ($2,000 if meeting attended by telephone), equity compensation, as further described below, and reimbursement for travel, meals and accommodation expenses attendant to their board membership. In certain circumstances, we request that the directors’ spouses or partners attend a special event and we reimburse the directors for travel expenses incurred. The Presiding Director receives an additional retainer of $20,000 per annum. In addition, non-executive directors receive additional compensation for serving as chairman or a member of a board committee.

The retainer and meeting attendance fees currently in effect for the board committees are as follows:

	Retainer		Attendance Fee
	Chair	Member	In Person	By Telephone
Audit Committees	$23,000	$7,500	$3,000	$1,500
Compensation Committees	$23,000	$3,750	$2,500	$1,250
Executive Committees	—	$3,750	—	—
HESS Committees	$23,000	$7,500	$3,000	$1,500
Nominating & Governance Committees	$10,000	$3,750	$2,500	$1,250

Non-executive directors receive payment of their earned retainer and meeting fees in quarterly installments. Annual retainers are pro-rated so that adjustments can be made during the year. Unearned portions of cash retainers are forfeited upon termination of service.

For purposes of calculating fees, a board or committee meeting of Carnival Corporation and a concurrent or related board or committee meeting of Carnival plc constitute a single meeting. Directors who are employed by us or our subsidiaries or acting as our consultants do not receive any additional compensation for their services as a member of the boards of directors.

Carnival Corporation 2011 Stock Plan

Non-executive directors receive annual share grants under the Carnival Corporation 2011 Stock Plan. The annual grants of Carnival Corporation restricted shares or RSUs will be in an amount (or dollar value) determined by the board in its sole discretion. The board approved grants with a dollar value equal to $120,000. As a result, a grant of 3,840 Carnival Corporation restricted shares or RSUs was made to each non-executive director elected or re-elected on April 11, 2012 when the closing price of a share was $31.25.

In general, equity grants made to non-executive directors under the plan vest in their entirety on the third anniversary of the grant date. No performance conditions are applied to the vesting of shares. The maximum number of shares that may be subject to grants under this plan is 15,000,000.

Pensions

The non-executive directors do not receive any pension benefits in connection with their services as a non-executive director.

Share Ownership Guidelines

All non-executive directors are required to own at least 5,000 shares (inclusive of unvested restricted shares, RSUs and shares in a trust beneficially owned by the director) of either Carnival Corporation common stock or Carnival plc ordinary shares. New directors must achieve this requirement no later than two years from the date of their initial election to the boards by the shareholders. Other than Debra Kelly-Ennis who was initially elected by the shareholders in 2012, each of the directors re-elected by the shareholders in 2012 have achieved this board mandated requirement.

Product Familiarization

All non-executive directors are encouraged to take a cruise for up to 14 days per year for product familiarization and pay a fare of $35 per day for such cruises. In addition, guests traveling with the non-executive director in the same stateroom are charged a fare of $35 per day. All other charges associated with the cruise (e.g., air fares, fuel supplements, government fees and taxes, gratuities, ground transfers, tours, etc.) are the responsibility of the non-executive director.

TOTAL SHAREHOLDER RETURN

Graphs representing total shareholder return performance for both Carnival Corporation and Carnival plc have been included in the Carnival Corporation & plc 2012 Annual Report within the section titled “Stock Performance Graphs” on pages 62 and 63, respectively.

REMUNERATION OUTCOME FOR 2012

For fiscal 2012, detailed information on the remuneration of directors is set forth in Sections 1 to 7 below. The information in Sections 1 to 6 has been subject to audit.

1.	Directors’ Emoluments

EXECUTIVE DIRECTORS

The emoluments of the executive directors of Carnival Corporation and Carnival plc for fiscal 2012, excluding pension benefits, are as follows:

	2012							2011
	Base Salary $000	Annual Cash Bonus $000		Benefits(1) $000	Subtotal Emoluments $000	Restricted Shares and Share Units(2) $000	Total $000	Total $000
Micky Arison	906	1,525	(3)	416	2,847	3,501	6,348	6,662
Pier Luigi Foschi(4)	1,248	970	(5)	344	2,562	1,413	3,975	4,721
Howard S. Frank	803	1,477		320	2,600	3,647	6,247	6,695

(1)

Represents benefits-in-kind including personal use of corporate aircraft, other personal air travel, living accommodations and maintenance, driver and security, automobile lease or allowance, private medical/health insurance costs and premiums, accidental death or dismemberment insurance premiums, long-term disability insurance premiums, life and auto insurance premiums, automobile repairs and expenses. health or other club memberships, the opportunity to travel on Carnival Corporation & plc cruise lines for reduced fares, Visa services, spousal meals, tax planning and return preparation services provided by a third party and gross-ups for a portion of Mr. Foschi’s income taxes for his living accommodations and maintenance and automobile lease. No executive director was paid expense allowances chargeable to UK income tax in respect of qualifying services.

(2)

Mr. Arison and Mr. Frank were each issued (a) restricted shares under the Carnival Corporation 2011 Stock Plan of 69,743 and 77,492 shares in Carnival Corporation common stock, respectively; and (b) PBS grants under the Carnival Corporation 2011 Stock Plan of 28,008 and 23,340 shares in Carnival Corporation common stock, respectively. The value of the restricted shares and PBS grants has been calculated by reference to the closing price of a Carnival Corporation share as having occurred on the New York Stock Exchange on the date of grant, of $37.65 and $31.25, respectively. Mr. Foschi received (a) 28,678 RSUs and (b) 9,051 PBS grants under the Carnival plc 2005 Employee Share Plan. The value of the RSUs and PBS grants made to Mr. Foschi has been calculated by reference to the closing price for a Carnival plc share as derived from the Daily Official List of the London Stock Exchange on the date of grant, being £24.60 (translated into U.S. dollars at the exchange rate of $1.61:£1) for the RSUs and £19.25 (translated into U.S. dollars at the exchange rate of $1.59:£1) for the PBS grants. The restricted shares and RSUs granted are subject to forfeiture in only limited circumstances, and are therefore regarded as remuneration for the year of grant. Details of the Carnival Corporation 2011 Stock Plan and Carnival plc 2005 Employee Share Plan are described in Part I of the Carnival plc Directors’ Remuneration Report in the proxy statement to which this report is annexed.

(3)

Pursuant to Mr. Arison’s request, Carnival Corporation has donated the entire amount of Mr. Arison’s 2012 bonus to Robin Hood Relief Fund, Habitat for Humanity International, Save the Children and The Mayor’s Fund to Advance New York City to aid in the Superstorm Sandy relief efforts.

(4)

Mr. Foschi’s compensation was paid in euros. His 2012 base salary of €975,000 (which includes non-competition compensation of €115,000) and his 2012 bonus of €757,500 has been translated into U.S. dollars at the exchange rate of $1.28:€1, being the average exchange rate for the year.

(5)	Mr. Foschi has donated the entire amount of his 2012 bonus to The Costa Foundation, which was established for the benefit of charitable causes.

NON-EXECUTIVE DIRECTORS

The remuneration of the non-executive directors of Carnival Corporation and Carnival plc for fiscal 2012 is as follows:

	2012					2011
	Fees $000		Restricted Shares and Share Units(1) $000	Other Emoluments $000	Total $000	Total $000
Sir Jonathon Band	98	(2)	120	1	219	217
Robert H. Dickinson	65		120	7	192	190
Arnold W. Donald	149		120	7	276	255
Richard J. Glasier	147		120	16	283	262
Debra Kelly-Ennis	70		120	3	193	—
Modesto A. Maidique	89		120	19	228	226
Sir John Parker	126		120	1	247	242
Peter G. Ratcliffe	65		120	2	187	191
Stuart Subotnick	138		120	9	267	260
Laura Weil	121		120	—	241	244
Randall J. Weisenburger	98		120	4	222	225
Uzi Zucker(3)	46		—	24	70	256

(1)

The value of the restricted shares or restricted share units granted has been calculated by reference to the closing price of a share of Carnival Corporation common stock on the New York Stock Exchange on the date of grant of $31.25. The shares granted are not subject to forfeiture, and are therefore regarded as remuneration for the year of the grant. These restricted share grants are included in the table of directors’ interests disclosed below.

(2)	Exclusive of value added tax.
(3)	Mr. Zucker was not nominated for re-election at the April 2012 annual general meeting. As a result his term ended on April 11, 2012.

Former Director Compensation

Mr. Lanterman served as a member of the board until April 16, 2007. He also served as an executive of Holland America Line until his retirement in November 2004. In 1999 and years prior thereto, Mr. Lanterman deferred receipt of a portion of his annual bonus. In exchange, Carnival Corporation and Mr. Lanterman entered into a Retirement and Consulting Agreement, which provides that Carnival Corporation will pay him the deferred bonus amounts plus interest in monthly installments over the 15 years following his retirement, which commenced on January 1, 2005. During fiscal 2012, he received an aggregate of $1,998,924.

2.	Carnival Corporation 2002 Stock Plan

The number of shares of Carnival Corporation common stock subject to options at the beginning and end of fiscal 2012 for each director is as follows:

	Dec. 1, 2011	Exercised	Expired	Nov. 30, 2012	Exercise price $		Earliest date from which exercisable	Expiry date
Micky Arison	120,000	120,000	—	0	27.88	(1)	Dec. 2, 2003	Dec. 2, 2012
	120,000	—	—	120,000	34.45	(1)	Oct. 13, 2004	Oct. 13, 2013
	120,000	—	—	120,000	49.09	(2)	Oct. 18, 2005	Oct. 18, 2014
	120,000	—	120,000	0	46.61	(2)	Oct. 18, 2006	Oct. 18, 2012
	120,000	—	—	120,000	47.83	(2)	Oct. 16, 2007	Oct. 16, 2013

Robert H. Dickinson	40,000	—	—	40,000	34.25	(1)	Aug. 1, 2006	Aug. 1, 2013
	80,000	—	—	80,000	46.23	(2)	Aug. 2, 2005	Aug. 2, 2014
	80,000	—	—	80,000	52.19	(2)	Aug. 1, 2006	Aug. 1, 2015
	80,000	—	—	80,000	38.46	(1)	Aug. 1, 2007	Aug. 1, 2013
	80,000	—	—	80,000	44.45	(2)	Aug. 1, 2008	Aug. 1, 2014

	Dec. 1, 2011	Exercised	Expired	Nov. 30, 2012	Exercise price $		Earliest date from which exercisable	Expiry date
Howard S. Frank	100,000	—	—	100,000	49.09	(2)	Oct. 18, 2005	Oct. 18, 2014
	100,000	—	120,000	0	46.61	(2)	Oct. 18, 2006	Oct. 18, 2012
	100,000	—	—	100,000	47.83	(2)	Oct. 16, 2007	Oct. 16, 2013

Peter G. Ratcliffe	50,000	—	—	50,000	43.61	(2)	April 21, 2005	April 21, 2014
	50,000	—	—	50,000	50.23	(2)	April 14, 2006	April 14, 2015
	50,000	—	—	50,000	51.38	(2)	Feb. 21, 2007	Feb. 21, 2013
	50,000	—	—	50,000	48.55	(2)	Feb. 20, 2008	Feb. 20, 2014

(1)	Exercise price of options which have an option price below the market price of a share as at November 30, 2012.
(2)	Exercise price of options which have an option price above the market price of a share as at November 30, 2012.

Details of the Carnival Corporation options exercised by directors under the 2002 Stock Plan in 2012 are as follows:

	Number exercised	Exercise price $	Market price at date of exercise $	Gain(1) $	Earliest date from which exercisable	Expiry date
Micky Arison	120,000	27.88	39.16	1,353,600	Dec. 2, 2003	Dec. 2, 2012

(1)	The total gain made by directors from share options exercised during the year ended November 30, 2011 was $624,000.

The highest and lowest prices of Carnival Corporation’s common stock during the year ended November 30, 2012 were $39.40 and $29.15, respectively. The closing price of Carnival Corporation’s common stock at November 30, 2012 was $38.66.

3.	Carnival plc 2005 Employee Share Plan

The number of Carnival plc ordinary shares subject to options at the beginning and end of fiscal 2012 for each director is as follows:

	Dec. 1, 2011	Exercised	Nov. 30, 2012	Actual/ Weighted- average exercise price (1)	Earliest date from which exercisable	Latest expiry date
Pier Luigi Foschi	61,200	—	61,200	£29.00	Oct. 18, 2006	April 13, 2015
	50,000	—	50,000	£31.98	Feb. 21, 2007	Feb. 20, 2013
	50,000	—	50,000	£26.00	Feb. 20, 2008	Feb. 19, 2014

(1)	Actual/weighted average exercise price of all options have an option price above the market price of a share as at November 30, 2012.

4.	Carnival plc Executive Share Option Plan

The number of Carnival plc ordinary shares subject to options at the beginning and end of fiscal 2012 for each director is as follows:

	Dec. 1, 2011	Exercised	Nov. 30, 2012	Weighted- average exercise price (1)	Earliest date from which exercisable	Latest expiry date
Pier Luigi Foschi	87,064	—	87,064	£28.50	Oct. 17, 2007	Oct. 17, 2014

(1)	Weighted-average exercise price of all options have an option price above the market price of a share as at November 30, 2012.

The highest and lowest prices of Carnival plc’s ordinary shares during the year ended November 30, 2012 were £25.76 and £16.00, respectively. The closing price of Carnival plc’s ordinary shares at November 30, 2012 was £25.25.

5.	Amended and Restated Carnival Corporation 2001 Outside Director Stock Plan

The number of shares of Carnival Corporation common stock subject to options at the beginning and end of fiscal 2012 for each director is as follows:

	Dec. 1, 2011	Exercised	Nov. 30, 2012	Weighted- average exercise price (1)	Earliest date from which exercisable	Latest expiry date
Arnold W. Donald	32,000	6,000	26,000	43.77	Oct. 13, 2004	Oct. 16, 2016
Richard J. Glasier	30,000	—	30,000	46.79	July 20, 2005	Oct. 16, 2016
Modesto A. Maidique	36,000	—	36,000	44.73	Oct. 13, 2004	Oct. 16, 2016
Stuart Subotnick	9,600	1,200	8,400	42.64	Oct. 13, 2004	July 20, 2014
Uzi Zucker	38,400	8,400	30,000	46.79	July 20, 2005	Oct. 16, 2016

(1)	Weighted-average exercise price of all options have an option price above the market price of a share as at November 30, 2012.

Details of the Carnival Corporation options exercised by directors under the 2001 Outside Director Stock Plan in fiscal 2012 are as follows:

	Number exercised	Exercise price $	Market price at date of exercise $	Gain(1) $	Earliest date from which exercisable	Expiry date
Arnold W. Donald	6,000	27.88	36.58	52,200	Dec. 2, 2003	Dec. 2, 2012
Stuart Subotnick	1,200	27.88	38.66	12,936	Dec. 2, 2003	Dec. 2, 2012
Uzi Zucker	3,600	27.88	38.51	38,268	Dec. 2, 2003	Dec. 2, 2012
Uzi Zucker	4,800	34.45	38.51	19,488	Oct. 13, 2004	Oct. 13, 2013

(1)	The total gain made by directors from share options exercised during the year ended November 30, 2011 was $142,200.

No options were granted to directors during the year ended November 30, 2012 under the Carnival Corporation 2002 Stock Plan, the Carnival plc 2005 Employee Share Plan, the Carnival plc Executive Share Option Plan, the Amended and Restated Carnival Corporation 2001 Outside Director Stock Plan or the Carnival Corporation 2011 Stock Plan. No options held by directors lapsed or expired during the year ended November 30, 2012 under the Carnival plc 2005 Employee Share Plan, the Carnival plc Executive Share Option Plan or the Amended and Restated Carnival Corporation 2001 Outside Director Stock Plan.

6.	Pensions

Details of the retirement benefits of current and former directors arising from their participation in defined benefit pension arrangements are as follows:

	Accrued benefit(1) at Nov. 30, 2012 $000	Increase/ (decrease) in accrued benefits including inflation $000	Increase/ (decrease) in accrued benefits net of inflation $000	Transfer value of increase/ (decrease) in accrued benefits less inflation and net of directors’ contributions $000	Transfer value(2) at Dec. 1, 2011 $000	Transfer value(2) at Nov. 30, 2012 $000	Increase/ (decrease) in transfer value net of directors’ contributions $000	Benefits paid during fiscal 2012 $000
Micky Arison	145	0	(3)	(38)	1,586	1,947	361	45
Robert H. Dickinson(3)	471	0	(9)	(44)	2,515	2,220	(295)	471
A. Kirk Lanterman(4)	1,999	0	(40)	(251)	13,471	12,583	(888)	1,999
Peter G. Ratcliffe	684	11	(6)	(143)	15,425	15,124	(301)	678

(1)

The accrued benefit is that pension which would be paid annually on retirement at the normal retirement age under the various defined benefit plans described in Part I of the Carnival plc Directors’ Remuneration Report in the proxy statement to which this report is annexed based on service to November 30, 2012.

(2)

Transfer values have been calculated on the basis of actuarial advice in accordance with the governing UK regulations. The transfer values represent the (notional) assets that would be transferred to another pension provider on transferring the plan’s liability in respect of the directors’ pension benefits (notional where an actual entitlement to such a transfer does not exist). They do not represent sums payable to individual directors and, therefore, cannot be added meaningfully to annual remuneration.

(3)	Mr. Dickinson’s accrued benefit is expressed in the form of benefits that he has elected to receive, which will be paid over a period of time until 2017, rather than as a lifetime annuity.
(4)

Under Mr. Lanterman’s Retirement and Consulting Agreement described in the proxy statement to which this report is annexed, he is entitled to annual payments of $1,998,924 every year for a period of 15 years from the date of his retirement. If he should die before the end of the 15 year period, the then present value of any unpaid balance of the total amount payable to Mr. Lanterman under the agreement would be paid to his estate following his death. In calculating the present value, an interest rate of 8.5% would be applied, being the rate of return agreed under Mr. Lanterman’s Retirement and Consulting Agreement.

7.	Directors’ Interests in Carnival Corporation common stock and Carnival plc ordinary shares

Details of the directors’ interests are as follows:

	Carnival plc				Carnival Corporation
Directors	Dec. 1, 2011		Nov. 30, 2012		Dec. 1, 2011*		Nov. 30, 2012*
Micky Arison(1)	—		—		179,883,258		179,397,507
Sir Jonathon Band	—		—		6,276		10,116
Robert H. Dickinson	—		—		88,905		57,637
Arnold W. Donald	—		—		16,326		20,166
Pier Luigi Foschi	19,993		48,197		—		—
Howard S. Frank	—		—		283,854	(2)	126,200	(2)
Richard J. Glasier	—		—		18,574		18,414
Debra Kelly-Ennis	—		—		—		—
Modesto A. Maidique	—		—		18,574		15,366
Sir John Parker	10,004	(3)	10,004	(3)	18,423		22,263
Peter G. Ratcliffe	—		—		2,629		17,336
Stuart Subotnick	—		—		18,423		23,463
Laura Weil	—		—		18,203		22,612
Randall J. Weisenburger	—		—		30,923		34,763

*

As part of the establishment of the DLC arrangement, Carnival plc issued a special voting share to Carnival Corporation, which transferred such share to the trustee of the P&O Princess Special Voting Trust (the “Trust”), a trust established under the laws of the Cayman Islands. Shares of beneficial interest in the Trust were transferred to Carnival Corporation. The trust shares represent a beneficial interest in the Carnival plc special voting share. Immediately following the transfer, Carnival Corporation distributed such trust shares by way of a dividend to holders of shares of common stock of Carnival Corporation. Under a pairing agreement, the trust shares are paired with, and evidenced by, certificates representing shares of Carnival Corporation common stock on a one-for-one basis. In addition, under the pairing agreement, when a share of Carnival Corporation common stock is issued to a person after the implementation of the DLC arrangement, a paired trust share will be issued at the same time to such person. Each share of Carnival Corporation common stock and the paired trust share may not be transferred separately. The Carnival Corporation common stock and the trust shares (including the beneficial interest in the Carnival plc special voting share) are listed and trade together on the New York Stock Exchange under the ticker symbol “CCL.” Accordingly, each holder of Carnival Corporation common stock is also deemed to be the beneficial owner of an equivalent number of trust shares.

(1)

As of November 30, 2012, includes (i) 2,994,021 shares of common stock held by the Nickel 2003 Revocable Trust, (ii) 103,638,843 shares of common stock held by MA 1994 B Shares, L.P., (iii) 69,821,132 shares of common stock held by the Artsfare 2005 Trust No. 2, Eternity Four Trust and the Nickel 97-07 Irrevocable Trust by virtue of the authority granted to Mr. Arison under the last will of Ted Arison, (iv) 1,795,151 shares of common stock held by the Nickel 2008-2 GRAT (v) 687,498 shares of common stock held by the Nickel 2009 GRAT and (vi) 1,000,862 shares held by the Nickel 2010 GRAT.

(2)	Includes 1,974 shares held by Howard S. Frank GRAT #5.
(3)	Includes 7,000 shares owned by GHM Trustees Limited, the trustee of Sir John Parker’s Fixed Unapproved Restricted Retirement Scheme of which Sir John Parker is a discretionary beneficiary.

The following changes in the above share interests occurred between December 1, 2012 and January 18, 2013:

	Carnival plc		Carnival Corporation
Directors	Jan. 18, 2013	Dec. 1, 2012	Jan. 18, 2013	Dec. 1, 2012
Micky Arison	—	—	180,007,250	179,937,507
Robert H. Dickinson	—	—	57,737	57,637
Howard S. Frank	—	—	175,051	126,200
Sir John Parker	—	—	22,358	22,263
Stuart Subotnick	—	—	23,558	23,463
Laura Weil	—	—	22,719	22,612
Randall J. Weisenburger	—	—	34,831	34,763

On behalf of the board

Arnold W. Donald

Chairman of the Compensation Committees

February 21, 2013

Annex C

CARNIVAL PLC CORPORATE GOVERNANCE REPORT

Corporate governance

Carnival Corporation and Carnival plc (together referred to as “Carnival Corporation & plc”) operate under a dual listed company arrangement with primary listings in the U.S. and the UK. Accordingly, Carnival Corporation & plc has implemented a single corporate governance framework consistent, to the extent possible, with the governance practices and requirements of both countries. Where there are customs or practices that differ between the two countries, Carnival Corporation & plc has nonetheless sought to be compliant with UK best practices whenever possible. Carnival Corporation & plc believes that its resulting corporate governance framework effectively addresses the corporate governance requirements of both the U.S. and the UK.

Corporate Governance Guidelines

Carnival Corporation & plc has adopted corporate governance guidelines (the “Guidelines”) that set forth the general governance principles approved by the boards of directors. These principles are available on Carnival Corporation & plc’s website and are summarized as follows:

•	A majority of the members of each of the boards must be independent.

•

The boards will each have at all times an Audit Committee, a Compensation Committee, a Health, Environmental, Safety & Security (“HESS”) Committee and a Nominating & Governance Committee (collectively, the “Committees”). All the members of the Committees will be independent directors under the criteria established by the New York Stock Exchange and the London Stock Exchange. Each Committee has its own written charter, which principally sets forth the purposes, goals and responsibilities of the Committees.

•

The Nominating & Governance Committees will review with the boards, on an annual basis, the requisite skills and characteristics of new board members, as well as the composition of the boards as a whole. The Nominating & Governance Committees will assess and recommend board candidates for appointment as directors.

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The responsibilities of the directors are laid out in the Guidelines and cover matters such as the directors’ duties to Carnival Corporation & plc and its shareholders, attendance at meetings and the annual review of Carnival Corporation & plc’s long-term strategic plans and the principal issues that Carnival Corporation & plc may face in the future.

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The non-executive directors shall designate a Senior Independent Director to preside at meetings of the non-executive directors and at board meetings in the absence of the Chairman, and to serve as the principal liaison for non-executive directors.

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Directors have free and full access to officers and employees of Carnival Corporation & plc, to the advice and services of the Company Secretary to the boards and to independent professional advice at the expense of Carnival Corporation & plc.

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The Compensation Committees will recommend the form and amount of director and senior executive compensation in accordance with the policies and principles set forth in its charter and conduct an annual review thereof. In particular the Compensation Committees will annually review the compensation of the Chief Executive Officer (“CEO”) and his performance to ensure that the CEO is providing the best leadership for Carnival Corporation & plc in the short and long-term.

•	The Nominating & Governance Committees will maintain orientation programs for new directors and continuing education programs for all directors.

•	The boards will conduct an annual performance evaluation to determine whether they, their Committees and individual directors are functioning effectively.

•	The non-executive directors will meet at least annually under the direction of the Senior Independent Director to conduct an appraisal of the Chairman’s performance.

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All shareholders may communicate with the boards by addressing all communications to the Company Secretary, who must forward any item requiring immediate attention to the Senior Independent Director, who must in turn notify the boards of any matters for discussion or action as appropriate.

Carnival Corporation & plc monitors governance developments in the U.S. and the UK to ensure a vigorous and effective corporate governance framework.

Set out below is a statement of how Carnival Corporation & plc has applied the main principles of the UK Corporate Governance Code (formerly known as the Combined Code) published by the UK Financial Reporting Council in June 2010 (the “Corporate Governance Code”) during the year ended November 30, 2012.

Board composition

Each of the boards of directors is currently comprised of 14 members, of which three are executive directors and 11 are non-executive directors. All directors are required to submit themselves for annual re-election. However, three non-executive directors, Robert H. Dickinson, Modesto A. Maidique and Peter G. Ratcliffe, will not be standing for re-election to the boards. Due to the preference of many shareholder groups for a high percentage of independent directors and the fact that former executive officers of companies are typically not considered “independent” directors in the UK, Messrs. Dickinson and Ratcliffe were not nominated for re-election. Dr. Maidique recently accepted a significant board position with another public company. The time commitments of this new position would not leave adequate time for Dr. Maidique to continue his service on the Carnival Corporation & plc boards. The biographical details of the members of the boards standing for re-election are contained in the proxy statement to which this report is annexed. All directors serving during the year ended November 30, 2012 have been subject to a formal performance evaluation during the year, as described below.

The boards have expressed their intent to seek to fill future board vacancies with female candidates where skill set and relevant experience for the particular vacancy can be met to achieve a target of 25% female representation by 2015. This target is consistent with the aspirational target for FTSE 100 boards recommended in the Lord Davies report published in the UK in February 2011, entitled “Women on Boards.”

Board balance and independence

All of the eight nominees for re-election as non-executive directors are considered by the boards to be independent. Arnold Donald, Sir John Parker and Stuart Subotnick have been non-executive directors for more than nine years from the date of their first election to the board of Carnival Corporation. However, notwithstanding this fact, the boards have determined that each of those directors is independent for the reasons set forth below.

Consistent with U.S. practice, the boards believe that length of tenure should be only one of the factors considered with respect to the independence of directors and, accordingly, that tenure alone should not result in the loss of independence. The boards believe that automatic loss of independence status for directors due to tenure would effectively operate as a term limit for independent directors and result in the loss of the valuable contributions of directors who have been able to develop over time increasing insight into Carnival Corporation & plc and its operations. The boards prefer to rely on rigorous annual evaluations of individual directors to review their objectivity and independence, as well as their overall effectiveness as directors. All directors are also subject to annual re-election by shareholders following individual evaluations and recommendations by the Nominating & Governance Committees.

Directors’ indemnities

As at the date of this report, indemnities are in force under which Carnival Corporation & plc have agreed to indemnify the directors of Carnival Corporation & plc, to the extent permitted by law and the Third Amended and Restated Articles of Incorporation of Carnival Corporation and the Articles of Association of Carnival plc, in respect of all losses arising out of, or in connection with, the execution of their powers, duties and responsibilities, as directors of Carnival plc.

Chairman and CEO

The CEO of Carnival Corporation & plc, Micky Arison, also serves as Chairman of the boards. The combination of the roles of Chairman and CEO is not compliant with the Corporate Governance Code. Unlike the prevailing practice in the UK, a majority of the S&P 500 companies in the U.S. have chairpersons who are also the CEO or have other significant relationships with their companies beyond board duties. The boards believe that the presence of a majority of non-executive directors, as well as the requirement that all Committees be comprised exclusively of non-executive directors, provides an appropriate balance of power and authority. The role of the Senior Independent Director, currently held by Stuart Subotnick, also helps to ensure that power and information are not concentrated in one or two individuals. As a further measure to enhance their effectiveness, the non-executive directors meet outside the presence of the executive directors at least quarterly under the chairmanship of the Senior Independent Director. In addition, the non-executive directors meet periodically during the year with the Chairman of the boards with no other executive directors present.

The boards believe that the separation of the roles of Chairman and CEO is best addressed as part of the succession planning process, and that it is in the best interests of Carnival Corporation & plc and its shareholders for the boards to make an appropriate determination, consulting with shareholders as appropriate, as and when a new Chairman or CEO may be nominated in the future. The current Chief Executive Officer possesses an in-depth knowledge of our company, its integrated, multi-national operations, the cruise industry and the array of challenges to be faced, gained through over 30 years of successful experience overseeing the growth of the company. The boards believe these experiences and other insights put Mr. Arison in the best position to provide broad leadership for the boards as they consider strategy and as they fulfill their fiduciary responsibilities to our shareholders.

Further, the boards have demonstrated their commitment and ability to provide independent oversight of management. A majority of the members of the boards are independent, and all of the members of the Audit, Compensation, HESS and Nominating & Governance Committees are independent. Pursuant to our Corporate Governance Guidelines, the non-executive directors designate one non-executive director to serve as the Presiding Director (who also serves as the Senior Independent Director) to preside at executive sessions of the non-executive directors and at meetings of the boards in the absence of the Chairman. In addition, the Presiding Director serves as the principal liaison to the non-executive directors, reviews and approves meeting agendas for the boards and reviews meeting schedules.

The independent non-executive directors meet at least annually under the direction of the Presiding Director to conduct an appraisal of the Chairman’s performance as leader of the boards. The Compensation Committees conduct an annual review of the Chief Executive Officer’s performance in order to ensure that the Chief Executive Officer is providing Carnival Corporation & plc the best leadership for both the short- and long-term.

Our boards believe that planning for the succession of our Chief Executive Officer is an important function. Our decentralized structure enhances our succession planning process. At the corporate level, a highly-skilled management team oversees a collection of separately managed cruise brands. Each of our brands is led by locally-based executives who are encouraged to grow and optimize their brands, which fosters an ownership-oriented attitude that is not always common in an organization of our size. At both the corporate and brand levels, we continually strive to foster the professional development of senior management. As a result, Carnival Corporation & plc has developed a very experienced and strong group of leaders, with their performance subject to ongoing monitoring and evaluation, as potential successors to our Chief Executive Officer.

The independent non-executive directors meet with the Chief Executive Officer at least annually to plan for the succession of the Chief Executive Officer (including plans in the event of an emergency). During those sessions, the Chief Executive Officer discusses his recommendations of potential successors, along with an evaluation and review of any development plans for such individuals. As provided in our Corporate Governance Guidelines, the Nominating and Governance Committees will, when appropriate, make recommendations to the boards with respect to potential successors to the Chief Executive Officer. All members of the boards will work with the Nominating and Governance Committees to evaluate potential successors to the Chief Executive Officer.

Board procedures and responsibilities

Meetings of the boards are held on a regular basis to enable the boards to properly discharge their responsibilities. During the year ended November 30, 2012, the board of directors of Carnival plc held a total of eight meetings. All board meetings during the year were attended by the full board with the exception of Dr. Maidique, who did not attend one of the eight meetings due to an illness, and Ms. Kelly-Ennis who attended all six of the meetings held since her election to the board in April 2012.

The agenda for each board meeting and meeting schedules are prepared by the Chairman and reviewed and approved by Stuart Subotnick, the Senior Independent Director, to ensure the flow of relevant information to the boards. Each board member is entitled to suggest the inclusion of items on the agenda and to raise at any board meetings subjects that are not on the agenda for that meeting.

Non-executive directors are required to allocate sufficient time to meet the expectations of their role. The consent of the Chairman and the Senior Independent Director must be sought before accepting additional directorships that might affect the time a non-executive director of Carnival Corporation & plc is able to devote to that role.

The boards have resolved that executive directors may not serve as a non-executive board member on more than one FTSE 100 or Fortune 100 company nor as the Chairman of such a company.

Board structures and delegation to management

The basic responsibility of the directors is to exercise their business judgment in the way they consider, in good faith, would be most likely to promote the success of Carnival Corporation & plc and its shareholders as a whole. Further details of the responsibilities of the directors are set out in the Guidelines. The boards have a formal schedule of matters specifically reserved to them for decision, which includes the approval of annual, interim and quarterly results and financial statements, dividends, significant changes in accounting policy, material acquisitions and disposals, material agreements, major capital expenditures, annual operating plans, strategic plans, treasury policy, risk management policy, material changes to employee incentive plans as well as approval of share awards or other share-related benefits, and health, environmental, safety and security policies.

Details of the Committees of the boards are set out in the section below. In addition, any matters reserved for the boards that arise between formal board meetings that need to be resolved are delegated to an Executive Committee, comprising two executive directors and a non-executive director. Any resolutions made by the Executive Committee are presented for ratification by the board of directors at the next board meeting.

The strategic management and direction of, and significant commercial decisions in relation to, global operations of Carnival Corporation & plc, except to the extent reserved to the full boards under their schedule of reserved matters, is delegated by the boards to boards of subsidiary companies within the group and to management committees of the boards, which in turn delegate to local management as appropriate.

Committees of the boards

The following Committees have operated throughout the year. Each Committee has a written charter, copies of which can be found on Carnival Corporation & plc’s website at www.carnivalcorp.com or www.carnivalplc.com.

AUDIT COMMITTEES

Until April 11, 2012, the Audit Committees of the boards were comprised of six independent non-executive directors: Richard J. Glasier (chairman), Modesto A. Maidique, Stuart Subotnick, Laura Weil, Randall J. Weisenburger and Uzi Zucker. On April 11, 2012, Mr. Zucker retired from the boards of directors and the Audit Committees. As a result, since April 11, 2012, the Audit Committees of the boards have been comprised of five independent non-executive directors. The board of Carnival plc has determined that Richard J. Glasier continues to have “recent and relevant financial experience” for the purposes of the Corporate Governance Code.

The Audit Committees are scheduled to meet at least twelve times a year and at other times if required, with a minimum of four meetings per year as required by the Audit Committees’ charter. The Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the General Counsel and the Senior Vice President—Corporate Risk Advisory and Assurance Services , who is responsible for the internal audit function and enterprise risk management facilitation within Carnival Corporation & plc, and representatives from the external auditors normally attend meetings at the invitation of the Audit Committees. During the year, 14 meetings of the Carnival plc Audit Committee were held, which were attended by all incumbent members of the Audit Committees, except for Dr. Maidique who attended 12 meetings.

The main role and responsibilities of the Audit Committees are to review the significant risks or exposures of Carnival Corporation & plc (other than health, environmental, safety and security matters), the adequacy of internal controls, the quarterly, interim and annual consolidated financial statements, any formal announcements relating to the Carnival Corporation & plc’s financial performance, the appointment, replacement, reassignment or dismissal of the head of the Corporate Risk Advisory and Assurance Services Department, to liaise with, appoint and assess the effectiveness and independence of, the external auditors and to review compliance with the Carnival Corporation & plc Code of Business Conduct and Ethics. The Audit Committees have established and monitor the procedures for receipt of employee complaints regarding any alleged fraud or violations of law.

In fulfilling their responsibilities during the year, the Audit Committees have, among other things:

•	Reviewed the quarterly and annual financial results of Carnival Corporation & plc, including accounting matters and key factors affecting financial results and future forecasts;

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Reviewed financial statements and related disclosures, and other proposed filings with the U.S. Securities and Exchange Commission (“SEC”) and draft earnings press releases of Carnival Corporation & plc;

•	Reviewed the form and content of the financial statements, including the related disclosures, to be presented to shareholders of Carnival plc at the half year and at the year end;

•	Confirmed completion of certification letters, disclosure controls and procedure checklists and loss contingency memos from all reporting units;

•	Received briefings on Carnival Corporation & plc’s Sarbanes-Oxley 404 compliance program;

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Reviewed reporting from the independent auditors concerning the audit work performed, identified internal control deficiencies and accounting issues, and all relationships between the independent auditors and Carnival Corporation & plc;

•	Reviewed and approved fees for audit and non-audit related services provided by Carnival Corporation & plc’s independent auditors;

•	Received and reviewed various reports from the independent auditors regarding the planning, status, execution and conclusions of their work;

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Received reporting, as well as quarterly briefings from the Corporate Risk Advisory and Assurance Services Department concerning results from their internal auditing work. Reporting included significant findings, any identified internal control deficiencies and management plans for remedial action;

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Reviewed reports of the Corporate Risk Advisory and Assurance Services Department issued under the Carnival Corporation & plc’s enterprise risk management program, as well as the annual company-wide audit risk assessment, historical audit coverage and audit plan for the upcoming year;

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Reviewed reports of the Corporate Risk Advisory and Assurance Services Department concerning progress against their audit plan, department staffing and professional qualifications, and the status of management action plans for previously identified action steps; and

•	Reviewed the status of complaints received through Carnival Corporation & plc’s third-party administered hotline and other channels.

COMPENSATION COMMITTEES

The Compensation Committees of the boards are comprised of three independent non-executive directors: Arnold W. Donald (chairman), Richard J. Glasier and Laura Weil.

The Compensation Committees are scheduled to meet at least four times a year and at other times if required. Executive directors are invited to attend for appropriate items, but are excluded when their own performance and remuneration are being discussed. During the year, nine meetings of the Carnival plc Compensation Committee were held, which were attended by all members of the Compensation Committees.

The Compensation Committees are responsible for the evaluation and approval of the director and officer compensation plans, policies and programs of Carnival Corporation & plc. They annually review and approve corporate goals and objectives relevant to the CEO’s compensation and determine and approve the CEO’s compensation. They also annually determine and approve the compensation of all other executive directors and other senior officers and make recommendations to the boards with respect to the compensation of the non-executive directors. The Compensation Committees are empowered to retain compensation consultants of their choice to be used to assist in the evaluation of compensation issues.

HESS COMMITTEES

Until April 11, 2012, the HESS Committees of the boards were comprised of three independent non-executive directors: Sir John Parker (chairman), Sir Jonathon Band and Arnold W. Donald. On April 11, 2012, Debra Kelly-Ennis joined the HESS Committees. As a result, since April 11, 2012, the HESS Committees have been comprised of four independent non-executive directors.

The HESS Committees are scheduled to meet at least four times per year as required by the HESS Committees’ charter, and meet at other times if required. During the year, 14 meetings of the Carnival plc HESS Committee were held, which were attended by all members of the HESS Committees, except for Ms. Kelly-Ennis who attended all of the seven meetings held following her appointment to the HESS Committees in April 2012. The chief executive officers of our cruise brands also attend meetings of the HESS Committees.

The principal function of the HESS Committees is to assist the boards in fulfilling their responsibility to supervise and monitor Carnival Corporation & plc’s health, environmental, safety and security policies, programs, initiatives at sea and ashore, and compliance with legal and regulatory requirements relating to health, environmental, safety and security. The HESS Committees receive quarterly reporting from the Carnival Corporation & plc Corporate Maritime Policy Department regarding the status of Carnival Corporation & plc’s Environmental Compliance Plan and from the Corporate Risk Advisory and Assurance Services Department regarding the vessel auditing program, as well as any instances of non-compliance and planned remedial action.

NOMINATING & GOVERNANCE COMMITTEES

Until April 11, 2012, the Nominating & Governance Committees of the boards were comprised of three independent non-executive directors: Uzi Zucker (chairman), Sir John Parker and Stuart Subotnick. On April 11, 2012, Mr. Zucker retired from the boards of directors and the Nominating & Governance Committees, Arnold W.

Donald and Richard J. Glasier joined the Nominating & Governance Committees, and Mr. Subotnick became chairman. As a result, since April 11, 2012, the Nominating & Governance Committees have been comprised of four independent non-executive directors.

The Nominating & Governance Committees meet periodically as required. During the year, four meetings of the Carnival plc Nominating & Governance Committee were held, which were attended by all incumbent members.

The principal function of the Nominating & Governance Committees is to assess and recommend to the boards candidates for appointment as directors of Carnival Corporation & plc and members of the Committees. They are also responsible for establishing procedures to exercise oversight of the evaluation of the boards and management and the maintenance of orientation programs for new directors, continuing education for all directors and for annually reviewing and reassessing the adequacy of the Guidelines and recommending any proposed changes to the boards for approval.

Information and professional development

The Company Secretary is required to ensure that members of the boards are given appropriate information in advance of each meeting and directors are required to devote adequate preparation time reviewing this information in advance of each meeting. The Company Secretary is also responsible for advising the boards through the Chairman on all corporate governance matters.

All directors have access to the advice and services of the Company Secretary and are permitted to obtain independent professional advice, at Carnival Corporation & plc’s expense, as he or she may deem necessary to discharge his or her responsibilities as a director. A director is required to inform the Senior Independent Director of his or her intention to do so.

Directors are offered the opportunity to attend training programs of their choice. The subject matter and content of such programs are reviewed periodically during the year.

Board performance evaluations

During fiscal 2012, the Nominating & Governance Committees conducted performance evaluations of the boards, the boards’ Committees and the members of our boards of directors. The performance review of Micky Arison, in his role as Chairman, was conducted separately by the non-executive directors, led by the Senior Independent Director, Stuart Subotnick, taking into account the views of the executive directors.

As part of the boards’ evaluation exercise, each director was required to complete a questionnaire about the performance of the boards and their Committees. All questionnaires were reviewed and assessed by the Nominating & Governance Committees.

In addition, the Nominating & Governance Committees reviewed the individual performance of each director focusing on his or her contribution to Carnival Corporation & plc, and specifically focusing on areas of potential improvement. In making their assessment, the Nominating & Governance Committees reviewed considerations of age, diversity, experience and skills in the context of the needs of the boards, and with the aim of achieving an appropriate balance on the boards.

The Nominating & Governance Committees also discussed and reviewed with non-executive directors any significant time commitments they have to other companies or organizations. In addition, the number of directorships held by non-executive directors was taken into account, in line with Carnival Corporation & plc’s policy on limiting multiple appointments.

The Nominating & Governance Committees reported the results of the reviews to the boards, concluding that each director was an effective member of the boards and has sufficient time to carry out properly their respective commitments to the boards, their Committees and all other such duties as were required of them. It is the view of the Nominating & Governance Committees that the boards continued to operate effectively during fiscal 2012.

During fiscal 2012, the Nominating & Governance Committees also reviewed their own performance against their respective charters by completing questionnaires that were provided to the Chairman of the Nominating & Governance Committees. The results of such reviews were discussed among the members and reported to the boards. The boards concluded that the Nominating & Governance Committees continued to function effectively and continued to meet the requirements of their respective charters.

The Corporate Governance Code requires that an externally facilitated evaluation on the board’s effectiveness be undertaken at least once every third year. We have considered in detail whether to satisfy this requirement during the year, but could not conclusively determine that it would provide any incremental added value to the traditional evaluation process and how this would deliver significant benefit. We continue to believe that our internal evaluation process is both robust and thorough and, therefore, we have decided not to have an externally facilitated evaluation for this year.

Directors’ remuneration

The Carnival plc Directors’ Remuneration Report is presented in two parts, with Part I forming part of the proxy statement to which this report is annexed and Part II being attached as Annex B to that proxy statement. A resolution to approve the Directors’ Remuneration Report will be proposed at the forthcoming annual general meeting.

Relations with shareholders

The formal channels of communication by which the boards communicate to shareholders the overall performance of Carnival Corporation & plc are the Annual Reports, Carnival plc half yearly financial report, joint Annual Report on Form 10-K, joint Quarterly Reports on Form 10-Q and joint Current Reports on Form 8-K, the proxy statement and press releases.

Senior management of Carnival Corporation & plc meet periodically with representatives of institutional shareholders to discuss their views and to ensure that the strategies and objectives of Carnival Corporation & plc are well understood. Issues discussed with institutional shareholders include performance, business strategies and any corporate governance concerns.

Presentations are made to representatives of the investment community periodically in the U.S., the UK and elsewhere. Results of each fiscal quarter are reviewed with the investment community and others following each quarter on conference calls that are broadcast live over the Internet.

The boards receive periodic briefings from management regarding feedback and information obtained from Carnival Corporation & plc’s shareholders and brokers. During fiscal 2012, Carnival Corporation & plc’s management and its corporate brokers made presentations to the boards regarding shareholder issues. The boards’ members were also provided with copies of reports prepared by key market analysts.

Shareholders will have the opportunity at the forthcoming annual general meeting, notice of which is contained in the proxy statement to which this report is annexed, to put questions to the boards, including the Chairmen of the Committees of the boards.

The boards have implemented procedures to facilitate communications between shareholders or interested parties and the boards. Shareholders or interested parties who wish to communicate with the boards or the Senior Independent Director should address their communications to the attention of the Company Secretary of Carnival Corporation & plc at 3655 N.W. 87th Avenue, Miami, Florida 33178-2428 U.S.A. The Company Secretary maintains a log of all such communications and promptly forwards to the Senior Independent Director, Stuart

Subotnick, those which the Company Secretary believes, require immediate attention, and also periodically provides the Senior Independent Director with a summary of all such communications and any responsive action taken. The Senior Independent Director notifies the boards or the Chairman of the relevant Committees of the boards of those matters that he believes are appropriate for further action or discussion.

Annual meetings of shareholders

As we have shareholders in both the UK and the U.S., we rotate the location of the annual meetings between the UK and the U.S. each year in order to accommodate shareholders on both sides of the Atlantic. Last year we held our annual meetings in the United States, and this year we will be holding them in the United Kingdom.

This year the annual meetings will be held at the Royal Academy of Engineering, Prince Philip House, 3 Carlton House Terrace, London SW1Y 5DG, United Kingdom on Wednesday, April 17, 2013. The meetings will commence at 3:00 p.m. (BST), and although technically two separate meetings (the Carnival plc meeting will begin first), shareholders of Carnival Corporation may attend the Carnival plc meeting and vice-versa.

We are also offering an audio webcast of the annual meetings. If you choose to listen to the webcast, go to our website, www.carnivalcorp.com or www.carnivalplc.com, shortly before the start of the meetings and follow the instructions provided.

Directors’ responsibility for financial statements

The statement of directors’ responsibilities in relation to the Carnival plc financial statements follows the Carnival plc Directors’ Report in Annex A of the proxy statement.

Independence of auditor

The Audit Committees are responsible for engaging a firm of auditors of appropriate independence and experience and for the approval of all such firms’ audit and non-audit fees and terms. The policy of the Audit Committees is to undertake a formal assessment of the auditor’s independence each year, which includes:

•	a review of non-audit services provided and related fees;

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discussion with the auditors of a written report detailing all relationships with Carnival Corporation & plc and any other party that could affect the independence or the objectivity of the auditors; and

•	evaluation with the boards of the performance of the independent auditor.

PricewaterhouseCoopers LLP has been Carnival Corporation’s independent auditor since 1986, and Carnival plc’s independent auditor since 2003 upon the establishment of the DLC arrangement. The last competitive audit firm tender was in 2003, when PricewaterhouseCoopers LLP was appointed by the Audit Committees as the independent auditor of Carnival Corporation & plc. There are no contractual obligations that restrict the Audit Committees’ capacity to recommend a particular firm for appointment as auditor.

The Audit Committees have implemented procedures relating to the provision of services by Carnival Corporation & plc’s independent auditor and other matters. These include:

•	requiring the pre-approval by the Audit Committees of all audit and permissible non-audit services;

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maintenance of a schedule of certain non-audit services, including consultancy, investment banking and legal services, which Carnival Corporation & plc is specifically prohibited from obtaining from its audit firm; and

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procedures which control, and in certain circumstances prohibit, the recruitment of professionals currently or formerly employed by the external audit firm, whether or not involved in the audit of Carnival Corporation & plc.

An analysis of the fees payable to the external audit firm in respect of both audit and non-audit services during fiscal 2012, and the policy on Audit Committee pre-approval and permissible non-audit work of the independent auditors, are set out in the proxy statement under the heading “Independent Registered Certified Public Accounting Firm.”

Going concern

Carnival Corporation & plc’s business activities, together with the factors likely to affect its future development, performance and position are set out in the “Business review and future developments” included within the Carnival plc Directors’ Report. Within the Carnival Corporation & plc DLC arrangement, understanding the financial position of the Carnival plc group, its cash flows, liquidity position and borrowing facilities can only be achieved by understanding the financial position of the DLC. Details of the DLC’s financial position, cash flows, liquidity position and borrowing facilities are set out in the Carnival Corporation & plc 2012 Annual Report, and specifically, in the consolidated balance sheets, consolidated statements of cash flows, note 5 to the consolidated financial statements and within Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”).

The review of future commitments and funding sources within the MD&A indicates that Carnival Corporation & plc is well positioned to meet its commitments and obligations for at least 12 months from the date of this report. In light of these circumstances, the directors have a reasonable expectation that Carnival Corporation & plc has adequate resources to continue in operational existence for the foreseeable future. Accordingly, they continue to adopt the going concern basis in preparing the Carnival plc consolidated IFRS financial statements.

Internal control and risk management

Internal control and risk management within Carnival Corporation & plc’s business units is an ongoing process embedded in each of the operations. It is designed to identify, evaluate and manage the significant risks faced by the units. A system of internal controls designed to be capable of responding quickly to evolving risks in the business has been established, comprising procedures for the prompt reporting of significant and material internal control deficiencies together with the appropriate remedial actions.

Carnival Corporation & plc has adopted the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) guidance for implementing its internal control framework as part of the Sarbanes-Oxley Act Section 404 compliance plan. COSO is considered to be the model internal control framework and references the same internal control objectives and components as are used by the 2005 Turnbull Guidance, which assists UK boards in assessing the effectiveness of a company’s risk and control processes under the Corporate Governance Code.

The corporate executive management team receives periodic information regarding internal control issues arising at the business units. The primary focus of this aspect of the system is the Corporate Risk Advisory and Assurance Services Department that is responsible for monitoring the process, ensuring that issues common to more than one business unit are identified and that all relevant matters are brought to the attention of the boards as a whole. In carrying out these functions, the Corporate Risk Advisory and Assurance Services Department is supported by the Global Accounting and Reporting Services and Corporate Legal Departments, as well as the CEO, Chief Operating Officer and the Chief Financial Officer (the “Certifying Officers”). The Certifying Officers are required by rules of the SEC to file written certifications on a quarterly basis certifying, among other items, that they have disclosed to the auditors and the Audit Committees all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Carnival Corporation & plc’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves management or other employees who have a significant role in Carnival Corporation & plc’s internal control over financial reporting.

Under the UK rules, the directors of Carnival Corporation & plc are responsible for the Carnival Corporation & plc system of internal controls and for reviewing its effectiveness but recognize that any such system can provide only reasonable, and not absolute, assurance against material misstatement or loss. The Audit Committees review the adequacy of internal controls within Carnival Corporation & plc on an annual basis in accordance with the framework of internal control as set forth by COSO and mirrored within the 2005 Turnbull Guidance and in accordance with the charter of the Audit Committees.

The system of internal control was in place throughout fiscal 2012 and has continued in place up to the date of approval of this report. The system is designed to manage rather than eliminate the risk of failure to achieve business objectives. The boards confirm that they have performed their annual review of its effectiveness and that it is in compliance with the 2005 Turnbull Guidance. The boards’ review of the system of internal controls has not identified any significant failings or weaknesses, and therefore, no remedial actions are required.

Statement of compliance with the Corporate Governance Code published by the UK Financial Reporting Council in June 2010

Carnival Corporation & plc has complied with the provisions set out in the Corporate Governance Code throughout the year ended November 30, 2012, with the following exceptions:

•	the joint role of the Chairman and CEO and independence of certain non-executive directors as explained above;

•	there was no externally facilitated evaluation of the boards’ effectiveness as explained above;

•	there are no performance conditions attaching to the vesting of the majority of the outstanding equity-based awards;

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until 2006, certain non-executive directors received share options and certain of those options remain outstanding, however, since 2007 all equity-based awards were made in the form of restricted shares or restricted share unit awards; and

•	annual bonuses of U.S. executive directors form part of their pensionable salary.

The above matters of non-compliance are explained in the Carnival plc Directors’ Remuneration Report attached as Annex B to the proxy statement, with the exception of the joint role of the Chairman and CEO and independence of non-executive directors and the externally facilitated evaluation, which are explained above in this Corporate Governance Report.

By order of the board

Arnaldo Perez

Company Secretary

February 21, 2013

CARNIVAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 17, 2013

The undersigned shareholders of Carnival Corporation hereby revoke all prior proxies and appoint Micky Arison and Arnaldo Perez, and each of them, proxies and attorneys in fact, each with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of common stock of Carnival Corporation which the undersigned is entitled to vote at the annual meeting of shareholders to be held on April 17, 2013 or any postponement or adjournment of the annual meeting.

Please mark your vote as indicated in this example:  ☒

The boards of directors unanimously recommend that you cast your vote “FOR” Proposals 1-19.

1.	To re-elect Micky Arison as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	To re-elect Sir Jonathon Band as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To re-elect Arnold W. Donald as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	To re-elect Pier Luigi Foschi as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.	To re-elect Howard S. Frank as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

6.	To re-elect Richard J. Glasier as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

7.	To re-elect Debra Kelly-Ennis as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

8.	To re-elect Sir John Parker as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

9.	To re-elect Stuart Subotnick as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

10.	To re-elect Laura Weil as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

11.	To re-elect Randall J. Weisenburger as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

12.	To re-appoint the UK firm of PricewaterhouseCoopers LLP as independent auditors for Carnival plc and to ratify the selection of the U.S. firm of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for Carnival Corporation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

13.	To authorize the Audit Committee of Carnival plc to agree the remuneration of the independent auditors of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

14.	To receive the UK accounts and reports of the directors and auditors of Carnival plc for the year ended November 30, 2012 (in accordance with legal requirements applicable to UK companies).

FOR	AGAINST	ABSTAIN
☐	☐	☐

15.	To approve the fiscal 2012 compensation of the named executive officers of Carnival Corporation & plc (in accordance with legal requirements applicable to U.S. companies).

FOR	AGAINST	ABSTAIN
☐	☐	☐

16.	To approve the Carnival plc Directors’ Remuneration Report for the year ended November 30, 2012 (in accordance with legal requirements applicable to UK companies).

FOR	AGAINST	ABSTAIN
☐	☐	☐

17.	To approve the giving of authority for the allotment of new shares by Carnival plc (in accordance with customary practice for UK companies).

FOR	AGAINST	ABSTAIN
☐	☐	☐

18.	To approve the disapplication of pre-emption rights in relation to the allotment of new shares by Carnival plc (in accordance with customary practice for UK companies).

FOR	AGAINST	ABSTAIN
☐	☐	☐

19.	To approve a general authority for Carnival plc to buy back Carnival plc ordinary shares in the open market (in accordance with legal requirements applicable to UK companies desiring to implement share buy back programs).

FOR	AGAINST	ABSTAIN
☐	☐	☐

20.	In their discretion, the proxies are authorized to vote upon such other business as may come before the annual meeting, or any adjournment(s) thereof.

	Yes	No
Please indicate if you plan to attend the annual meeting.	☐	☐

PERSONS WHO DO NOT INDICATE ATTENDANCE AT THE ANNUAL MEETING ON THIS PROXY CARD WILL BE REQUIRED TO PRESENT PROOF OF STOCK OWNERSHIP TO ATTEND.

The shares represented by this Proxy will be voted as specified herein. If not otherwise specified, such shares will be voted by the proxies FOR Proposals 1-19.

Signature	Signature
(Please sign exactly as name appears above.)

Dated: ___________________, 2013

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SHAREVOTE .CO.UK

Name of Shareholder (s)

VOTING ID TASK ID SHAREHOLDER REFERENCE NUMBER

I/We, hereby appoint the Chairman of the meeting, or

As my/our proxy to attend and vote on my/our behalf at the Annual General Meeting of Carnival plc (the Company) to be held on Wednesday, April 17, 2013 and at any adjournment of the meeting. I would like my proxy to vote on the resolutions proposed at the meeting as indicated on this proxy card.

Please indicate your vote by marking the appropriate boxes in black ink like this: X

Proposal

1. To re-elect Micky Arison as a director of Carnival Corporation and Carnival plc

2. To re-elect Sir Jonathon Band as a director of Carnival Corporation and Carnival plc

3. To re-elect Arnold W. Donald as a director of Carnival Corporation and Carnival plc

4. To re-elect Pier Luigi Foschi as a director of Carnival Corporation and Carnival plc

5. To re-elect Howard S. Frank as a director of Carnival Corporation and Carnival plc

6. To re-elect Richard J. Glasier as a director of Carnival Corporation and Carnival plc

7. To re-elect Debra Kelly-Ennis as a director of Carnival Corporation and Carnival plc

8. To re-elect Sir John Parker as a director of Carnival Corporation and Carnival plc

9. To re-elect Stuart Subotnick as a director of Carnival Corporation and Carnival

10. To re-elect Laura Weil as a director of Carnival Corporation and Carnival plc.

For Against Abstain

Proposal

11. To re-elect Randall J. Weisenburger as a director of Carnival Corporation and Carnival plc

12. To re-appoint Carnival plc’s independent auditors and to ratify Carnival Corporation’s independent registered certified public accounting firm

13. To authorize the Audit Committee of Carnival plc to agree the remuneration of the independent auditors

14. To receive the UK annual accounts and reports of the directors and auditors of Carnival plc

15. To approve the compensation of the named executive officers

16. To approve the Carnival plc Directors’ Remuneration Report

17. To approve the giving of authority for the allotment of new shares by Carnival plc

18. Special resolution to approve disapplication of pre-emption rights in relation to the allotment of new shares by Carnival plc

19. Special resolution to authorize market purchases of ordinary shares of US$1.66 each in the capital of Carnival plc

For Against Abstain

*Please tick here if this proxy appointment is one of multiple appointments being made.

Date Signature

*For the appointment of more than one proxy, please refer to Note 2.

This card should not used by any comments, change of address, or other inquiries. Please send a separate instruction.

Admission Card

Annual General Meeting –

Wednesday, April 17, 2013

at 3:00 p.m. (BST)

Royal Academy of Engineering

Prince Philip House

3 Carlton House Terrace

London SW1Y 5DG

United Kingdom

Carnival

plc Logo

Name of Shareholder.

Address of Shareholder.

Address of Shareholder.

Address of Shareholder.

If you come to the meeting please bring this card with you. It is evidence of your right to attend and vote at the meeting and will help you gain admission as quickly as possible. Please also see overleaf.

Notes:

1 A shareholder entitled to attend and vote at the meeting may appoint one or more proxies to attend, speak and vote instead of him. All of the proposed resolutions will be voted on a poll. A proxy need not be a shareholder of the Company.

2. A shareholder who appoints more than one proxy must appoint each proxy to exercise the votes attaching to specified shares held by that shareholder. To appoint more than one proxy, (an) additional proxy card(s) may be obtained by contacting the Company’s registrars on 0871 384 2665* from within the United Kingdom (or +44 (0)121 415 7107 from elsewhere) or you may photocopy this proxy card. Please indicate in the box next to the proxy holder’s name the number of shares in relation to which they are authorised to act as your proxy. Please also indicate by ticking the box provided if the proxy instruction is one of multiple instructions being given. All proxy cards must be signed and should be returned together in the same envelope. When two or more valid proxy appointments are delivered or received in respect of the same share for use at the same meeting, the one which was executed last shall be treated as replacing and revoking the others in their entirety as regards that share. If the Company is unable to determine which was executed last, none of them shall be valid in respect of that share.

3. To be valid, your signed and dated proxy card must be completed, signed and deposited together with any power of attorney or authority under which it is signed or a certified copy of such power of attorney or authority (whether delivered personally or by post), at the offices of the Company’s registrars, Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex BN99 6GL as soon as possible and no later than 3:00 p.m. (BST) on April 15, 2013. In the case of a corporation, the proxy card should be executed under its common seal and/or the hand of a duly authorised officer or person.

4. The “Vote Abstained” box is provided to enable you to abstain on any particular resolution. However, it should be noted that a “vote abstained” is not a vote in law and will not be counted in the calculation of the proportion of votes “for” and “against” a resolution but will be counted to establish if a quorum is present.

5. If you would like to submit your proxy vote via the Internet, you can do so by accessing the www.sharevote.co.uk website. To do this you will need to use the Voting ID, Task ID and Shareholder Reference Number, which are given opposite. Alternatively CREST members can submit their proxy through the CREST Electronic Proxy Appointment Service (ID RA19).

6. Only those shareholders registered on the register of members of the Company at 6:00 p.m. (BST) on April 15, 2013 shall be entitled to attend or vote at the meeting in respect of the number of shares registered in their name at that time. Changes to the entries on the register of members after 6.00 p.m. (BST) on April 15, 2013 shall be disregarded in determining the rights of any person to attend or vote at the meeting.

7. In the case of joint registered holders, the signature of one holder on a proxy card will be accepted and the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which the names stand on the register of members of the Company in respect of the relevant joint holding.

8. To appoint one or more proxies or to give an instruction to a proxy (whether previously appointed or otherwise) via the CREST system, CREST messages must be received by the issuer’s agent (ID RA19) by 3:00 p.m. (BST) on April 15, 2013. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp generated by the CREST System) from which the issuer’s agent is able to retrieve the message. The Company may treat as invalid a proxy appointment sent by CREST in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

9. Return of this proxy card will not prevent a registered shareholder from attending the meeting and voting in person.

10. In respect of any resolution for which you have not given specific instructions on how your proxy should vote, your proxy will have discretion to vote on that resolution, in respect of your total holding, as they see fit. Your proxy will also have discretion to vote as they see fit on any other business which may properly come before the meeting, including amendments to resolutions, and at any adjournment of the meeting.

*Calls to this number cost 8p per minute plus network extras. Lines are open 8.30 a.m. to 5.30 p.m., Monday to Friday.

RESPONSE LICENCE No. 1

BARCODE

Equiniti

Aspect House

Spencer Road

Lancing

West Sussex BN99 6DA

Poll Card

Please bring this card with you to the meeting. Do NOT post this card to the Registrar.

RESOLUTIONS

For

Against

Abstain

1. To re-elect Micky Arison as a director of Carnival Corporation and Carnival plc

2. To re-elect Sir Jonathon Band as a director of Carnival Corporation and Carnival plc

3. To re-elect Arnold W. Donald as a director of Carnival Corporation and Carnival plc

4. To re-elect Pier Luigi Foschi as a director of Carnival Corporation and Carnival plc

5. To re-elect Howard S. Frank as a director of Carnival Corporation and Carnival plc

6. To re-elect Richard J. Glasier as a director of Carnival Corporation and Carnival plc

7. To re-elect Debra Kelly-Ennis as a director of Carnival Corporation and Carnival plc

8. To re-elect Sir John Parker as a director of Carnival Corporation and Carnival plc

9. To re-elect Stuart Subotnick as a director of Carnival Corporation and Carnival plc

10. To re-elect Laura Weil as a director of Carnival Corporation and Carnival plc

11. To re-elect Randall J. Weisenburger as a director of Carnival Corporation and Carnival plc

12. To re-appoint Carnival plc’s independent auditors and to ratify Carnival Corporation’s independent registered certified public accounting firm

13. To authorize Carnival plc’s audit committee to agree the remuneration of the independent auditors

14. To receive the UK annual accounts and reports of the directors and auditors of Carnival plc for the year ended November 30, 2012 (in accordance with legal requirements applicable to UK companies)

15. To approve the fiscal 2012 compensation of the named executive officers of Carnival Corporation & plc (in accordance with legal requirements applicable to U.S. companies)

16. To approve the Carnival plc Directors’ Remuneration Report for the year ended November 30, 2012 (in accordance with legal requirements applicable to UK companies)

17. To approve the giving of authority for the allotment of new shares by Carnival plc (in accordance with customary practice for UK companies)

18. Special resolution to approve disapplication of pre-emption rights in relation to the allotment of new shares by Carnival plc (in accordance with customary practice for UK companies)

19. Special resolution to authorize market purchases of ordinary shares of US$1.66 each in the capital of Carnival plc (in accordance with legal requirements applicable to UK companies desiring to implement share buy back programs)

Name:

Signature: